UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
CALERES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Diane M. Sullivan

CEO, President

and Chairman of the Board

April 14, 2017

To Caleres Shareholders:

You are cordially invited to attend the 2017 Annual Meeting of Shareholders of Caleres to be held at our headquarters at 8300 Maryland Avenue, St. Louis, Missouri 63105 on May 25, 2017, at 10:30 a.m., Central Time. Although 2016 proved to be a challenging year as we continued to see rapid change in the retail landscape and shopping behaviors of our consumers, we successfully navigated through these challenges and are proud of the strong results we achieved on behalf of our shareholders. We continue to build on the momentum created by our evolving position in the marketplace, and added to our already strong portfolio of brands through our acquisition of the iconic Allen Edmonds brand. We are looking forward to the future and believe we are well-positioned to take advantage of opportunities to grow our businesses and expand our portfolio.

We are using the Internet to provide our 2017 proxy materials to shareholders. We believe electronic delivery will expedite the receipt of materials and reduce the environmental impact of our annual meeting by minimizing the printing and mailing of full sets of materials. On April 14, 2017, we are commencing mailing to our shareholders a notice containing instructions on how to access our Proxy Statement and 2016 Annual Report online. If you receive a notice by mail, you will not receive a printed copy of the materials unless you specifically request one. The notice contains instructions on how to receive a paper copy of the materials.

In the following pages, we provide a formal notice of the meeting and the Proxy Statement. Our 2016 Annual Report to Shareholders, which provides detailed information relating to our activities and operating performance, is available on the Internet at http://investor.caleres.com/financial/annual-reports. If you have requested paper copies of these materials, a proxy card will also be enclosed.

On behalf of your board of directors and management, we look forward to seeing you at the meeting.

Sincerely yours,

Diane M. Sullivan

CEO, President

and Chairman of the Board

Caleres, Inc.

8300 Maryland Avenue, St. Louis, Missouri 63105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:	Thursday, May 25, 2017
TIME:	10:30 a.m., Central Time
PLACE:	Caleres, Inc.
8300 Maryland Avenue
St. Louis, Missouri 63105

Matters to be voted on:

1.	Election of five director nominees named in this proxy statement,

2.	Ratification of independent registered public accountants,

3.	Approval of the Incentive and Stock Compensation Plan of 2017,

4.	Approval of the Company’s executive compensation,

5.	Approval of the frequency of future votes on executive compensation, and

6.	Any other matters, if properly raised.

YOUR VOTE IS VERY IMPORTANT.    Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. Any proxy may be revoked at any time prior to its exercise at the meeting.

Registered holders may vote:

1.	By Internet: go to http://www.proxyvote.com,

2.	By toll-free telephone: call 1-800-690-6903,

3.	By mailing a proxy card if you have requested one: mark, sign, date and return in the postage-paid envelope provided, or

4.	In person at the Annual Meeting of Shareholders.

Beneficial holders.    If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from your holder of record to vote your shares. It is important that you provide voting instructions because brokers and other nominees do not have the authority to vote your shares for the election of directors without instructions from you.

It is our policy that all proxies, ballots and vote tabulations that identify the vote of any shareholder will be kept strictly confidential until after a final vote is tabulated and announced, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a shareholder’s written comments appear on a proxy or other voting material.

Thomas C. Burke

Vice President, General Counsel and

Secretary

April 14, 2017

PROXY STATEMENT — 2017 ANNUAL MEETING OF SHAREHOLDERS

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PROXY STATEMENT

FOR THE CALERES, INC.

2017 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING

Why have these proxy materials been made available?

Your board of directors is soliciting proxies to be voted at the 2017 Annual Meeting of Shareholders. This proxy statement includes information about the issues to be voted upon at the meeting.

The record date for shareholders entitled to vote at the meeting is March 31, 2017. There were 43,037,796 shares of our common stock issued and outstanding on March 31, 2017.

On April 14, 2017, we are commencing mailing to our shareholders of record a notice containing instructions on how to access this proxy statement and our Annual Report online, and we are commencing mailing these proxy materials to shareholders who requested paper copies.

Where and when is the annual meeting?

The Annual Meeting of Shareholders will take place on May 25, 2017 at our principal executive offices located at 8300 Maryland Avenue, St. Louis, Missouri 63105. The meeting will begin at 10:30 a.m., Central Time.

What am I voting on?

We are aware of five (5) proposals to be voted on by shareholders at the annual meeting:

•	The election of five (5) directors named in this proxy statement

•	Ratification of the Company’s independent registered public accountants

•	Approval of the Company’s Incentive and Stock Compensation Plan of 2017

•	Approval of the Company’s executive compensation

•	Approval of the frequency of future votes on executive compensation

Why haven’t I received a printed copy of the proxy or Annual Report?

The Securities and Exchange Commission’s (“SEC”) rules allow us to furnish proxy materials to you via the Internet. We believe electronic delivery will expedite the receipt of materials and reduce the environmental impact of our annual meeting by minimizing the printing and mailing of full sets of materials. On April 14, 2017, we are commencing mailing to our shareholders a notice containing instructions on how to access our proxy statement and 2016 Annual Report online. If you hold your shares through a broker or bank, the notice will be sent to you by your broker or bank. If you receive a notice by mail, you will not receive a printed copy of the materials unless you specifically request one. The notice contains instructions on how to receive a paper copy of the materials.

Is the proxy statement available on the Internet?

Yes. You can view both the proxy statement and Annual Report on the Internet by accessing our website at http://investor.caleres.com/financial/ proxy-statements and http://investor.caleres.com/financial/ annual-reports, respectively. Information on our website does not constitute part of the proxy statement.

How can I get paper copies of the proxy materials?

The notice you received describes how to receive paper copies of the proxy materials.

How can I vote my shares?

Most shareholders have a choice of voting in one of four ways:

•	by Internet,

•	by telephone,

•	by mail, or

•	in person at the meeting.

Please read the instructions on the notice, proxy card or the information sent by your broker or bank.

What is the difference between holding shares as a “shareholder of record” or “registered holder” versus being a “beneficial owner”?

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the “shareholder of record” or a “registered holder” with respect to those shares. The notice has been sent to you directly by the Company.

If your shares are held in “street name,” such as through a broker or bank, you are considered the “beneficial owner” of the shares held in street name. As a beneficial owner, you have the right to direct your broker or bank on how to vote your shares by following the instructions provided by your broker or bank. The notice concerning our annual meeting and the availability of our proxy statement and 2016 Annual Report have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record.

If I am a registered holder, how do I vote by proxy?

Our telephone and Internet voting procedures are designed to authenticate shareholders by using individual control numbers that can be found on the notice. Voting by telephone or Internet will help us reduce costs. If you vote promptly, you can save us the expense of a second mailing.

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Voting your proxy by Internet. The website for Internet voting is http://www.proxyvote.com. Internet voting is available 24 hours a day, 7 days a week until 11:59 P.M., Eastern Time, on the day before the meeting.

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Voting your proxy by telephone. In the U.S. and Canada, you can vote your shares by telephone by calling the toll-free telephone number: 1-800-690-6903. Telephone voting is available 24 hours a day, 7 days a week until 11:59 P.M., Eastern Time, on the day before the meeting. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

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Voting your proxy by mail. If you have requested printed proxy materials and received a proxy card, you can vote by mail. Simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Even if you have a proxy card, you can still vote by Internet or telephone.

If you vote by proxy using any of these three methods, your shares will be voted in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director and for or against any other proposals properly brought before the annual meeting. If you vote by telephone or Internet and choose to vote with the recommendation of your board, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted “FOR” the election of all nominees for director, “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accountants, “FOR” approval of the Company’s Incentive and Stock Compensation Plan of 2017, “FOR” approval, by non-binding advisory vote, of the Company’s executive compensation, and “FOR” approval of future advisory votes on executive compensation to be held annually. If any other matter is properly brought before the meeting, your proxies will vote in accordance with their best judgment. At the time this proxy statement was filed with the SEC, we knew of no matter that is required to be acted on at the annual meeting other than those matters discussed in this proxy statement.

If you wish to give a proxy to someone other than the persons named on the enclosed proxy card, you may strike out the names appearing on the card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.

If I hold my shares through a broker or bank, how do I vote?

If your shares are held in “street name” by a broker or bank as your nominee, your nominee will send you separate instructions describing the procedures for voting your shares. You should follow the instructions provided by your nominee.

Under Rule 452 of the New York Stock Exchange (“NYSE”) listing standards, which relates to the discretionary voting of proxies by brokers, brokers are not permitted to vote shares with respect to the election of directors and other non-routine matters without instructions from the beneficial owner. However, brokers will still be able to vote shares held in broker accounts with respect to the approval of the independent registered public accountants even if they do not receive instructions from the beneficial owner. Therefore, beneficial holders of shares held in broker accounts are advised that if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors and other non-routine matters.

How do I vote if I am a participant in the Company’s 401(k) Plan?

If you are a participant in the Caleres, Inc. 401(k) Savings Plan, you may have certain voting rights with respect to shares of our common stock credited to your account in the plan. The common stock in the plan is held in the plan’s trust.

The plan provides you with voting rights based on the number of shares of common stock that were constructively invested in your plan account as of the close of business on the record date. We originally contributed these shares to the plan on your behalf as matching contributions. You may vote these shares in much the same way as registered stockholders vote their shares, but you have an earlier deadline. Your vote must be received by 11:59 p.m. Eastern Time on May 19, 2017. You may vote these shares by following the instructions provided on the Notice of Internet Availability of Proxy Materials and on the voter website www.proxyvote.com. If you requested a paper copy of the proxy materials, you also may vote by mail by signing, dating and returning the proxy/ voting instruction card included with those materials.

The plan trustee will submit one proxy to vote all shares of common stock in the plan. The trustee will vote the shares of common stock credited to participants submitting voting instructions in accordance with their instructions and will vote the shares of common stock in the plan for which no voting instructions were received in the same proportion as the final votes of all participants who actually voted. Please note that if you do not submit voting instructions for the shares of common stock in your account by the voting deadline, those shares will be included with the other undirected shares and voted by the trustee as described above. Because the trustee submits one proxy to vote all shares of common stock in the plan, you may not vote shares in person at the Annual Meeting.

How many votes do I have?

You have one vote for each share of our stock that you owned at the close of business on March 31, 2017, the record date. These shares include:

•	Shares held directly in your name as the “shareholder of record,” and

•	Shares held for you by your broker or bank.

If you are a shareholder of record, you will receive only one notice for all the shares you held as of the record date, March 31, 2017, and the name and address section on the notice will indicate the number of shares you hold. This includes shares in certificate form as well as shares in book-entry form.

May I revoke my proxy?

If you give a proxy, you may revoke it in any one of three ways:

•	Submit a valid, later-dated proxy,

•	Notify our Corporate Secretary in writing before the annual meeting that you have revoked your proxy, or

•	Vote in person at the annual meeting.

The method by which you vote will in no way limit your right to vote at the meeting if you decide to attend in person.

How do I vote in person?

If you are a shareholder of record, you may cast your vote in person at the annual meeting. If your shares are held in the name of a broker or bank, you must obtain a proxy, executed in your favor, from the broker or bank, to be able to vote at the meeting.

Is my vote confidential?

Yes. Voting tabulations are confidential, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a shareholder’s written comments appear on a proxy or other voting material.

What is a “quorum” for the meeting?

In order to have a valid shareholder vote, a quorum must exist at the annual meeting. Under the New York Business Corporation Law and our bylaws, a quorum will exist when shareholders holding a majority of the outstanding shares of our stock are present or represented at the meeting. For these purposes, shares that are present or represented by proxy at the annual meeting will be counted towards a quorum, regardless of whether the holder of the shares or proxy fails to vote on a particular matter or whether a broker with discretionary voting authority fails to exercise such authority with respect to any particular matter.

What vote is required to approve each proposal?

Proposal 1 — Election of five (5) director nominees named herein	The nominees who receive the most votes for the available positions will be elected with four (4) director positions available for a term expiring in 2020 and one (1) director position available for a term expiring in 2018. If you do not vote for a particular nominee or you indicate “withheld” for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

Proposal 2 — Ratification of Ernst & Young LLP as the Company’s independent registered public accountants	The affirmative vote of a majority of the shares voting either “for” or “against” Proxy Proposal 2 is required for the proposed ratification of Ernst & Young LLP as the Company’s independent registered public accountants.

Proposal 3 — Approval of the Incentive and Stock Compensation Plan of 2017	The affirmative vote of a majority of the shares voting either “for” or “against” Proxy Proposal 3 is required for the approval of the Incentive and Stock Compensation Plan of 2017.

Proposal 4 — Approval, by non-binding advisory vote, of the Company’s executive compensation	The affirmative vote of a majority of the shares voting either “for” or “against” Proxy Proposal 4 is required for the approval, by non-binding advisory vote, of the Company’s executive compensation.

Proposal 5 — Approval of the frequency of future votes on executive compensation	The frequency receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by shareholders.

Other Matters	The affirmative vote of a majority of the shares voting either “for” or “against” such matters at the annual meeting is required to act on any other matter properly brought before the meeting.

What is a broker non-vote and what effect does it have?

If a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on a particular proposal, the shares not voted are referred to as “broker non-votes.” Under the rules of the NYSE, brokers cannot vote for the election of directors or for other non-routine matters for which they do not have discretionary voting authority. As to these proposals, broker non-votes occur when the “beneficial owner” has not instructed the broker how to vote on these proposals. If you are a beneficial owner, your bank or broker is permitted to vote your shares on the ratification of the appointment of independent registered public accountants, even if you have not provided voting instructions, but cannot vote on other proposals absent voting instructions. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

What is the effect of a “withheld” or “abstain” vote?

Shares represented by proxies that are marked vote “withheld” with respect to the election of any person to serve on the board will not be considered in determining whether such a person has received the affirmative vote of a plurality of the shares. Shares represented by proxies that are marked “abstain” and broker non-votes with respect to Proposals 2, 3, 4 and 5, or any new proposal raised at the meeting, will not be considered in determining whether such proposal has received the affirmative vote of a majority of the shares voted, and such proxies will not have any effect on such vote.

What happens if a director does not receive a majority of the shares voted at the meeting?

If an incumbent director in an uncontested election does not receive a majority of votes cast for his or her election, the director is required to submit a letter of resignation to the board of directors for consideration by the Governance and Nominating Committee. The Governance and Nominating Committee will recommend to the board the action to be taken with respect to the tendered resignation. The board is required to determine whether to accept or reject the resignation, or to take other action, within 90 days of the date of the certification of election results.

What are the costs of soliciting these proxies?

We are paying the cost of preparing, printing, and mailing these proxy materials. We will reimburse banks, brokers, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions.

Proxies will be solicited by mail and also may be solicited by our officers and other employees personally, by telephone or by electronic means, but such persons will not be specifically compensated for such services. It is contemplated that brokers, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and we will reimburse them for their reasonable expenses incurred. We have retained Georgeson to serve as our proxy solicitor and the fees for such assistance will be approximately $9,000, plus expenses.

Where can I find the voting results of the meeting?

We intend to announce preliminary voting results at the meeting. We will publish the final results in a Current Report on Form 8-K, which we will file with the SEC on or before June 1, 2017. You can obtain a copy of the Form 8-K on our website at http://investor.caleres.com/financial/ sec-filings, by calling the SEC at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Information on our website does not constitute part of this proxy statement.

How can I reduce the number of notices delivered to my household?

SEC rules allow delivery of a single notice or a single Annual Report and proxy statement to households at which two or more shareholders reside. Accordingly, shareholders sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the notice and other materials unless the shareholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each shareholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information you receive as well as our expenses. If your family has multiple accounts, you may have received a householding notification from your broker earlier this year and, consequently, you may receive only one notice or other materials.

If you prefer to receive separate copies of the notice and other materials, either now or in the future, we will promptly deliver, upon your written or oral request, separate copies, as requested, to any shareholder at your address to which a single copy was delivered. Notice should be given to us by mail at 8300 Maryland Avenue, St. Louis, Missouri 63105, attention: Corporate Secretary, or by telephone at (314) 854-4000. If you are currently a shareholder sharing an address with another shareholder and wish to have only one notice or other shareholder materials delivered to the household in the future, please contact us at the same address or telephone number.

CORPORATE GOVERNANCE

Our Principles and Governance Guidelines

Since 1878, we have been guided by a value system that emphasizes integrity and trust at all levels of our organization. We have longstanding policies and practices to promote the management of our Company with integrity and in our shareholders’ best interests. The board has adopted and adheres to Corporate Governance Guidelines that the board and senior management believe represent sound practices. The Corporate Governance Guidelines are available on our website at http://investor.caleres.com/corporate-governance/guidelines. The board periodically reviews these guidelines, New York law (the state in which we are incorporated), the NYSE’s rules and listing standards, SEC rules and regulations, as well as best practices suggested by recognized governance authorities. The guidelines reflect the board’s policy that all directors are expected to attend the annual meeting. The charters for the board’s Executive, Audit, Compensation, and Governance and Nominating Committees are also available on our website at http://investor.caleres.com/corporate-governance/guidelines. Information on our website shall not be deemed to constitute part of this proxy statement.

Director Independence

Currently, of the eleven members of the board, ten meet the NYSE standards for independence. A director is considered to be an independent director only if the director does not have a material relationship with the Company, as determined by the board. The board has adopted standards for independence to assist it in making this determination. These standards are described in the Company’s Corporate Governance Guidelines. As of the date of this proxy statement, Diane M. Sullivan is a director and current Company employee, and is not an independent director. The board has determined that each of the other members of the board is independent, namely Mr. Capps, Ms. Freeman, Ms. Greeley, Dr. Gupta, Ms. Hendra, Mr. Klein, Mr. Korn, Ms. McGinnis, Mr. McGinnis and Ms. Millard. With our board comprised of ten independent directors out of eleven, we are in compliance with our goal, as set forth in the Corporate Governance Guidelines, of having two-thirds of the directors be independent under the NYSE standards. Only independent directors serve on our Audit, Compensation, and Governance and Nominating Committees.

The non-management members of the board meet regularly without any members of management present. Mr. Klein, as the lead director, presides at such executive sessions (and if he is absent, then another director who is a member of the Executive Committee presides in his place).

Code of Ethics

We have a Code of Business Conduct that is applicable to all directors, officers and employees of the Company. We have an additional Code of Ethics that is applicable to the principal executive officer, principal financial officer and principal accounting officer. Both the Code of Business Conduct and the Code of Ethics are available on the Company’s website at http://investor.caleres.com/corporate-governance/business and http:// investor.caleres.com/corporate-governance/guidelines, respectively. We intend to post amendments to or waivers from (to the extent applicable to an executive officer of the Company) either code on our website.

Communicating With the Board

Shareholders and other parties interested in communicating directly with an individual director, with the non-management directors as a group, or with all directors may write to the individual director or group, c/o Office of the Corporate Secretary, Caleres, 8300 Maryland Avenue, St. Louis, Missouri 63105 or by sending an e-mail to directors@caleres.com. This method of communicating with non-management directors is also posted on the Company’s website. The board approved a process for handling communications received by the Company and addressed to non-management members of the board. Under that process, a staff member assisting the Company’s Corporate Secretary reviews all such correspondence and regularly forwards to the board a summary of all such correspondence and copies of all correspondence that, in the opinion of the staff member, deals with the functions of the board or its committees or that the staff member otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the board and may request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Board Leadership Structure

We believe that our board of directors should retain the flexibility to appoint the appropriate person to the position of Chairman of the Board, whether that person be our Chief Executive Officer or not. At the beginning of fiscal 2014, Ms. Sullivan assumed the position of Chairman of the Board, in addition to her roles as Chief Executive Officer and President. As such, we are using the traditional U.S. board leadership structure, under which our Chief Executive Officer also serves as Chairman of the Board. We believe that our Company, like many U.S. companies, is well-served by this structure because it provides for more effective leadership and recognizes that in many cases one person should speak for and lead both the Company and the board. We feel that this structure demonstrates for our employees, customers and other business partners that we are under strong leadership. It also eliminates the potential for confusion or duplication of efforts.

In addition, Ward M. Klein, as the board’s lead director, has the authority to: preside at executive sessions of the board and at other board meetings when the Chairman is not present, provide input to board agendas and materials provided for board meetings, call meetings of the independent directors, serve as liaison on board-wide issues between the independent directors and the Chairman, and retain advisors and counsel to report to the board. By having a lead independent director, coupled with the other oversight functions delegated to various board committees comprised of independent directors, we believe that our governance structure provides ample opportunity for effective oversight and risk management.

Board’s Role in Risk Oversight

The board has general oversight responsibility for our affairs, including risk management, pursuant to the New York Business Corporation Law, our restated certificate of incorporation and our bylaws, while management is responsible for our day-to-day operations. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company. In order to assist the board in overseeing our risk management, executive management reviews with the board our approach to risk management and involves the board, managers and other personnel in an effort to identify, assess and manage risks that may affect our ability to execute on our corporate strategy and fulfill our business objectives. These activities entail the identification, prioritization and assessment of a broad range of risks (e.g., financial, operational, business, reputational, governance and managerial), and the formulation of plans to manage these risks or mitigate their effects.

The board also manages risk through the oversight responsibilities of its committees. The Compensation Committee (with advice from its compensation advisors) reviews executive compensation programs; and in March 2017, management presented to the Compensation Committee its analysis of risk related to pay and other compensation as to all employees and its determination that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed management’s findings and agreed that risks related to compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Audit Committee regularly reviews risks related to our consolidated financial statements and internal controls; and the Company’s Vice President of Internal Audit reports directly to the Audit Committee. Additionally, in accordance with NYSE requirements that our Audit Committee discuss policies regarding risk assessment and management’s actions to monitor and control risk, our General Counsel and Chief Financial Officer update our Audit Committee quarterly with respect to the Company’s major financial risk exposures and discuss the steps taken to monitor and control such exposures.

On a regular basis, the board discusses with management the appropriate level of risk that we are willing to accept in pursuit of our corporate strategy and business objectives and reviews with management our existing risk management processes and their effectiveness.

Selection of Directors

For membership on our board, a candidate must possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of shareholders. Each board member is expected to provide necessary stewardship over business strategies and programs adopted to ensure the coordination of interests among employees, management and shareholders; be able to balance short-term goals and long-term goals of the Company and its shareholders; and at all times respect and maintain adherence to the Code of Business Conduct.

In evaluating the composition of the board and anticipated vacancies, the Governance and Nominating Committee seeks and considers candidates that will serve the board’s long-term needs with the intent that the board, at any time, be comprised of a group of individuals who bring a complement of skills, values and expertise that will benefit the Company and its shareholders. The committee believes that all directors must possess a considerable amount of business management or leadership experience and will take into account, among other things, the nominee’s personal attributes, education, professional experience, conflicts of interest, knowledge of the Company’s business, accomplishments, commitment to active participation on the board, and reputation. In this effort, the committee seeks diversity of background, culture, experience and talent among its members, although the board does not have a written policy that requires such diversity.

With respect to nomination of continuing directors, the Governance and Nominating Committee also considers an individual’s contribution to the board. If the committee believes that qualified members from the existing board membership are suitable candidates for re-election, it will not seek outside candidates unless a larger board size is deemed advisable. In proposing membership on board committees, the committee ensures that each committee of the board includes members with appropriate skills and knowledge and also considers fulfilling a director’s interest in serving on a particular committee and providing directors with opportunities to become more knowledgeable about different aspects of the Company’s business.

The process followed by the Governance and Nominating Committee to identify and evaluate candidates includes requesting recommendations from board members and others, meeting to evaluate information about potential candidates, and interviewing selected potential candidates by members of the committee and the board. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders on a timely basis, the committee will evaluate potential candidates recommended by shareholders by following substantially the same process and applying substantially the same criteria as it follows for potential candidates submitted by board members or others. From among a group of potential candidates who are qualified for a board position and meet the independence standards required by our Corporate Governance Guidelines, the committee will select the candidate believed to best satisfy the board’s needs and will vote to recommend nomination of such candidate to the board.

The biographies of each of the nominees and other directors in the section “Proposal 1 — Election of Directors” contain information regarding each individual’s experience and qualifications considered by the Governance and Nominating Committee and the board when making director nominations.

A shareholder seeking to propose a director candidate for the committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to our Corporate Secretary, as discussed in more detail in the section “Other Matters — Shareholder Proposals for the 2018 Annual Meeting.”

Board Meetings and Committees

Meetings

The board has the following four committees: Audit, Compensation, Executive, and Governance and Nominating. The table below indicates the current membership of each committee and how many times the board and each committee met in fiscal 2016 (“2016”). Each director is expected to attend the annual meeting and all of our directors then on the board attended the 2016 annual meeting. In addition, all of our directors attended at least 75% of the total number of meetings of the board and of the committees on which he or she served during his or her term.

Name	Board	Audit	Compensation	Executive	Governance and Nominating
Current
W. Lee Capps	Member	Chair
Lori H. Greeley	Member		Member
Mahendra R. Gupta	Member	Member
Carla Hendra	Member				Member
Ward M. Klein	Member			Member	Chair
Steven W. Korn	Member	Member			Member
Patricia G. McGinnis	Member		Member
W. Patrick McGinnis	Member		Chair	Member
Diane M. Sullivan	Chair			Chair
Resigned
Mario L. Baeza(1)	Member	Member
Number of 2016 Meetings	6	6	3	0	2

(1)	Mr. Baeza resigned from the board as of January 1, 2017.

Audit Committee

The Audit Committee’s primary responsibilities are to monitor (a) the integrity of the Company’s consolidated financial statements, the financial reporting process, and the system of internal accounting and financial controls; (b) the Company’s compliance with ethics policies and legal and regulatory requirements; (c) the Company’s independent registered public accountants’ qualifications and independence; and (d) the performance of the Company’s internal audit function and the independent registered public accountants. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent registered public accountants. The board has determined, in its judgment, that the Audit Committee is comprised solely of independent directors as defined in the NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The board has determined, in its judgment, that Mr. Capps qualifies as an “audit committee financial expert” and is independent within the meanings of the rules of the SEC and NYSE. The board, through the Corporate Governance Guidelines, has established the policy that no member of the Audit Committee may serve on the audit committees of more than three public companies (including our Audit Committee). Also see “Audit Committee Report” below.

Compensation Committee

The Compensation Committee (the “Committee”) has primary responsibility for establishing the executive officers’ compensation, including the compensation for each of the executive officers named in the Summary Compensation Table herein (the “NEOs”). The Committee also reviews changes in the compensation of other key management employees; reviews and approves or makes recommendations to the board concerning cash incentive compensation plans, equity-based plans and other executive benefit plans; approves the participation of executives and other key management employees in the various compensation plans and makes awards to participants; reviews the design of our compensation programs; monitors our promotion and management development practices; and approves the inclusion of the Compensation Discussion and Analysis (“CD&A”) in this proxy statement. The Committee also reviews annual “Say on Pay” vote outcomes and determines if any changes to compensation design are necessary. The Committee meets a number of times each year, and Committee agendas are established in consultation between the Committee chair and management. In setting annual compensation, the Committee receives from our Chief Executive Officer the performance assessment and compensation recommendation for each of the other NEOs along with a comparison to the median peer group data for the principal compensation elements. The Committee meets in executive session when discussing compensation for the Chief Executive Officer. The role of the Company’s compensation consultant and management are also discussed in the CD&A.

The Committee retained Meridian Compensation Partners LLC (“Meridian”) as its independent compensation consultant for executive compensation. Meridian assists the Committee in the compensation review and decision-making process and the review of plans and programs for executives. Also, Meridian advises the Committee on market trends, provides comparative market data and, if requested, provides compensation recommendations. Meridian provided no other services to the Committee during 2016. The Committee evaluated whether Meridian’s provision of services to the Committee during 2016 gave rise to a conflict of interest. In making this evaluation, the Committee considered the independence factors listed in Rule 10C-1(b)(4) of the Exchange Act of 1934 and determined that the provision of such services did not create a conflict of interest and that Meridian provided independent and objective advice to the Committee.

The board has determined, in its judgment, that the Committee is comprised solely of independent directors as defined in the NYSE listing standards.

Executive Committee

The Executive Committee may exercise all of the powers and duties of the board in the direction of the management of our business and affairs that may lawfully be delegated to it by the board during the intervals between board meetings. However, certain categories of matters have been expressly reserved for consideration by the full board.

Governance and Nominating Committee

The Governance and Nominating Committee develops criteria for membership on the board, recommends candidates for membership on the board and its committees, evaluates the structure and composition of the board, reviews and recommends compensation of non-employee directors, oversees the evaluation of executive management, and reviews the effectiveness of board governance. The Governance and Nominating Committee utilizes a process for selecting directors and nominees, which is described in detail in the section entitled “Corporate Governance — Selection of Directors.” The board has determined, in its judgment, that the Governance and Nominating Committee is comprised solely of independent directors as defined in the NYSE listing standards.

Related Party Transactions

In accordance with our written related party transaction policy, the board reviews all transactions expected to exceed $120,000 in which a related party has a material interest. For purposes of this policy, related parties include the Company’s executive officers, directors or nominees, and 5% beneficial owners of the Company’s stock, as well as any immediate family member of any of the foregoing and any entity controlled by them or in which they have a 10% or greater beneficial interest. In making its determination whether to approve a related party transaction, the board considers such factors as the extent of the person’s interest in the transaction, the aggregate value, the availability of other sources of comparable products or services, whether the terms of the transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, and the benefit to the Company.

In 2016, there were no material transactions between the Company and its executive officers, directors, nominees, principal shareholders, their immediate family members, or entities controlled by them.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and any persons beneficially owning more than 10% of our stock to report their ownership of stock and any changes in ownership to the SEC and the NYSE. The SEC has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by these dates. We file Section 16(a) reports on behalf of our directors and executive officers to report their initial and subsequent changes in beneficial ownership of our stock. To our knowledge, based solely on a review of the reports we filed on behalf of our directors and executive officers and written representations from these persons that no other reports were required, we believe that all such reports of our executive officers and directors were filed on a timely basis in 2016.

Compensation Committee Interlocks and Insider Participation

The members of the Committee for 2016 were those indicated in the table under the heading “Board Meetings and Committees.” No member of the Committee has been an officer or employee of the Company or has had any relationship with the Company required to be disclosed under Item 404(a) of SEC Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company’s board.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Fiscal 2016 Director Compensation

Non-employee directors’ compensation is established by the board upon the recommendation of the Governance and Nominating Committee. For fiscal 2016, the following compensation guidelines were in effect for non-employee directors with cash retainers payable quarterly in arrears:

•	$75,000 as an annual retainer;

•	An additional $25,000 annual retainer for the lead director;

•	An additional $25,000 annual retainer for the Chair of the Audit Committee;

•	An additional $20,000 annual retainer for the Chair of the Compensation Committee;

•	An additional $12,500 annual retainer for the Chair of the Governance and Nominating Committee;

•

An annual equity award with a targeted cash value of approximately $125,000, namely an award of 5,800 shares of restricted stock or 5,800 restricted stock units (“RSUs”), at the director’s option, granted on May 31, 2016 and subject to a vesting requirement tied to the next annual meeting of shareholders;

•	Reimbursement of customary expenses (such as travel expenses, meals and lodging) for attending board, committee and shareholder meetings;

•

Opportunity to participate in our deferred compensation plan for non-employee directors with deferred retainers invested in phantom stock units (“PSUs”) that mirror our stock and are ultimately paid in cash based on the fair market value of the Company’s stock at time of payment;

•	Opportunity to participate in our Incentive and Stock Compensation Plan of 2011 and receive shares of Company stock in lieu of cash retainers; and

•	Opportunity to receive a discount of 30% in our retail stores (which is the same discount we offer to our associates and their families).

The grant of either restricted stock or RSUs to directors as part of their annual compensation is intended to align directors’ interests with those of our shareholders. In setting compensation levels for non-employee directors, the Governance and Nominating Committee was provided with competitive market data for a peer group of companies (similar to the peer group used for executive compensation comparisons). In consultation with Meridian, the committee analyzed the peer group data and determined that it was appropriate to set the Company’s director compensation at or near the median for the peer group.

We carry liability insurance and travel accident insurance that covers our directors. We do not maintain a directors’ retirement plan or a directors’ legacy or charitable giving plan. Non-employee directors are permitted to participate in our matching gift program on the same terms offered to employees (match for charitable giving to federally tax-exempt charitable organizations under Section 501(c)(3) of the Internal Revenue Code and located within the United States up to $20,000 per year per individual), and SEC rules require that the Company match amount for directors be disclosed as compensation. Non-employee directors do not participate in the retirement plans available to employees, nor do they receive any annual incentive plan awards or the long-term performance awards that have been developed for employees. A director who is an employee does not receive payment for service as a director.

Non-Employee Director Compensation Table

The following table provides information on all cash, equity-based, and other compensation granted to non-employee directors during fiscal 2016.

Non-Employee Director Compensation Table

	Fees Earned or Paid in Cash(1)
Name	Cash Payment	Payment in Shares of Company Stock(2)	Deferred Payment(3)	Stock Awards(4)	All Other Compensation(5)	Total
Current
Mario L. Baeza(6)	$69,231	$—	$—	$144,130	$—	$213,361
W. Lee Capps	100,000	—	—	144,130	5,000	249,130
Lori H. Greeley	75,000			144,130		219,130
Mahendra R. Gupta	120	74,880	—	144,130	5,000	224,130
Carla Hendra	75,000	—	—	144,130	—	219,130
Ward M. Klein	112,500	—	—	144,130	—	256,630
Steven W. Korn	75,000	—	—	144,130	—	219,130
Patricia G. McGinnis	75,000	—	—	144,130	—	219,130
W. Patrick McGinnis	95,000	—	—	144,130	—	239,130

(1)	This section includes the annual retainer for serving on the board and, as applicable, as the lead director and/or the chair of a committee during fiscal 2016. We pay the retainers at the end of each quarter, which results in three payments being made during the year of the director’s election or year within a continuing term and the remaining payment being made in the next year. Retainers are payable in cash and/or shares of the Company’s stock pursuant to the Incentive and Stock Compensation Plan of 2011. Payments of retainers in cash are shown in the column “Cash Payment,” and payments of retainers in shares of the Company’s stock are shown in the column “Payment in Shares of Company Stock.” For calendar years 2016 and 2017, Dr. Gupta elected to receive his retainer in Company stock.

(2)	The Payment in Shares of Company Stock column reflects the grant date fair value of directors’ retainers earned that were issued as Company stock in lieu of cash. The number of shares issued has been determined by dividing the amount of the retainers earned by the average of the high and low prices of our stock on the last trading day of the fiscal quarter. For services rendered during fiscal 2016, Company shares issued under the Incentive and Stock Compensation Plan of 2011 were as follows: Dr. Gupta 2,844 shares.

(3)	Retainers may be deferred at the election of the director each calendar year pursuant to the non-employee directors deferred compensation plan. Deferred retainers will be credited to the director’s account on a quarterly basis, with the number of PSUs equal to the number of shares of our stock having an equivalent fair market value (average of the high and low price of our stock) on the last trading day of the fiscal quarter when the cash compensation was earned. The director makes a payout election of the account in cash to commence immediately in a lump sum payout following termination of service as a director or in equal annual installments for five (5) years or ten (10) years following termination of service as a director.

(4)	The amounts in the Stock Awards column reflect the grant date fair value of the annual equity award made to non-employee directors. At the director’s election, an annual equity award is made in the form of RSUs that mirror the value of our stock, vest after one year and are payable in cash on termination, or shares of our stock that are subject to a one-year vesting restriction based on service (restricted stock). Each of the non-employee director awards was for 5,800 RSUs or shares of restricted stock, and the average of the high and low prices of the Company’s stock on the date of grant, which is used for valuing the restricted shares or RSUs, was $24.85 on May 31, 2016. These awards were approved by the board on May 25, 2016. At January 28, 2017, our 2016 fiscal year-end, each of the following directors held 5,800 RSUs that were unvested: Mr. Capps, Ms. Greeley, Dr. Gupta, Ms. Hendra, Mr. Klein, Mr. Korn, Ms. McGinnis, and Mr. McGinnis.

(5)	The amounts in the All Other Compensation column reflect the Company’s match of charitable contributions for each of the directors noted. This column does not include Company expenses related to board service, including reimbursement of expenses, costs incurred for the director and a spouse to attend a board or industry function, and occasional use of the corporate aircraft for a director to attend a meeting of the board or committee or for Company related business. This column also does not reflect items provided to directors for which the Company does not incur incremental cost (such as event tickets) or for which the actual cost was minimal (such as samples of our branded footwear, or the value of the discount on products purchased at our retail stores). The Company also provides directors’ and officers’ liability insurance, which the Company considers a business expense and not compensation to directors.

(6)	Mr. Baeza resigned from the board as of January 1, 2017.

Restricted Stock and Restricted Stock Units

The board makes an annual equity-based grant to non-employee directors in the form of either restricted stock or RSUs. The number of restricted shares or RSUs is determined by dividing the target aggregate cash value for the grant (i.e., $125,000 for fiscal 2016) by the fair market value on a date shortly prior to the date of board approval. The restricted stock awards vest at the next annual meeting of shareholders and, commencing with the grant date, earn cash dividends. The RSUs are subject to a vesting requirement ending at the next annual meeting of shareholders, earn dividend equivalent units, and are payable in cash on the date the director terminates service or such earlier date as a director may elect (provided that the selected payout date is at least two years after the grant date for the award) based on the then-current market value of the Company’s stock. Dividend equivalents are paid on RSUs at the same rate as dividends on the Company’s common stock and are automatically re-invested in additional RSUs as of the payment date for the dividend.

Deferred Compensation Plan for Non-Employee Directors

Non-employee directors are eligible to participate in a deferred compensation plan with deferred amounts valued as if invested in our common stock through the use of PSUs.

Under the plan, we credit each participating director’s account with the number of PSUs that is equal to the number of shares of our stock which the participant could purchase or receive with the amount of the deferred compensation, based upon the average of the high and low prices of our stock on the last trading day of the fiscal quarter when the cash compensation was earned.

Dividend equivalents are paid on PSUs at the same rate as dividends on the Company’s common stock and are re-invested in additional PSUs at the next fiscal quarter-end. When the participating director terminates his or her service as a director, we will pay the cash value of the deferred compensation to the director (or to the designated beneficiary in the event of death) in annual installments over a five-year or ten-year period, or in a lump sum, at the director’s election. The cash amount payable will be based on the number of PSUs credited to the participating director’s account, valued on the basis of the fair market value at fiscal quarter-end on or following termination of the director’s service, and calculated based on the average of the high and low price of an equivalent number of shares of our stock on the last trading day of the fiscal quarter. The plan also provides for earlier payment of a participating director’s account if the board determines that the participant has a demonstrated financial hardship. The accounts of prior participants continue to earn dividend equivalents on the account balance.

Incentive and Stock Compensation Plan of 2011

Our non-employee directors are eligible to participate in the Incentive and Stock Compensation Plan of 2011, which allows the participating director to receive retainers in shares of the Company’s stock in lieu of cash with the number of shares issuable determined based on the average of the high and low prices of our stock on the last trading day of the fiscal quarter. The annual equity-based grant to non-employee directors described above under “Restricted Stock and Restricted Stock Units” was also made under the Incentive and Stock Compensation Plan of 2011.

Non-Employee Director Stock Ownership

The board has adopted stock ownership guidelines for non-employee directors, the purpose of which is to encourage long-term share ownership by our directors and to better align the interests of non-employee directors with shareholders. For 2016, the guidelines provided that all non-employee directors hold shares of our stock or stock equivalents with a value at least equal to three times the annual cash retainer paid to them. For purposes of these guidelines, the following stock interests qualify under the guidelines: stock beneficially owned outside of Company-sponsored plans, stock held in any Company-sponsored stock-based plan, Company stock units held in any Company-sponsored non-qualified deferred compensation plan and RSUs. Non-employee directors are expected to achieve the required holdings by the fifth anniversary of the later of the adoption of the guidelines or the director’s commencement of board service. All of the directors who were required to do so met the guidelines as of the end of 2016.

STOCK OWNERSHIP BY DIRECTORS, EXECUTIVE OFFICERS AND 5% SHAREHOLDERS

The following table shows the amount of our common stock beneficially owned as of the record date, except as noted below, by each director and nominee, each of the named executive officers listed in the Summary Compensation Table, all current directors and executive officers as a group, and all persons or entities that we know to beneficially own more than 5% of our stock on March 31, 2017 (based on filings made with the SEC). In general, “beneficial ownership” includes those shares for which a person has or shares the power to vote or the power to dispose and takes into account shares that may be acquired within 60 days (such as by exercising vested stock options). Thus, the table shows the number of employee and director stock options to purchase shares of our stock that are exercisable, either immediately or by May 30, 2017 (60 days after March 31, 2017). For our non-employee directors, the table shows the total number of share units held, as these units have an investment value that mirrors the value of our stock.

	Amount of Common Stock Beneficially Owned
Name	Number of Shares(1)	Exercisable Options	Total	% of Shares Outstanding	Director Share Units(2)
Non-Employee Directors
W. Lee Capps	4,000	—	4,000	*	14,332
Brenda C. Freeman	—	—	—	*	—
Lori H. Greeley	1,000	—	1,000	*	9,978
Mahendra R. Gupta	10,078	—	10,078	*	38,892
Carla Hendra	3,261	—	3,261	*	58,250
Ward M. Klein	45,170	—	45,170	*	40,305
Steven W. Korn	11,509	—	11,509	*	64,307
Patricia G. McGinnis	5,555	—	5,555	*	96,072
W. Patrick McGinnis	20,159	—	20,159	*	68,793
Wenda Harris Millard	—	—	—	*	—
Named Executive Officers (NEOs)
Diane M. Sullivan	659,006	—	659,006	1.5	—
Kenneth H. Hannah	77,137	—	77,137	*	—
Richard M. Ausick	187,289	—	187,289	*	—
Douglas W. Koch	138,782	—	138,782	*	—
John W. Schmidt	91,138	—	91,138	*	—
Current Directors and Executive Officers as a group (17 persons)	1,377,847		1,377,847	3.2	390,929
5% Shareholders
BlackRock, Inc. and related persons(3)	4,946,831	—	4,946,831	11.5	—
Dimensional Fund Advisors LP(4)	3,027,013	—	3,027,013	7.1	—
The Vanguard Group, Inc. and related persons(5)	3,570,652	—	3,570,652	8.3	—
Alliance Bernstein, L.P.(6)	2,647,805		2,647,805	6.2

*	Represents less than 1% of the outstanding shares of stock.

(1)

Directors have voting rights and the right to receive dividends with respect to these shares during the period of restriction. For our NEOs, these amounts include restricted stock as to which the holder has voting rights and a right to receive dividends, but no investment power, and which are subject to forfeiture based on service, as follows: Mr. Ausick 90,834 shares, Mr. Schmidt 44,167 shares, Mr. Hannah 76,667 shares, Mr. Koch 40,084 shares, and Ms. Sullivan 297,000 shares; and Current Directors and Executive Officers as a group 618,254 shares. These amounts also include shares held by the trustee of the Company’s 401(k) plan for the accounts of individuals, as follows: Mr. Ausick 8,306 shares, Mr. Schmidt 3,898 shares, Mr. Hannah 470 shares, Mr. Koch 1,545 shares, Ms. Sullivan 8,328 shares, and Current Directors and Executive Officers as a group 28,885 shares. The Company is not aware that any of the shares held by individuals have been pledged, and the Company’s insider trading policy prohibits the Company’s directors and executive officers from pledging Company securities or purchasing any financial instruments designed to hedge or offset any change in the market value of the Company’s securities.

(2)	Share units for directors, all of which are denominated to be comparable to, and derive their value from, shares of Company stock, include PSUs issued under our deferred compensation plan for non-employee directors and RSUs issued to our non-employee directors as of March 31, 2017, and are either vested or will be vested by May 30, 2017 (60 days after March 31, 2017). The share units are ultimately paid in cash, and have no voting rights.

(3)	Based on its Schedule 13G amendment filing with the SEC on January 12, 2017, BlackRock, Inc. possessed sole power to vote 4,839,514 shares and sole power to dispose of 4,946,831 shares indicated. BlackRock, Inc. is a holding company that beneficially owns shares held by the 12 subsidiaries identified therein. BlackRock, Inc.’s business address is 55 East 52nd Street, New York, New York 10022.

(4)	Based on its Schedule 13G amendment filing with the SEC on February 9, 2017, Dimensional Fund Advisors LP (“Dimensional”) possessed sole power to vote 2,887,212 shares and sole power to dispose of 3,027,013 shares. Dimensional is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other co-mingled group trusts and separate accounts with all of the reported shares being owned by these companies, trusts and accounts. Dimensional disclaims beneficial ownership of such shares. Dimensional’s business address is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)	Based on its Schedule 13G amendment filing with the SEC on February 10, 2017, The Vanguard Group, Inc. possessed sole power to vote 51,436 shares, shared power to vote 5,768 shares, sole power to dispose of 3,515,677 shares, and shared power to dispose of 54,975 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 49,207 shares as a result of serving as investment manager of collective trust accounts and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 7,997 shares as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The Vanguard Group, Inc.’s business address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)	Based on its Schedule 13G filing with the SEC on February 10, 2017, AllianceBernstein L.P. possessed sole power to vote 2,292,928 shares and the sole power to dispose of 2,647,805 shares. AllianceBernstein L.P. is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. AllianceBernstein L.P. is a majority owned subsidiary of AXA Financial, Inc. and an indirect majority owned subsidiary of AXA SA. AllianceBernstein L.P. operates under independent management and makes independent decisions from AXA and AXA Financial and their respective subsidiaries and AXA and AXA Financial calculate and report beneficial ownership separately from AllianceBernstein L.P. AllianceBernstein L.P.’ s business address is 1345 Avenue of the Americas, New York, New York 10105.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS

Structure of the Board

Our restated certificate of incorporation and bylaws provide for a board of directors that is divided into three classes as equal in size as possible. This classified board structure was adopted on November 2, 1954. Each of the classes has a three-year term, and the term of one class expires each year in rotation at that year’s annual meeting. We may change the size of the board by amending our bylaws. Persons elected by a majority of the remaining directors may fill vacancies on the board. A director elected by the board to fill a vacancy, or a new directorship created by an increase in the size of the board, serves until the next annual meeting of shareholders. On April 6, 2017, the board elected Brenda C. Freeman to fill the vacancy created by the resignation of Mr. Baeza. Also on that date the board created another vacancy and elected Wenda Harris Millard to fill that vacancy. To fill those vacancies, a third party search firm identified potential candidates, including Ms. Freeman and Ms. Millard, and both candidates met with the members of our Governance and Nominating Committee (which includes our lead director) and our Chairman. Ms. Freeman and Ms. Millard were selected after a thorough review and presentation of the candidates. Although there is no mandatory retirement policy for directors, our Corporate Governance Guidelines limit the board from filling a vacancy with an individual over 72 years of age and generally precludes recommending an individual for election as a director for a term extending beyond the annual shareholders’ meeting following the end of the calendar year during which the individual turns 72, unless the board determines that it is in the best interests of shareholders to retain the services of a director beyond his or her retirement age who is then serving as the chair of a committee of the board.

Assuming the election of the proposed nominees for the terms proposed, the class whose term will expire in 2017 will have four members, all of whom are nominees (Mr. Capps, Ms. Hendra, Ms. McGinnis and Ms. Millard); the class of directors whose term will expire in 2018 will have three members (Ms. Freeman, Ms. Greeley and Dr. Gupta); and the class whose term will expire in 2019 will have four members (Mr. Klein, Mr. Korn, Mr. McGinnis and Ms. Sullivan). Your board has nominated for election as directors at the annual meeting five (5) individuals: W. Lee Capps III, Carla Hendra, Patricia G. McGinnis and Wenda Harris Millard, each for a three-year term and Brenda C. Freeman for a one-year term.

There are no family relationships between any of our directors, nominees, and executive officers.

Your board is not aware that any nominee named in this proxy statement is unwilling or unable to serve as a director. If, however, a nominee is unavailable for election, your proxy authorizes the proxies to vote for a replacement nominee if the board names one. As an alternative, the board may reduce the number of directors to be elected at the meeting. Proxies may not be voted for a greater number of persons than the nominees identified below.

NOMINEES FOR A THREE YEAR TERM THAT WILL EXPIRE IN 2020

W. LEE CAPPS III, 69, has been a Director since October 2013. He is the retired Chief Operating Officer of Kellwood Company, having served in that position from June 2005 until October 2008. He also served as Chief Financial Officer of Kellwood from January 2000 until June 2007, and previously served in several other executive leadership roles. Before joining Kellwood, Mr. Capps was the Chief Financial Officer and Controller for Coca-Cola Bottling Co. of Lubbock, Texas. Prior to pursuing his corporate career, Mr. Capps who is also a CPA, spent over ten years in various audit roles at KPMG. Mr. Capps’s public company management experience in the finance and accounting disciplines and mergers and acquisitions, coupled with his strong operational background at a major wholesaler of apparel brands enhances the functions of the Audit Committee and brings additional depth of expertise to the Board in the areas of corporate finance, strategy, sourcing and distribution and logistics.

CARLA HENDRA, 60, has been a director since November 2005. Since January 2011, she has been serving as the Global Chairman of OgilvyRED, the global strategic consulting unit of Ogilvy & Mather Worldwide (“Ogilvy”), and was elected to its Executive Committee in the same month. She was appointed to the Ogilvy Board in 2005. Ogilvy is an integrated advertising and marketing services network with 450 offices in 162 countries and 18,000 employees, one of the large operating groups of holding company WPP plc. Ms. Hendra previously served as Co-Chief Executive Officer of Ogilvy North America from 2005 to 2010 and as Chairman of Ogilvy New York from 2007 to 2010. Ms. Hendra joined Ogilvy in 1996, and her other positions since that time have included serving as President of Ogilvy One N.A., a one-to-one marketing agency, from 1998 to 2005. She is Vice Chairman of the O&M Worldwide Board. Prior to joining Ogilvy in 1996, Ms. Hendra served as Executive Vice President, Grey Direct, a division of Grey Advertising, from 1992 to 1996. She also served as a director of Unica Corporation, a publicly-held company engaged in the enterprise marketing management software business until its acquisition by IBM in 2010. In 2015, Ms. Hendra was elected to the Board of Directors of Edgewell Personal Care, a publicly traded company. Ms. Hendra has over 30 years of business experience spanning the fashion, advertising and marketing industries; and during her 20 year tenure with the Ogilvy & Mather group of companies, her increasing responsibilities have included leadership and senior management experience in domestic and international business. Ms. Hendra brings to the board specialized experience in creative management, strategic consulting for marketing and branding, digital innovation, and both targeted and integrated marketing.

PATRICIA G. McGINNIS, 69, has been a director since 1999. She is currently a Professor of Practice at George Washington University’s Trachtenberg School of Public Policy and Public Administration since August 2011 and previously was Professor of Practice at Georgetown University’s Public Policy Institute from August 2009 to August 2011. From 1994 through 2008, she served as the President and Chief Executive Officer of the nonpartisan, nonprofit Council for Excellence in Government, a national membership organization of private sector leaders who have served as senior officials in government. From 1982 until 1994, she was a founder and principal at the FMR Group, a public affairs consulting firm. She serves as a member of the Board of Directors of Logistics Management Institute (LMI), a government consulting firm, and the Board of Directors of the Congressional Management Foundation. She is an elected Fellow of the National Academy of Public Administration. She brings many years of experience in public policy and public affairs, both as the leader of organizations and as a management consultant to leaders of other organizations, including through the consulting firm she founded. Her experience in the private and public sectors, along with her experience as a writer and speaker on leadership, provides her with an extensive understanding of governmental oversight, accountability, and leadership development.

WENDA HARRIS MILLARD, 62, has been a director since April 2017. Ms. Millard is currently Vice Chairman of MediaLink, a company that provides strategic advisory and implementation services to companies (including Fortune 100 retail and consumer goods companies and emerging technology companies) at the convergence of media, marketing, advertising, entertainment and technology. Ms. Millard joined MediaLink in 2009 as its President and Chief Operating Officer. Prior to that, Ms. Millard was Co-CEO and President of Martha Stewart Living Omnimedia from July 2007 through April 2009, where she oversaw the company’s media businesses and development of cross-platform marketing programs. From October 2001 through April 2007, Ms. Millard was the Chief Sales Officer at Yahoo! where she pioneered brand advertising on the internet. From December 2000 to October 2001, she was Chief Internet Officer at Ziff Davis, LLC and from July 1996 to December 2000 Ms. Millard was a founding member of the executive team at DoubleClick, serving as its Executive Vice President. Prior to that Ms. Millard was also Senior Vice President and Publisher of Family Circle and Executive Vice President and Group-Publisher for Adweek, Mediaweek and Brandweek magazines. Ms. Millard is an experienced public company director having served on the boards of VeriFone Systems, Inc. and Martha Stewart Living Omnimedia. Ms. Millard serves on the boards of the Advertising Research Foundation and James Beard Foundation. Ms. Millard’s lengthy career in internet and digital brand building, sales and marketing and in strategic direction and execution will add to the board’s oversight of the Company’s strategies in technology, marketing, and overall execution.

Your Board of Directors recommends a vote “FOR” each of these nominees.

NOMINEE FOR A ONE YEAR TERM THAT WILL EXPIRE IN 2018

BRENDA C. FREEMAN, 52, has been a director since April 2017. She is currently the Chief Marketing Officer at Magic Leap, Inc., a technology company that is developing a Mixed Reality platform. From February 2015 until November 2016, Ms. Freeman was the Executive Vice President — Chief Marketing Officer of National Geographic Channels and from April 2014 through February 2015 she was the Global Head of Television Marketing for DreamWorks Animation. Prior to that, Ms. Freeman was the Chief Marketing Officer — Cartoon Network/Adult Swim divisions of Turner Broadcasting from 2008-2014. From 2002 through 2008, Ms. Freeman served in a variety of senior marketing roles with increasing executive responsibility at Viacom including Senior Vice President, Nickelodeon Integrated Marketing and Partnerships, Vice President, VH1 Consumer Marketing Group and Vice President, Affiliate Marketing, Entertainment Group. Earlier in her career, Ms. Freeman held consumer marketing and product development positions for Frito-Lay and Pepsi-Cola. Ms. Freeman currently serves on the Board of Directors of Herman Miller, Inc., a publicly traded furniture design company, and also previously served on the board of Under Armour. Ms. Freeman also serves on the global advisory board of Savannah College of Art and Design. Ms. Freeman’s comprehensive background in all marketing disciplines and deep knowledge of consumer behaviors and trends coupled with her emphasis on leading consumer technologies will enhance the board’s role in overseeing the Company’s technology, marketing and overall consumer engagement strategies.

Your Board of Directors recommends a vote “FOR” this nominee.

CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2018

LORI H. GREELEY, 57, has been a director since February 2015. She is currently Chief Executive Officer at Serena & Lily, a retailer of furniture and home decor. Prior to that she served as Chief Executive Officer of Frederick’s of Hollywood, a well-known retailer of womens’ lingerie in the United States, where she was charged with, among other things, overseeing the company through its filing for bankruptcy under Chapter 11 of the United States Bankruptcy Code in April 2015. From January 2007 until April 2013, she was Chief Executive Officer of Victoria’s Secret Stores, the leading specialty retailer of womens’ intimate apparel, other apparel, fragrances and cosmetics. Beginning in 1993, she held a number of executive level merchandising and management roles at Victoria’s Secret Stores, including Executive Vice President and General Merchandising Manager for various categories and member of the Executive Committee from 1995 until January 2007. Ms. Greeley also serves as a director of New York & Company, a publicly held company specializing in womens’ apparel and accessories. Ms. Greeley also serves as an advisor to Third Love, a privately held online lingerie brand. Ms. Greeley also is active with Bucknell University, including serving as a member of the Advisory Board of the Bucknell Institute for Public Policy, and as a speaker for the University’s Institute for Leadership and Technology program. Ms. Greeley has spent her entire career in the fashion and retailing businesses. Her strong skills in merchandising, marketing, operations and leadership, coupled with her intense knowledge of the Company’s core consumer and extensive relevant industry experience, enhances the Board’s role in overseeing the development of the Company’s strategic direction.

MAHENDRA R. GUPTA, 61, has been a director since October 2011. He is currently the Geraldine J. and Robert L. Virgil Professor of Accounting and Management at the Olin Business School at Washington University in St. Louis. From July 2005 through June 2016, he served as the Dean of Olin Business School at Washington University in St. Louis. From 2003 to July 2005, he served as the Senior Associate Dean of the Olin School of Business. He has served on the Olin Business School faculty since 1990 and in 2004 was named the Geraldine J. and Robert L. Virgil Professor of Accounting and Management. Dr. Gupta’s research has been published in leading academic journals, and he is a frequent speaker at research workshops and conferences worldwide. He also serves on the board of Supernova Companies LLC and has been appointed a Trustee of Credit Suisse Funds (open-end portfolios). In addition, Dr. Gupta’s education, which includes a Ph.D. in accounting from Stanford University, and his oversight of the financial management of the Olin Business School enhance his contribution to the board, and in particular to the Audit Committee.

CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2019

WARD M. KLEIN, 61, has been a director since March 2007. From July 2015 until July 2016, Mr. Klein was the Executive Chairman of Edgewell Personal Care Company, formerly the Personal Care division of Energizer Holdings, Inc. Prior to that time, Mr. Klein was a director of Energizer Holdings, Inc., and served as Chief Executive Officer of Energizer Holdings, Inc., a position he held between 2005 and 2015. Prior to that time, he served as President and Chief Operating Officer from 2004 to 2005 and as President, International from 2002 to 2004, having first joined Energizer in 1986. Mr. Klein also served on the Board of the Federal Reserve Bank of St. Louis from 2008 through 2013, including as Chairman of the Board from 2012 through 2013. From 2004 to 2006, Mr. Klein served as a director of Amerus Insurance Company. Mr. Klein also served in leadership positions at St. Louis Civic Progress, including as its President from 2011 to 2013 and as its Chairman from 2013 through 2015. Mr. Klein has more than 30 years of service in various leadership roles with an international publicly-held consumer products company, with extensive experience in management, marketing, corporate finance, business strategy and international business. He has a Master’s degree in management with concentrations in marketing, finance and accounting. Additionally, his service as Chair of the Federal Reserve Bank of St. Louis and as a board member for an insurance company provide important leadership experience for the Board’s governance and oversight roles.

STEVEN W. KORN, 63, has been a director since 2004. From June 2011 until January 2013, Mr. Korn served as the President and Chief Executive Officer of Radio Free Europe/Radio Liberty, Inc. From September 2005 through February 2008, he was the Publisher of the Daily Report, a legal newspaper located in Atlanta, Georgia. Until 2000, he was Vice Chairman and Chief Operating Officer of CNN, a position he held starting in 1996. Previously, he served as the Vice President, General Counsel and Secretary at Turner Broadcasting System, Inc. (TBS). Mr. Korn has also served as an attorney specializing in civil litigation involving media, entertainment and telecommunications issues. Mr. Korn’s business experience is well-rounded and reflects his practice as a lawyer (specializing in litigation as well as mergers and acquisitions), senior executive roles at two international media companies, and his successful restructuring of a newspaper to increase its efficiencies and profitability. His substantial experience in operations and management is complemented by his service as a director of various boards, for which he has chaired committees with responsibility for finance, budget, investment and compensation activities.

W. PATRICK McGINNIS, 69, has been a director since 1999. He is a retired member of the Board of Directors and Chairman of Nestlé Purina PetCare Company, a manufacturer of pet products, where he also served as Chief Executive Officer and President from 2001 through 2014. From 1997 until 2001, he was a member of the Board of Directors and Chief Executive Officer and President of Ralston Purina Company. He served as President and Chief Executive Officer of the Pet Products Group of Ralston Purina Company from 1992 to 1997, when he was elected to the Board of Directors and to the additional office of Co-Chief Executive Officer of Ralston Purina Company. Mr. McGinnis serves on the Board of Directors of Energizer Holdings, Inc. Mr. McGinnis brings substantial leadership and management experience as the president and chief executive of a major international consumer products company. In this capacity, he has many years of experience in mergers and acquisitions, corporate finance, corporate strategy, marketing and corporate governance.

DIANE M. SULLIVAN, 61, is our CEO, President and Chairman of the Board and has been a director since May 2007. In 2004, she joined the Company as President; in March 2006 she received the additional title of Chief Operating Officer; in May 2011 she became our Chief Executive Officer and President; and in February 2014 she became our Chairman of the Board. Prior to joining the Company, Ms. Sullivan served as Vice Chairman of the Footwear Group of Phillips-Van Heusen from September 2001 to December 2003. Prior to joining Phillips-Van Heusen in 2001, Ms. Sullivan was President and Chief Operating Officer for Stride Rite Corporation, where she worked from 1995 until 2001 and also held the position of Group President: Tommy Hilfiger, Stride Rite Children’s and Sperry. In St. Louis, Ms. Sullivan currently sits on the boards of Enterprise Holdings, BJC HealthCare and the Board of Trustees of Washington University. In addition, Ms. Sullivan serves on the boards of the Two Ten Footwear Foundation and the Fashion Footwear Association of New York (FFANY).

PROPOSAL 2 — RATIFICATION OF ERNST & YOUNG LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Ratification of Ernst & Young LLP

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accountants to audit the Company’s consolidated financial statements for the fiscal year ending February 3, 2018 and believes that Ernst & Young, LLP’s engagement is in the best interest of the Company and its shareholders. The Audit Committee and the board are requesting that shareholders ratify this appointment as a means of soliciting shareholders’ opinions and as a matter of good corporate practice. If the shareholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will consider any information submitted by the shareholders in connection with the selection of the independent registered public accountants for the next fiscal year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent registered public accountants at any time during the fiscal year if the Audit Committee believes such a change would be in the best interest of the Company and its shareholders.

Representatives of Ernst & Young LLP will have an opportunity to, but have informed us that they do not plan to, make a formal statement at the annual meeting. However, we expect that they will attend the meeting and be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants.

Fees Paid to Independent Registered Public Accountants

During 2016 and 2015, Ernst & Young LLP were our independent registered public accountants and charged fees for services rendered to us as follows:

Service Fees	2016	2015
Audit Fees(1)	$1,444,248	$1,263,575
Audit-Related Fees(2)	—	36,500
Tax Fees(3)	132,069	145,828
All Other Fees(4)	—	125,000
Total	$1,576,317	$1,570,903

(1)	The audit fees in 2016 include fees related to our acquisition of Allen Edmonds.

(2)	The audit-related services performed in 2015 included audits of our employee benefit plans.

(3)	The tax services in 2016 and 2015 included tax compliance (including preparation and/or review of tax returns), tax planning and tax advice, including assistance with tax audits.

(4)	The fees presented as All Other Fees in 2015 relate to the issuance of the Company’s 6.250% Senior Notes due 2023 and certain securities filings.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

In 2016, all of the audit, audit-related and tax services were pre-approved in accordance with the Audit Committee’s audit and non-audit services pre-approval policy that requires the committee, or the chair of the committee to pre-approve services to be provided by the Company’s independent registered public accountants. Pursuant to this policy, the committee will consider whether the services to be provided by the independent registered public accountants are prohibited by the SEC, whether the services are consistent with the SEC’s rules on auditor independence, and whether the independent registered public accountants are best positioned to provide the most effective and efficient services. The committee is mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve such services. The committee has delegated to the chair of the committee pre-approval authority between committee meetings, and the chair must report any pre-approval decisions to the committee at the next scheduled committee meeting.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the board. The Audit Committee is also responsible for the appointment, compensation and oversight of the independent registered public accountants. Management is primarily responsible for the consolidated financial statements and reporting processes, including the systems of internal controls, while the independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those consolidated financial statements with U.S. generally accepted accounting principles.

In this context, the committee has met and held discussions with management and the internal auditors and independent registered public accountants. The committee discussed with the Company’s internal auditors and independent registered public accountants the overall scopes and plans for their respective audits. The committee met, at least quarterly, with the internal auditors and independent registered public accountants, with and without management present, and discussed the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. Management represented to the committee that the Company’s audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles generally. The committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accountants, including their judgments as to the quality, not just the acceptability, of the Company’s accounting principles; the reasonableness of significant judgments and clarity of disclosures; and such other matters as are required to be discussed with the committee under auditing standards generally accepted in the United States and the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”).

The Company’s independent registered public accountants also provided to the committee the written disclosures and letter required by applicable standards of the PCAOB regarding the independent registered public accountants’ communications with the committee concerning independence, and the committee discussed with the independent registered public accountants that firm’s independence, among other things. The committee considered whether the provision by Ernst & Young, LLP of non-audit services, including tax services, was compatible with their independence. The committee is also actively engaged in the selection of the lead auditor on Ernst & Young, LLP’s engagement.

In reliance on the reviews and discussions referred to above, the committee recommended to the board and the board approved including the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended January 28, 2017 for filing with the SEC. The committee has retained Ernst & Young LLP as the Company’s independent registered public accountants for 2017.

While the committee has the responsibilities and powers set forth in its charter, it is not the duty of the committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent registered public accountants. In addition, it is not the duty of the committee to conduct investigations or to ensure compliance with laws and regulations and the Company’s business conduct policies.

Audit Committee

W. Lee Capps III, Chair

Mahendra R. Gupta

Steven W. Korn

PROPOSAL 3 — APPROVAL OF THE COMPANY’S INCENTIVE AND STOCK COMPENSATION PLAN OF 2017

Background

On March 9, 2017, the compensation committee of our board of directors (the “Committee”) adopted the Caleres, Inc. Incentive and Stock Compensation Plan of 2017 (the “2017 Plan”), and on March 9, 2017 our board of directors directed that the 2017 Plan be submitted for shareholder approval, which we are now seeking. The 2017 Plan is similar in purpose and design to our Incentive and Stock Compensation Plan of 2011 (the “2011 Plan”), which was approved by our shareholders at our 2011 annual meeting.

As of January 28, 2017, the 2011 Plan was the only benefit plan that the Company used to grant stock options, restricted stock, restricted stock units, performance shares, performance units, stock appreciation rights, other stock-based awards and cash-based awards to directors and employees and only 1,475,169 shares remained available for grant under the 2011 Plan. Upon approval of the 2017 Plan, no additional awards will be granted under the 2011 Plan and the shares that remain available for future grants under the 2011 Plan will not be transferred to the 2017 Plan. If the 2017 Plan is not approved by shareholders, the 2011 Plan would continue in effect in accordance with its existing terms. However, due to the limited number of shares remaining under the 2011 Plan, the Company’s ability to provide equity incentives to employees will be restricted.

We use incentive awards to attract, motivate and retain leadership talent as well as to align our executives’ interests with those of our shareholders, as described more fully in the Compensation Discussion and Analysis. The board of directors and the Committee approved the proposed 2017 Plan on the belief that the shares authorized by the 2017 Plan will allow the Company to award the equity incentives important to our compensation program, while resulting in a reasonable amount of potential equity dilution.

Key Highlights

We believe that our long-term incentive compensation program aligns the interests of employees, officers and directors with those of our shareholders to create long-term shareholder value. Given the limited number of shares available for issuance under the 2011 Plan, the Company is requesting approval of the 2017 Plan. The 2017 Plan will continue our ability to achieve this objective by providing us with the ability to continue granting various types of incentive awards, which we believe will help us continue to attract, retain and motivate employees, officers and directors. The closing market price of a share of Common Stock on the record date was $26.42.

Determination of Share Amounts.    In determining the terms of the 2017 Plan and the amount of shares to be reserved under the 2017 Plan, the board of directors considered the factors above and a number of other factors, including the number of eligible employees and directors, competitive market practice for eligible employees and directors and the size, purpose and frequency of equity grants.

Historical Amounts of Equity Awards.    The Company granted the following number of shares in each of the past three fiscal years: 561,100 shares in fiscal 2016; 513,509 shares in fiscal 2015; and 281,710 shares in fiscal 2014. Historically, the Company has made annual equity grants at the regularly scheduled board meeting normally held in March and the number of shares underlying equity awards granted in March 2017 was generally consistent with historical grant amounts. These amounts are not necessarily indicative of the shares that might be awarded over the next three years or later under the 2017 Plan.

Historical Equity Award Burn Rate.    The Company’s adjusted three-year average annual equity grant rate, or “burn rate,” for the 2014-2016 period was 1.07%, as compared to 1.30% for our industry peers. “Burn rate” is the number of shares subject to equity awards granted (including performance shares at target) divided by the weighted average number of common shares outstanding.

Current and Projected Overhang Percentage.    As of January 28, 2017, the Company had 3,156,257 shares of Common Stock subject to outstanding equity awards or available for future equity awards under the 2011 Plan, which represented approximately 7.0% of fully diluted shares of Common Stock outstanding. The 2,945,000 new shares proposed to be included in the 2017 Plan would increase the fully diluted overhang percentage by an additional 3% to approximately 10% as compared to 12.6% for our industry peers. In the past, the Company’s share repurchase program has partially offset the dilutive effect of share-based incentive compensation.

Anticipated Duration.    If the Company continues making equity awards consistent with practices over the past three years as set forth above, we estimate that the shares available for future awards under the 2017 Plan will be sufficient for at least six years. However, because equity grants are not guaranteed and are determined by the Compensation Committee using a number of factors as described in more detail in the Compensation Discussion and Analysis section of this proxy statement, the share reserve could last for a longer or shorter period of time.

Description of the 2017 Plan

The principal features of the 2017 Plan are described below. This description is subject to and qualified in its entirety by the full text of the 2017 Plan attached as Exhibit A to this proxy statement.

Purpose.    The objectives of the 2017 Plan are to:

•	attract, retain and motivate participants through annual and long-term incentives which are consistent with the Company’s goals;

•	to align the personal interests of participants to those of the Company’s shareholders;

•	to provide participants with an incentive for excellence in individual performance; and

•	to increase Company shareholder value, long-term.

The 2017 Plan is further intended to provide us with flexibility in our ability to motivate, attract, and retain the services of participants who make significant contributions to our success and to allow participants to share in our success.

Administration.    The 2017 Plan will be administered by the board of directors, and the board has delegated administration of the 2017 Plan to the Committee, in part in order to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). (When used in this description of the 2017 Plan, “board of directors” or “board” includes the Committee when acting pursuant to the board’s delegation of authority.) The board may delegate to the Chief Executive Officer the authority to make grants of awards representing no more than 50,000 shares per year to non-executive officer employees.

Your board of directors will have full power to:

•	select the employees and directors who are to participate in the 2017 Plan;

•	determine the sizes and types of awards;

•	determine the terms and conditions of awards in a manner consistent with the 2017 Plan;

•	interpret the 2017 Plan and any agreement or instrument entered into under the 2017 Plan;

•	establish, amend or waive rules and regulations for the 2017 Plan’s administration;

•	amend the terms and conditions of any outstanding award as provided in the 2017 Plan; and

•	make all other determinations that may be necessary or advisable for the administration of the 2017 Plan.

Eligibility.    All employees and directors of the Company and its subsidiaries and affiliates will be eligible to participate in the 2017 Plan. There are currently approximately 12,473 employees and directors who will be eligible to participate in the 2017 Plan, including our 7 executive officers and 10 non-employee directors. The ability of such employees and directors to participate in the 2017 Plan will be subject to the approval of the board of directors.

Limits on Awards.    The 2017 Plan will limit the grants of awards to a single participant in any fiscal year as follows:

•	no more than 1,100,000 shares in the aggregate for awards of stock options and stock appreciation rights;

•	no more than 1,100,000 shares in the aggregate with respect to any other award denominated in shares; and

•	the maximum payout with respect to cash-based awards will be $5,000,000.

Notwithstanding the foregoing, the value of the maximum aggregate grant with respect to any awards denominated in shares that may be granted to any one director in any one fiscal year shall not exceed $500,000 based on the fair market value of the shares underlying the award on the grant date.

No awards may be made under the 2017 Plan after May 25, 2027.

Shares Available under the 2017 Plan.    As of March 9, 2017, the 2011 Plan was our only plan with shares available for future award grants. Upon approval of the 2017 Plan, no additional awards will be granted under the 2011 Plan and the shares that remain available for future grants under the 2011 Plan will not be transferred to the 2017 Plan. Under the 2017 Plan, we will have the ability to grant awards for up to the number of shares equal to 2,945,000.

Shares subject to a performance share, performance unit, restricted stock, restricted stock unit or stock-based award shall only be counted as used to the extent they are actually issued. Upon issuance, such issued shares shall reduce the number of shares available under the 2017 Plan. Shares subject to an outstanding award that are cancelled, terminate, expires or lapse shall be added back to, and again become available under the 2017 Plan. If any performance share, performance unit, restricted stock unit or stock-based award expires, is forfeited or lapses prior to any shares being issued pursuant to that award, there is no effect on shares available. Also, if any performance share, performance unit, restricted stock, restricted stock unit or stock-based award is exercised, settled or paid with less than the full number of shares initially subject to the award’s terms, or is settled in cash in lieu of shares, the number of shares available under the 2017 Plan shall be reduced only if, and to the extent, shares are actually issued. Any shares related to an award granted under the 2011 Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the shares, are settled in cash in lieu of shares, or are exchanged with the Committee’s permission, prior to the issuance of shares, for awards not involving shares shall be available for grant under the 2017 Plan. Notwithstanding the foregoing, shares tendered in payment of the exercise price of a stock option or stock appreciation right, shares tendered or withheld by the Company or any subsidiary to satisfy a tax withholding obligation associated with the exercise of a stock option or stock appreciation right, and shares that are repurchased by the Company with option proceeds shall not extend or increase the number of shares available for future award grants. In addition, all shares covered by a stock appreciation right, to the extent that it is exercised and settled in shares, or any stock option subject to a net exercise shall be considered delivered pursuant to the 2017 Plan, whether or not shares are actually delivered to the participant upon exercise of the right.

In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction such as any merger, consolidation, separation, including a spin-off, or other distribution of our stock or property, any reorganization or any partial or complete liquidation, an adjustment may be made to prevent dilution or enlargement of participants’ rights.

Stock Options and Stock Appreciation Rights.    Under the 2017 Plan, a stock option will be granted under an award agreement specifying the price, the duration of the stock option, the number of shares of common stock to which the stock option pertains and whether the stock option is an incentive stock option or a nonqualified stock option. Incentive stock option awards under the terms of the 2017 Plan will be those that qualify for special tax treatment under Code Section 422 to the extent such treatment is available, while the nonqualified stock options do not qualify for such special tax treatment. Directors may not be granted incentive stock options but employees may be granted either type of option under the 2017 Plan. The stock option price upon the exercise of any stock option will be paid:

•	in cash;

•

by tendering (either actually or by attestation) previously acquired shares having an aggregate fair market value at the time of exercise equal to the total stock option price (provided that, if required by the board at time of exercise, the shares which are tendered must have been held by the participant for at least six months prior to their tender to satisfy the stock option price);

•	by a combination of the two methods described above;

•	by cashless exercise as permitted under the Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions; or

•	by any other means that the board determines to be consistent with the 2017 Plan’s purposes and applicable law.

The board may permit a participant to elect to pay all or part of the exercise price of the option by having the Company withhold from the shares of common stock which would otherwise be issued upon exercise of the option a number of shares of common stock having a fair market value equal to the amount of the exercise price. The price of a stock option granted to a participant under the 2017 Plan will be at least 100% of the fair market value of a share of common stock on the date the stock option is granted.

A stock appreciation right will be granted under the 2017 Plan pursuant to an award agreement specifying the duration of the stock appreciation right and the number of shares of common stock to which the stock appreciation right pertains. The value of a stock appreciation right with respect to a share of common stock as of any given date will be equal to the excess of the fair market value of a share of common stock on such date over an amount equal to at least 100% of the fair market value of a share of common stock on the date the stock appreciation right is granted. A stock appreciation right will be payable as specified in the award agreement, and therefore can be in cash or in shares of common stock.

The term of a stock option or stock appreciation right will be determined by the board at the time that it is granted. Neither stock options nor stock appreciation rights will be allowed to be exercisable later than the tenth anniversary date of their grant. Stock options and stock appreciation rights can be exercised subject to the restrictions and conditions placed upon them by the board, and they need not be the same for each grant or for each participant.

Each participant’s stock option or stock appreciation right award agreement will set forth the extent to which the participant can exercise the stock option or stock appreciation right following the termination of the participant’s employment or directorship with the Company. Such provisions will be determined in the sole discretion of the board, will be included in the award agreement entered into with each participant, and need not be uniform among all stock options and stock appreciation rights issued.

Unless otherwise determined by the board, no stock options or stock appreciation rights may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and both stock options and stock appreciation rights granted to a participant will be exercisable during the participant’s lifetime only by such participant. Without limiting the foregoing, in no event may a stock option or a stock appreciation right be transferred to a third party for consideration.

Performance Units, Performance Shares, and Cash-Based Awards.    The board sets performance goals that determine the number and/or value of performance units/shares and cash-based awards that may be paid out to a participant. Each cash-based award (including the cash-component of a performance unit) has a value as may be determined by the board. The determination of the board with respect to the form of payout of such awards will be set forth in the award agreement pertaining to the grant of the award. The time period during which the performance goals must be met is called the “performance period.”

Performance measures authorized by the 2017 Plan for awards that are intended to qualify for the performance-based exception to the deductibility limitations of Section 162(m) of the Code include:

•	Earnings per share;

•	Earnings (before or after taxes) growth per share or in the aggregate;

•	Net income (before and/or after taxes);

•	Operating income (before or after taxes);

•	Operating earnings;

•	Operating margin;

•	Return on invested capital, return on assets, return on equity or return on sales;

•	Cash flow return on investments which equals net cash flows divided by owners’ equity;

•	Earnings before any of interest, taxes, depreciation and/or amortization (“EBITDA”);

•	EBITDA margin;

•	EBITDA as a percent of net assets;

•	Gross revenues or revenue growth (before and/or after taxes);

•	Net sales or growth of net sales;

•	Costs or expenses;

•	Market share;

•	Selling, general, and administrative expenses (“SG&A”) and adjusted SG&A as a percent of sales;

•	Same store sales; and

•	Growth in share price or total stockholder return.

Attainment of such measures may be on an absolute or relative basis, including to another company or companies, a custom peer group or a published index or indices or industry benchmarks, or relative to levels attained in prior years, and may be expressed in terms of overall company performance or the performance of a subsidiary, division, business unit, or an individual. Performance measures may vary from performance period to performance period and from participant to participant and may be established on a stand-alone basis, in tandem or in the alternative. The board will have the discretion to adjust the amount payable on a corporation-wide or divisional basis or to reflect individual performance and/or unanticipated factors; however, awards that are designed to meet the performance-based criteria of Code Section 162(m) may not be adjusted upward. Shareholder approval of the 2017 Plan will be deemed to include approval of the various performance award measures identified in the prior paragraph.

If applicable tax and/or securities laws change to permit board discretion to alter the governing performance measures without obtaining shareholder approval of such changes, then the board, in its sole discretion, may make such changes without obtaining shareholder approval. In addition, if the board determines that it is advisable to grant awards that will not meet the performance-based criteria, then the board may make such grants without satisfying the requirements of Code Section 162(m).

The board may pay performance shares, the cash and/or share components of performance units; and cash-based awards in cash or shares of common stock (or any combination thereof) that have an aggregate fair market value equal to the value of the awards earned at the close of the performance period, as specified in the award agreement.

At the discretion of the board, participants may be entitled to receive any dividends declared with respect to shares of common stock which have been earned in connection with grants of performance units and/or performance shares, but not yet distributed to participants (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions that apply to dividends earned with respect to stock-based awards). In addition, participants may, at the discretion of the board, be entitled to exercise their voting rights with respect to such shares.

Unless determined otherwise by the board, in the event the employment or directorship of a participant is terminated by reason of death or disability, the participant will receive a payout of the performance units/shares or cash-based awards that is prorated.

Payment of earned performance units or performance shares or cash-based awards will be made at a time specified by the board in its sole discretion and set forth in the participant’s award agreement.

In the event that a participant’s employment or directorship terminates for any reason other than those reasons set forth above during a performance period, all performance units/shares and cash-based awards are forfeited by the participant unless determined otherwise by the board.

Unless determined otherwise by the board of directors, performance units/shares and cash-based awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; during the participant’s lifetime, the participant’s rights under the 2017 Plan may be asserted only by the participant or the participant’s legal representative. Without limiting the foregoing, in no event may performance units/shares or cash-based awards be transferred to a third party for consideration.

Subject to the approved criteria for establishing performance measures, future performance awards may be different than those previously issued.

Stock-Based Awards; Restricted Stock; Restricted Stock Units.    Each grant of a stock-based award (other than stock options, performance shares, performance units, stock appreciation rights, restricted stock or restricted stock units) will be subject to such terms, conditions and restrictions as may be established by the board of directors in its discretion. Each grant of a restricted stock award and restricted stock unit will be evidenced by an award agreement that will specify the period(s) of restriction (if applicable), the number of shares of stock or units granted, and such other provisions as deemed necessary by the board of directors.

Shares related to stock-based awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period of restriction (if any) established by the board of directors and specified in the stock-based award agreement or upon earlier satisfaction of any other conditions, as specified by the board in its sole discretion and set forth in the award agreement or otherwise. All rights with respect to the restricted stock or restricted stock unit award granted to a participant under the 2017 Plan are available only to the participant during his or her lifetime.

We are not required to issue a certificate for stock related to stock-based awards or provide unrestricted book entry title for shares related to stock-based awards until all conditions and/or restrictions applicable to the shares have been satisfied. Shares related to stock-based awards covered by a restricted stock grant made under the 2017 Plan become freely transferable by the participant after the last day of the applicable period of restriction. Participants holding restricted stock awards may exercise full voting rights with respect to such shares and also may be credited with regular cash dividends paid with respect to the underlying shares while they are so held. Participants holding restricted stock units will not have any voting rights with respect to such awards, but may be credited with regular cash dividends paid with respect to the underlying shares while they are so held.

The award agreement for restricted stock and restricted stock unit awards will set forth the extent to which the participant will have the right to receive unvested restricted shares or payment with respect to unvested restricted stock units following termination of the participant’s employment or directorship with the Company. Such provisions will be determined in the sole discretion of the board. Additionally, these provisions need not be uniform among all such awards granted pursuant to the 2017 Plan.

Minimum Vesting.    Subject to certain exceptions, the 2017 Plan generally provides that all but 5% of the shares available for awards under the 2017 Plan will provide for a vesting period or performance period of at least one year following the date of grant.

Change in Control.    A “change in control” occurs when:

•

Any natural person, corporation, government, or political subdivision, agency, or instrumentality of a government, or partnership, limited partnership, syndicate, or other group of two or more natural persons (other than those persons in control of us as of May 25, 2017, or other than a trustee or other fiduciary holding securities under one of our employee benefit plans, or a corporation owned directly or indirectly by our shareholders in substantially the same proportions as their ownership of our stock) becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), either directly or indirectly of our securities representing 30% or more of the combined voting power of our then outstanding securities; or

•

During any period of two consecutive years, individuals who at the beginning of such period constitute the board (and any new director, whose election by our shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved), then cease to constitute a majority of the board; or

•

The consummation of: (i) the complete liquidation of the Company; or (ii) the sale or disposition of all or substantially all of our assets; or (iii) our merger, consolidation, or reorganization with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 65% of the combined voting power of our voting securities (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization;

Provided that, in no event shall a “change in control” be deemed to have occurred, with respect to a participant, if the participant is part of a purchasing group that consummates the change in control transaction. A participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the participant is an equity participant in the purchasing corporation or group (except for: passive ownership of less than three percent of the stock of the purchasing corporation; or ownership of equity in the purchasing corporation or group which is otherwise not significant, as determined prior to the change in control by a majority of the non-employee continuing directors).

Upon the occurrence of a change in control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

•	any and all stock options and stock appreciation rights granted pursuant to the 2017 Plan shall become immediately exercisable;

•

any restriction periods and restrictions imposed on shares of common stock or units related to restricted stock, restricted stock units and stock-based awards that are not performance-based, as set forth in the applicable award agreement, shall lapse; and

•

the target payout opportunities attainable under all outstanding awards of restricted stock, restricted stock units, stock-based awards, performance units, performance shares, and cash-based awards shall be deemed to have been fully earned for the entire performance period(s) as of the effective date of the change in control.

The vesting of all awards denominated in shares shall be accelerated as of the effective date of the change in control, and there shall be paid out to participants within 30 days following the effective date of the change in control a pro-rata number of shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the performance period that has elapsed prior to the change in control. Awards denominated in cash shall be paid pro rata to participants in cash within 30 days following the effective date of the change in control, with the proration determined as a function of the length of time within the performance period which has elapsed prior to the change in control, and based on an assumed achievement of all relevant targeted performance goals.

The above provisions cannot be terminated, amended, or modified on or after the date of a change in control to affect adversely any award previously granted under the 2017 Plan without the prior written consent of the participant with respect to the participant’s outstanding awards. However, the board may terminate, amend or modify the above provisions at any time prior to the date of a change in control.

Repricing Prohibited.    No outstanding options or stock appreciation rights may be repriced, replaced or regranted through cancellation in the event of a decline in stock price without the approval of the Company’s shareholders. The prohibition includes, among other prohibitions:

•	lowering the exercise price of outstanding options and stock appreciation rights; and

•	exchanging outstanding options and stock appreciation rights for cash or other awards.

Amendment, Modification, and Termination.    Subject to the terms of the 2017 Plan, the board may at any time, alter, amend, suspend or terminate the 2017 Plan in whole or in part. In addition, the board may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting us or our financial statements or of changes in applicable laws, regulations, or accounting principles, whenever the board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2017 Plan; provided that, unless the board determines otherwise, at the time such adjustment is considered, no such adjustment will be authorized to the extent that such authority would be inconsistent with the 2017 Plan’s meeting the requirements of Code Section 162(m), as from time to time amended.

Without the written consent of the participant holding an award, no termination, amendment, or modification of the 2017 Plan shall adversely affect in any material way any award previously granted under the 2017 Plan. However, to the extent the 2017 Plan or an award granted thereunder is subject to Code Section 409A, any termination of the 2017 Plan or such award which results in the distribution or acceleration of vested accrued benefits may be made by the board, without consent from affected participants, in accordance with regulations promulgated under Code Section 409A. At all times when Code Section 162(m) is applicable, all awards granted under the 2017 Plan shall comply with the requirements of Code Section 162(m) unless the board determines that such compliance is not desired. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any award or awards available under the 2017 Plan, the board may make any adjustments it deems appropriate.

Withholding.    We shall have the power and the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the 2017 Plan. With respect to withholding required upon the exercise of stock options, upon the lapse of restrictions on restricted stock, restricted stock units or stock-based awards, or upon any other taxable event arising as a result of awards granted pursuant to the 2017 Plan, participants may elect, subject to the approval of the board, to satisfy the withholding requirement, in whole or in part, by having us withhold shares having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction, or at such other rate as will not result in adverse accounting treatment, as determined by the board in its sole discretion.

Federal Income Tax Consequences

Under the Code, as presently in effect, a participant will not be deemed to recognize any income for federal income tax purposes at the time any award is made, nor will we be entitled to a tax deduction at that time. However, when any part of a stock option or stock appreciation right is exercised, when restrictions on restricted stock lapse, or when payments are made under a performance share, performance unit, restricted stock unit or cash-based award, the federal income tax consequences may be summarized as follows:

•

In the case of an exercise of a stock option (other than an incentive stock option, or ISO) or stock appreciation right, the participant will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the exercise date over the exercise price.

•

In the case of payment under a performance share, performance unit, restricted stock unit or cash-based award, the participant will generally recognize ordinary income on the payment date in an amount equal to any cash and the fair market value of any unrestricted shares received.

•

In the case of an award of restricted stock, the immediate federal income tax effect for the recipient will depend on the nature of the restrictions. Generally, the fair market value of the stock will not be taxable to the recipient as ordinary income until the year in which his or her interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. However, the recipient may elect to recognize taxable income when the stock is received rather than when his or her interest is freely transferable or is no longer subject to a substantial risk of forfeiture. If the recipient makes this election, the amount taxed to the recipient as ordinary income is determined as of the date of receipt of the restricted stock.

•

In the case of ISOs, there is generally no tax liability either at the time of grant or at the time of exercise. However, the excess of the fair market value of the stock on the exercise date over the stock option price is included in the stock optionee’s income for purposes of the alternative minimum tax. If no disposition of the stock is made by the participant before the later of one year from the date of exercise and two years from the date of grant, the participant will realize a capital gain or loss upon a sale of the stock, equal to the difference between the stock option price and the sale price. If the stock is not held for such required period, ordinary income tax treatment will generally apply to an amount equal to the excess of the fair market value of the stock on the date of exercise over the stock option price (or, if less, the amount of gain realized on the disposition of the stock), and the balance of any gain or loss will be treated as capital in nature. In addition, if the stock is not held for the required period, the Company receives a tax deduction (known as a “disqualifying disposition”) in the same amount as the amount recognized as ordinary income by the participant. In order for ISOs to be treated as described above, the participant must remain employed by us (or a subsidiary in which we hold at least 50 percent of the voting power) from the ISOs grant date until three months before the ISO is exercised. The three-month period is extended to one year if the participant’s employment terminates on account of disability. If the participant does not meet the employment requirement, the stock option will be treated for federal income tax purposes as a stock option described in the first bullet above.

•

Upon the exercise of a stock option other than an ISO, the recognition of income on restricted stock, or the payment under a performance share, performance unit, restricted stock unit or stock-based award, we will generally be allowed an income tax deduction equal to the ordinary income recognized by the participant, but in the case of the recognition of income on restricted stock, the deduction will be allowed upon vesting. We will not receive an income tax deduction as a result of the exercise of an ISO, provided that the ISO stock is held for the required period as described above. When a cash payment is made pursuant to an award, the recipient will recognize ordinary income equal to the amount of cash received and we will generally be entitled to a deduction of the same amount.

•

Pursuant to Code Section 162(m), we may not deduct compensation of more than $1,000,000 that is paid in a taxable year to an individual who, on the last day of the taxable year is our Chief Executive Officer or among one of the Company’s three other highest compensated officers for that year (other than our Chief Financial Officer). The deduction limit, however, does not apply to certain types of compensation, including qualified performance-based compensation. We believe that compensation attributable to stock options granted under the 2017 Plan will be treated as qualified performance-based compensation and therefore will not be subject to the deduction limit. The 2017 Plan also authorizes the grant of performance shares, performance units, and cash-based awards utilizing the performance criteria set forth in the 2017 Plan so that payments under such awards may likewise be treated as qualified performance-based compensation. For restricted stock that provides for time-based, as compared to performance-based, lapse of restrictions, we believe that the taxable compensation will be subject to the deduction limit of Code Section 162(m).

The foregoing is only a summary of the federal income tax consequences of participation in the 2017 Plan. Each participant is advised to consult his or her own tax adviser for the income tax effects attributable to his or her own participation in the 2017 Plan.

Issuances under the 2017 Plan

The board of directors has discretionary authority to approve awards under the 2017 Plan. For this reason, the benefits that will be received by or allocated to any person or group of persons under the 2017 Plan in future periods is not presently determinable. No awards have been approved by the board to be granted under the 2017 Plan subject to stockholder approval at our 2017 annual meeting. We note that the number of awards granted to our named executive officers in fiscal 2016 under our 2011 Plan is disclosed in the Grants of Plan-Based Awards Table of this proxy statement and the grant date fair value of such awards are included in the Summary Compensation Table of this proxy statement.

Equity Compensation Plan Information

The following table sets forth aggregate information regarding the company’s equity compensation plans as of January 28, 2017, our fiscal 2016 year-end. This table does not reflect the additional shares proposed to be added pursuant to the adoption of the 2017 Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a))(c)
Equity compensation plans approved by security holders	824,382	(1)	$20.25	(1)	1,475,169	(2)
Equity compensation plans not approved by security holders	—		—		—
Total	824,382		$20.25		1,475,169

(1)	Column (a) includes 150,540 outstanding (vested and nonvested) stock options and 672,842 performance share units payable in shares, which reflects the maximum number of shares to be issued under the performance share plans. The target number of shares to be issued under the plans is 366,421. Performance share awards were disregarded for purposes of computing the weighted-average exercise price in column (b). This table excludes performance units that can only be settled in cash. Restricted stock units granted to independent directors and independent directors’ deferred compensation units, which are payable only in cash, and are also excluded.

(2)	Represents our remaining shares available for award grants based upon the plan provisions, which reflects our practice to reserve shares for outstanding awards. Per our current practice, the number of securities available for grant has been reduced for stock option grants. Performance share awards are reserved based on the maximum payout level.

Information regarding share-based plans is set forth in Note 15 to the consolidated financial statements included in our 2016 Annual Report on Form 10-K.

We believe that the approval of the 2017 Plan is important to our continued success. Our employees are a valuable asset. Awards such as those provided under the 2017 Plan constitute an important incentive for key employees and help us to attract, retain and motivate people whose skill and performance are critical to our success.

The Board of Directors recommends a vote “FOR” the approval of the Incentive and Stock Compensation Plan of 2017.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the material elements of the compensation programs offered to our 2016 Named Executive Officers (“NEOs”), who are identified below.

•	Diane M. Sullivan, Chief Executive Officer, President and Chairman of the Board

•	Kenneth H. Hannah, Senior Vice President and Chief Financial Officer

•	Richard M. Ausick, Division President — Famous Footwear

•	John W. Schmidt, Division President — Brand Portfolio

•	Douglas W. Koch, Senior Vice President and Chief Human Resources Officer

Executive Summary

Executive Compensation Objectives and Philosophy

The Compensation Committee (the “Committee”) oversees the design, development and implementation of our executive compensation program. The objectives and philosophy of our executive compensation program is to (a) attract and retain executive talent by setting compensation at a level that is competitive with a similarly-sized industry peer group, (b) encourage and reward superior performance with opportunities for additional compensation, and (c) facilitate equity ownership so that executives will be invested as shareholders in creating and maintaining the Company’s long-term value. The Committee determines the compensation of our executives in the first quarter of each year, considering the performance of the individual executives, the Company’s consolidated financial results and, where appropriate, the financial results of individual business units during the prior year. References to years in this CD&A refer to fiscal years.

To meet our executive compensation objectives, we have created a balance of cash and stock-based remuneration through the following compensation elements:

•	A fair and competitive base salary that is reflective of the depth and scope of accountability and the complexity of each executive officer’s individual responsibilities.

•

An annual incentive plan award opportunity payable in cash in connection with achieving short-term annual performance goals consistent with our strategic objectives and the goals of our business units.

•

Long-term incentive performance awards that are payable in cash, stock or a combination of cash and stock, are subject to the achievement of performance metrics over a three-year performance period, and reward the long-term performance and loyalty of our executives.

•

Restricted stock or stock option awards with long-term time-based vesting that promote the retention of our valued executive talent, encourage long-term share ownership and align our executives’ interests with our shareholders’ interests.

2016 Performance

Caleres delivered a successful 2016 amidst a challenging retail environment. Our performance was the result of focused execution and solid inventory management in a retail environment in which consumer shopping patterns shifted rapidly and many retailers struggled. We saw continued growth in key divisions within our Brand Portfolio segment primarily at our Contemporary Fashion brands, and a strong back-to-school season at Famous Footwear. We continued to execute our growth strategy with the acquisition of Allen Edmonds, demonstrating our commitment to significantly grow our presence in the men’s footwear market. We held our own in a turbulent environment that saw negative performance among many retailers, and reported a slight increase in net sales of 0.1% and a 23.1% increase in cash from operations. Despite this environment, Famous Footwear achieved a 1.1% increase in net sales over last year and a 0.6% increase in same-store sales. Although overall the Brand Portfolio saw a decline in net sales of $15.5 million, gross profit and operating earnings increased by $18.3 million and $9.6 million respectively, as our wholesale brands continued to build momentum in managing through planned declines of lower margin sales at Dr. Scholl’s Shoes offset by strong performances by some of our smaller, but growing brands including Carlos, Vince and Ryka. We again ended the year with a strong balance sheet, which we were able to leverage in acquiring Allen Edmonds with cash and borrowings under our revolver.

The following is a summary of the financial highlights for 2016:

•

Consolidated net sales were essentially flat, increasing $2.0 million to $2,579.4 million in 2016, compared to $2,577.4 million last year. Net sales of our Famous Footwear segment increased $17.4 million, partially offset by a decrease in $15.5 million in net sales in our Brand Portfolio segment.

•	Consolidated operating earnings decreased to $111.0 million in 2016, compared to $135.1 million last year. On an adjusted basis, operating earnings were $137.2 million, up 1.5%.[1]

•

Consolidated net earnings attributable to Caleres, Inc. in 2016 on a GAAP basis were $65.7 million, or $1.52 per diluted share. On an adjusted basis, net earnings were $86.5 million, or $2.00 per diluted share, in 2016, compared to $88.0 million, also $2.00 per diluted share, last year.[1]

Summary of 2016 Compensation Decisions

Based on the Company’s 2015 performance, and in keeping with the compensation philosophy described above, in March 2016, the Committee approved the actions set forth below with respect to 2016 compensation:

•

Holding the base salaries of our NEOs and certain other executives flat with the exception of John W. Schmidt who received a 4% increase due to expanded leadership and operational responsibilities in our Brand Portfolio.

•	Limiting participation in the Company’s annual incentive plan to those associates at a leadership level.

•	Subjecting the payouts under the annual incentive plan awards and the long-term performance awards to challenging performance criteria, such as growth in EPS, sales, and operating earnings.

•

Structuring annual incentive plan awards so that payouts are dependent on either Company performance or Company and divisional performance, which, in light of the Company’s and some divisions’ financial performance being below expectations for 2016, resulted in no payouts for several divisions and no payout under the consolidated plan.

•	Providing long-term incentive programs that reward strong performance and encourage value creation for shareholders while also fostering retention of our executives.

•	Including clawback provisions in long-term performance awards and forfeiture provisions in annual incentive plan awards.

•	Granting awards of restricted stock with long-term vesting periods to retain talent and recognize individual performance.

•	Using an appropriate peer group for comparative purposes in determining compensation design practices and levels, reflecting our size, industry and competitors for talent.

•	Maintaining competitive stock ownership guidelines for executives.

For a detailed discussion of the 2016 compensation elements and the Committee’s decision-making process, please see the section below entitled “Executive Compensation Program — How did the Committee set the NEOs’ compensation for 2016?”

Say on Pay

The Company believes that it is appropriate to take into account the views of shareholders on the design and effectiveness of the Company’s executive compensation program. The Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their non-binding advisory votes on the executive compensation paid to our NEOs and will continue to consider the outcome of the votes when making future compensation decisions for NEOs. In 2016, the shareholders overwhelmingly approved the Company’s executive compensation (say on pay) with 90% of votes cast in support. Consequently, the Company’s 2017 compensation policies and decisions are consistent with the policies and decision-

[1]	A reconciliation of adjusted results is included in Annex 1 to this proxy statement.

making criteria used last year. Please see the section below entitled “Executive Compensation Program — What are the compensation levels for 2017?” for additional information regarding the compensation decisions made this year.

Executive Compensation Program

What are the objectives of our executive compensation program?

The principle objectives of our executive compensation program are to sustain our talent pool by:

•	Paying for performance without encouraging inappropriate or excessive risk taking.

•	Aligning executives’ interests with shareholders’ interests.

•	Attracting, retaining and motivating talented executive leadership through programs that consider, but are not determined by, market practice.

What are the key elements of our 2016 executive compensation program?

The key elements for our NEOs’ 2016 compensation, including those elements that are set annually (noted with asterisk (*)) as to each NEO, are indicated in the following table. Each of these elements is discussed in more detail in this CD&A. Additional discussion and related compensation amounts for these elements are included in other tables in the Executive Compensation section of this proxy statement with the related table and/or discussion identified in the right-hand column below:

Compensation Element	Primary Purpose	Key Features	Cross-Reference to Other Compensation Tables
Base Salary*	Fixed level of cash compensation for performing executive responsibilities.	To be commensurate with experience and level of responsibility, based on consideration of industry peer group median data, with adjustments for individual performance, executive’s expected and/or proven responsibility for contributing to our performance and overall market competitiveness.	Summary Compensation Table

Annual Incentive Plan Award*	Reward both short-term financial performance and operating performance of individual business units consistent with strategic objectives.	Target cash award opportunity based on a percent of salary, with payment based on fiscal year performance compared to a range of pre-established performance levels. Minimum Adjusted EPS is required, and the maximum payout opportunity is 200% of the target cash award value (subject to the Committee’s right to reduce based on individual performance). Subject to forfeiture if violation of Code of Business Conduct.	Summary Compensation Table and Grants of Plan-Based Awards Table

Long-Term Performance Award*	Encourage continued high level, long-term performance and retention of talent.	Performance awards payable in cash and/or shares using pre-established metrics and a range of potential payout opportunities based on a three-year performance period, consisting of three separate annual performance periods and a cumulative performance period. Minimum Adjusted EPS for each performance period is required, and maximum payout opportunity is 200% of the target award(s) granted. Subject to clawback in the case of restatement due to malfeasance.	Summary Compensation Table; Grants of Plan-Based Awards Table; and Outstanding Equity Awards at Fiscal Year-End Table

Equity Awards*	Align executive management interests with those of shareholders and encourage retention.	Restricted stock with cliff vesting (typically four years) based on service.	Summary Compensation Table; Grants of Plan-Based Awards Table; and Outstanding Equity Awards at Fiscal Year-End Table

Pension Benefits and Deferral Plans	Attract and retain highly compensated executives by providing post-employment replacement income and tax-efficient savings opportunities.	Participation in pension and savings plans on same terms as all employees, participation in a supplemental executive retirement plan, and opportunity to defer current compensation through 401(k) savings plan and deferred compensation plan.	Summary Compensation Table and Retirement Plans — Pension Benefits Table and Non-Qualified Deferred Compensation Table

Does the Committee use a compensation consultant?

The Committee has retained Meridian Compensation Partners LLC (“Meridian”) to serve as the Committee’s independent compensation consultant. Among other matters, Meridian advises the Committee regarding:

•	Executive compensation practices and trends.

•	Best practices regarding short-term and long-term incentive plan design.

•	The appropriate mix and amounts for compensation elements to achieve Company objectives.

•	Shareholder perspectives and concerns related to executive compensation and Say on Pay recommendations.

•	Selecting the appropriate peer group and development of peer group data.

•	Compensation market values as a result of a detailed market study for key senior executives.

•	Technical developments and regulatory requirements impacting executive pay.

What is the role of management in determining compensation?

Our Chief Executive Officer assists the Committee by making compensation recommendations for a group of senior executives, including the other NEOs, after discussion with our Senior Vice President and Chief Human Resources Officer. The Chief Executive Officer’s recommended levels for base salary, annual incentive plan target awards, long-term performance awards and equity grants are provided to the Committee. In addition, the Chief Executive Officer’s relative value ranking for the other NEOs and the individual performance rating levels in connection with the prescribed Company-wide evaluation process are provided to the Committee.

Based on our business plan and prior year performance, management develops the performance metrics, plan goals, and range of performance and payout levels to be used for our annual incentive plan awards and long-term performance awards and provides this information to the Committee for its review. Both our Chief Executive Officer and Senior Vice President and Chief Human Resources Officer are present at the Committee’s first meeting of each year to discuss individual performance and contributions, how the Committee’s determinations can support strategic goals, and other issues of concern to the Committee. The Committee discusses these recommendations with the Chief Executive Officer and also meets in executive session. The Committee generally gives considerable weight to management’s recommendations but exercises its independent discretion to accept, reject or modify these recommendations.

Who evaluates the Chief Executive Officer’s performance?

Our Governance and Nominating Committee is responsible for evaluating our Chief Executive Officer’s performance and utilizes a formal evaluation process administered by the Senior Vice President and Chief Human Resources Officer. This performance appraisal considers the Chief Executive Officer’s performance in the areas of organizational leadership, financial results, and board governance and includes a survey of all members of the board. When evaluating the Chief Executive Officer’s performance, the Governance and Nominating Committee meets in executive session without management present although other non-management members of the board are invited to participate in that committee’s meeting. Subject to the Governance and Nominating Committee’s evaluation, the Committee reviews and determines the Chief Executive Officer’s compensation in executive session.

What is the Committee’s process for setting executive compensation?

The Committee sets annual levels of the key compensation elements for the NEOs at the first meeting of each year when prior year financial results are known. However, consideration of peer practices and trend development, analysis of our programs and outcomes, and discussion of possible program changes begin several months earlier. Also, throughout the year, the Committee reviews the overall structure and elements of compensation.

The Committee utilizes a variety of information resources in fulfilling its responsibilities to determine appropriate executive compensation with most information provided by the Company’s Senior Vice President and Chief Human Resources Officer. As requested by the Committee or as otherwise deemed appropriate to support the Committee in carrying out its responsibilities, the Committee also receives advice from its compensation consultant and utilizes other published compensation data. In connection with the first meeting of each year, management furnishes to the

Committee suggested compensation for each of the NEOs. Historical information, including with respect to salary and equity award grants, total shares subject to outstanding awards, spread value on unvested options, market value of outstanding restricted stock and current stock ownership for the NEOs is also available if requested. Peer group median data and the range of recommended compensation from the peer group median are also provided.

The Committee generally considers the following factors when establishing the annual levels for the compensation elements:

•

For each NEO: prior years’ compensation levels; demonstrated leadership skills; prior year performance, including accomplishment of strategic objectives and personal contributions (based upon management reports); scope of responsibilities; internal pay relativity; long-term career goals; impact on the organization now and in the future, and, if applicable, anticipated retirement.

•

For the NEOs as a group: internal pay equity among the executive group with each NEO to have a significant portion of compensation be variable “at risk” pay tied to both short-term and long term performance-based incentives, and with a greater percentage of compensation being at risk as scope of responsibilities increase.

•

Peer group data at the median level compared to the current market value of each key element and the total package value (as described below). The Committee commissions a market study every few years which also includes our relative performance compared to peers on a variety of metrics.

•	Prior year Company financial performance and current stock price.

•

Number of shares available for grant under our incentive plan, a calculation of the current run rate for equity grants and the total “overhang” based on outstanding awards and dilution that would result from proposed awards.

•	The Company’s strategic direction and financial position, current year budget and projections.

•	Potential risk of the proposed award program.

•	Succession planning.

•	External factors, such as market conditions for a particular job or skill set or known changes in compensation practices of our competitors for talent.

•	The need to retain the Company’s key employees.

•	Our Chief Executive Officer’s recommendations and performance ratings.

In considering these factors, the Committee’s deliberations are necessarily fact specific and situational. There is no established formula for weighting these factors, some of which are intangible and not readily quantifiable. Nor does the Committee use a pre-established priority for these factors. Depending on the year or the individual, the Committee may find certain factors more significant than others. As a group, however, they provide necessary context and perspective for developing a compensation program that is aligned with our business objectives and provide the right performance incentives.

For performance-based compensation elements, such as our annual incentive plan awards and long-term performance awards, the Committee reviews the performance metrics to be used as well as the plan goal and minimum and maximum levels used to establish the range of potential payouts.

Although the Committee considers the performance goal levels within management’s operating plan, its focus in reviewing recommendations for annual incentive plan awards and long-term performance awards is to set performance levels that it believes promote Company growth without sacrificing quality of earnings. The Committee also considers both the metrics selected and plan goal levels as significant measures of executive efforts in managing the Company consistent with its business strategy and operating plans and in the best interests of shareholders.

How does the Company manage risk through its compensation program?

We believe that our compensation program discourages our employees, including our executives, from taking risks to achieve short-term benefits at the expense of long-term performance goals because our compensation program:

•	Provides a mix of fixed compensation (e.g., salary) versus variable or “at risk” compensation, as well as cash versus equity incentives.

•	Strikes a balance between the use of short-term incentives and longer-term incentives, each with appropriate performance metrics.

•	Aligns executive management’s interests with those of our shareholders.

•	Uses incentives that are consistent with our short-term and longer-term strategic initiatives and that incorporate caps on payouts (generally 200% of target).

•	Uses multi-year performance vesting with respect to long-term performance awards and multi-year time vesting, which requires long-term commitment on the part of our executives.

•	Contains forfeiture provisions that apply if the Committee determines that the NEO has violated our Code of Business Conduct or engaged in gross misconduct.

•	Grants to the Committee the right to exercise negative discretion to reduce annual incentive award payouts and long-term performance award payouts based on the quality of the Company’s earnings.

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Includes a clawback provision in long-term performance awards as a risk mitigator, providing that the Committee may require that any holder of a long-term performance award whose malfeasance contributed to a restatement return any proceeds from the award.

•	Includes executive stock ownership guidelines.

How did the Committee set the NEOs’ compensation for 2016?

Overview.    To develop compensation packages for the NEOs for 2016, the Committee considered current and long-term compensation and used a market valuation analysis to review those elements that it reviews annually, namely the base salary, annual incentive plan award, long-term performance award, and equity award.

While neither management’s recommendations nor the Committee’s determinations are based on a specified pay mix allocation, the final pay mix approved for an individual executive and for the group is consistent with our objectives. To the extent the Committee considered peer group data when setting 2016 compensation, the Committee reviewed the data available for comparable positions at such peer companies for each of the NEOs.

Fiscal 2016 Compensation Analysis.    The Committee used competitive market data to enable comparison with peer group data and to assess relative compensation levels among key executives. The total target compensation level (which includes base salary at the approved annual level and the market value of other elements) for the Company’s NEOs was 3.36% above market median.

Compensation Mix in 2016.    Based on the target market valuations used by the Committee and the key compensation elements set forth in the preceding table, the following charts show percentage allocations for each NEO based on the particular compensation element. These charts facilitate a quick review of whether the allocations are consistent with the Committee’s objectives, such as by considering the annual/short-term versus long-term allocation, cash versus equity split, and fixed (salary) versus variable or “at risk” (annual incentive plan awards, long-term performance awards and equity awards). This data also reflects that the most senior executives with the greatest scope of job responsibilities have an increasing percentage of compensation that is performance-based rather than fixed, with base salary representing no more than 35% of the assumed total target compensation opportunity for any NEO.

Base Salary.    In March 2016, the Committee decided to hold the NEOs and other executive officers of the Company salaries to the same level as 2015 with the exception of John W. Schmidt who received an increase of 4% because of expanded responsibility. By comparison, the average increase to base salaries throughout the Company in 2016 was 2.46%.

Annual Incentive Plan Award.    The annual incentive plan award is based upon a percentage of base salary. Based upon peer data presented to the Committee, the Committee determined that the annual incentive plan target award percentages for the NEOs were within a range of 3.0% above to 15.0% above the peer median percentage of salary.

In general, the Company has a consolidated plan for functional areas that are not directly revenue producing and plans for revenue producing divisions or business units. The NEOs that were measured against the consolidated plan were Ms. Sullivan and Messrs. Hannah and Koch. Messrs. Ausick and Schmidt were measured against divisional plans. The plans are consistently structured, but employ different measures and targets. The plans determine the bonus payout pool.

Consolidated Plan

For the consolidated plan, the Committee uses Adjusted EPS (which is defined as consolidated diluted earnings per share, as adjusted for special charges and recoveries as determined by the Committee) as the primary metric. The Committee uses Adjusted EPS because the Committee believes it is the performance measure most closely followed by shareholders and is a good indicator of annual operating performance for our industry. By allowing adjustments for special charges and recoveries, the Committee recognizes that certain items that are not indicative of the Company’s core operating results should be excluded for purposes of determining compensation. The second metric for the consolidated plan is Adjusted Operating Earnings (“Adjusted OE”) (which is defined as operating earnings as adjusted for special charges and recoveries as determined by the Committee) as this metric is intended to incent executives to increase profits and focus on growing the business.

The consolidated plan includes minimum levels of achievement for Adjusted EPS and Adjusted OE. The following table provides information about the range of performance levels for the annual incentive plan awards for the NEOs in the consolidated plan approved by the Committee in March 2016:

Annual Consolidated Incentive Plan for 2016(1)

			Award Payout Percentage if Adjusted OE is:
	Adjusted EPS	Adjusted EPS Performance as a % of Plan Goal	$135.1M (87% of Plan Goal)	$154.5M (Plan Goal)	$185.4M (120% of Plan Goal)
Minimum Adjusted EPS Performance	$2.00	93%	0%	50%	75%
Adjusted EPS to Receive 100% Payout	$2.15	100%	80%	100%	125%
Adjusted EPS to Receive Maximum Payout	$2.60	121%	180%	200%	200%
Actual 2016 Adjusted EPS (2)	$2.00	93%	—	—	—

(1)	Applicable to Ms. Sullivan and Messrs. Hannah and Koch.

(2)	In March 2017, management presented its calculation of 2016 Adjusted EPS ($2.00) and Adjusted Operating Earnings ($137.2 million), both of which excluded costs related to restructuring, business exit and acquisition activities and impairment of a note and account receivable, made at the Committee’s discretion. Based upon these calculations the Committee determined that the 2016 annual consolidated incentive plan did not payout (i.e. the payout was at 0%).

Division Plans

For the revenue producing units’ plans the Committee used Adjusted OE as the primary metric. By allowing adjustments for special charges and recoveries, the Committee recognized that certain items that are not indicative of the businsess units’ core operating results should be excluded for purposes of determining compensation. In order to ensure alignment of the Company and the revenue producing units in achieving targets, the plans are designed to use Adjusted EPS as an additional primary metric to determine the minimum to target payout. The business unit plans will utilize the lower of either Adjusted OE or Adjusted EPS through target for determining payout; thereafter, divisional Adjusted OE is the only primary metric. The second metric for the divisional plans is Net Sales which was selected because it is a commonly used metric for measuring the revenue producing units’ performance. The Committee views the combination of sales and operating earnings performance as meaningful measures of the divisions’ contributions to the Company. To ensure further alignment between individual revenue producing units and the Company, the annual incentive payout for division presidents (Messrs. Ausick and Schmidt) are weighted 70% for the applicable division’s performance and 30% for the Company’s consolidated performance. The divisional plans include minimum levels of achievement for Adjusted EPS, Adjusted OE and Net Sales in order to pay out. The following tables provide information about the range of performance levels for the annual incentive plan awards for the NEOs in two of our revenue producing plans approved by the Committee in March 2016:

Annual Famous Footwear Division Incentive Plan for 2016 (1)

				Award Payout Percentage if Net Sales are:
	Adjusted EPS	Adjusted OE (millions)	Adjusted OE Performance as a % of Plan Goal	Up to $1.57 Billion (96% of Plan Goal)	$1.64 Billion (Plan Goal)	$1.75 Billion or More (107% or More of Plan Goal)
Minimum Adjusted EPS/OE Performance	$2.00	$109.0	92%	0%	50%	75%
Adjusted EPS/OE to Receive 100% Payout	$2.15	$117.9	100%	80%	100%	125%
Adjusted OE to Receive Maximum Payout	n/a	$137.6	117%	180%	200%	200%
Actual 2016 Adjusted OE (2)	n/a	$83.7	71%	—	—	—

(1)	Applicable to Mr. Ausick.

(2)	In March 2017, management presented its calculation of 2016 Net Sales ($1,590.1M), Adjusted EPS ($2.00) and Adjusted OE ($83.7 million), both of which excluded costs related to restructuring and business exit activities, among other adjustments. Based upon these calculations the Committee determined that the annual Famous Footwear incentive plan for 2016 did not payout (i.e the payout was at 0%).

Annual Brand Portfolio Incentive Plan for 2016 (1)

				Award Payout Percentage if Net Sales are:
	Adjusted EPS	Adjusted OE (millions)	Adjusted OE Performance as a % of Plan Goal	Up to $855.5 Million (97% of Plan Goal)	$885.6 Million (Plan Goal)	$925.9 Million or More (105% or More of Plan Goal)
Minimum Adjusted EPS/OE Performance	$2.00	$63.3	86%	0%	50%	75%
Adjusted EPS/OE to Receive 100% Payout	$2.15	$73.9	100%	80%	100%	125%
Adjusted OE to Receive Maximum Payout	n/a	$88.8	124%	180%	200%	200%
Actual 2016 Adjusted OE (2)	n/a	$61.9	89%	—	—	—

(1)	Applicable to Mr. Schmidt.

(2)	In March 2017, management presented its calculation of 2016 Net Sales ($825.7M), Adjusted EPS ($2.00) and Adjusted OE ($61.9 million), both of which excluded costs related to restructuring and business exit activities, among other adjustments. Based upon these calculations, the Committee determined that the annual Brand Portfolio incentive plan for 2016 did not payout (i.e. the payout was at 0%).

For all plans, we use interpolation to determine the exact payout percentage; as a result, there are multiple combinations of the metrics that could result in payment of 100% of the target award. Additionally, the Committee included a forfeiture condition, which provides that the annual incentive award will be forfeitable if the Committee determines that the NEO has violated our Code of Business Conduct or engaged in gross misconduct. In addition, the Committee has retained negative discretion to reduce any award payout based on individual performance or other reasons, including the quality of earnings.

Discretionary Bonus.    The Committee retains discretion to award bonuses to reward unique performance and to recognize specific individual achievement and contributions to the success of the Company. The Committee did not award any such bonuses to any of the NEOs for 2016.

Long-Term Compensation.

Process for Determining Long-term Compensation.    The Committee determined the target value for Ms. Sullivan’s 2016 long-term compensation would be allocated 40% to long-term performance awards and 60% to restricted stock awards. This determination was made by considering peer group market data, Ms. Sullivan’s experience and expertise and Company performance. The Committee determined that the target value of the long-term compensation of the NEOs other than Ms. Sullivan would be allocated 50% to long-term performance awards and 50% to restricted stock awards.

The Committee set target long-term compensation levels for the other NEOs as a percentage of Ms. Sullivan’s target level with consideration given to external market data for these roles and to achieving internal pay equity among this group.

Long-Term Performance Award.    The Committee determined that the target value of the long-term performance awards for each NEO would be comprised of performance shares. The performance shares granted to each NEO would be subject to satisfying two Committee-approved performance metrics (i.e., Adjusted EPS and sales growth) over the performance period (2016-2018). The Committee believes the sales growth metric over the performance period is appropriate to ensure management remains focused on achieving our long-term growth strategy and Adjusted EPS is the appropriate metric to focus on sustained profitability.

The Committee believes the relative difficulty of achieving the performance levels above target represents a significant stretch in performance for the NEOs and as such should yield commensurate financial rewards. Over the last ten years, the Company’s long-term incentive plan (“LTIP”) has paid out six times; once at just above threshold and the other five times above target but below maximum. The plan is divided into four distinct measurement periods. If any one year of the performance period’s financial goals are achieved, that amount is earned and “banked” for payment at the end of the three year period, assuming the service period is met. To receive payment under the LTIP, NEOs must be employed by the Company at the time of payout. The value of each measurement period is equal to 25% for each annual period and 25% for the cumulative period.

The Committee approved the threshold payout opportunity at 0% and the maximum opportunity at 200%. This reflects the practices of our peer group and provides a robust incentive to our executives in keeping with the challenging long-term financial objectives set by the Committee. The Committee approved a payout range if the Company’s Adjusted EPS performance was within an approximate range of 70% to 120% of the established goal for Adjusted EPS for each performance period, in recognition of the difficulty of forecasting long-term. Depending on sales growth performance, the payout rate could be adjusted up or down by 25%, but in no instance greater than 200% of target. If achieved performance is less than 70% of the established target goal for Adjusted EPS, the NEOs would receive no payout under the performance awards. The Company uses interpolation to determine the exact payout percentage. As a result, there are multiple combinations of the metrics that could result in payment of the maximum award.

When these goals were set, the Committee believed they would be difficult to meet and would require concentrated and sustained focus by the NEOs to improve earnings and drive growth. The Committee set the performance goal levels for this award after considering, and primarily based upon, the Company’s multi-year business plan.

A three-year performance period was used so that the NEOs would have overlapping performance awards (i.e., a new performance period starts at the beginning of our fiscal year). Additionally, this long-term award serves to attract, retain, and motivate our executives to build shareholder value over the life of the award and provides retentive value over the term of the award.

The awards also include a clawback provision as a risk mitigator, providing that the Committee may require that any recipient of a long-term performance award whose malfeasance contributed to a restatement return any proceeds from the award. The Committee also retains the right to exercise negative discretion to reduce any award payout based on the quality of the Company’s earnings.

Restricted Stock Awards.    In March 2016, we granted restricted stock awards to our NEOs with service-based cliff-vesting at the end of the fourth year. The Committee determined that grant levels for the NEOs are on average, approximately 15.9% of the Chief Executive Officer’s grant level. The Committee based the amount of equity awards granted on a 3-month average share price rather than the current share price at the time of grant because the Committee believes this mitigates the fluctuation in the Company’s stock price. The Committee approved restricted stock grants for the NEOs in 2016 in amounts that had a current market value that was approximately equal to 55% of the total long-term compensation opportunity granted. Prior to vesting, the holder of restricted stock receives dividends on those shares and has voting rights.

Certain of our NEOs have outstanding stock options in connection with prior grants (see table of Outstanding Equity Awards at Fiscal Year-End). No stock options were awarded to NEOs in 2016.

Individual Awards.    From time to time the Committee exercises its discretion to grant incentive awards to individual NEOs for the achievement of certain goals. In 2015, the Committee granted Mr. Ausick an incentive award pursuant to which Mr. Ausick will be entitled to a one-time payment of $250,000 if the Famous Footwear division reaches a goal of 8.0% return on sales by the end of the 2017 fiscal year. If achieved, this award would be payable in 2018

Was there a payout on the 2014 long-term performance awards, which had a performance period ending with 2016?

Yes. The 2014 long-term performance awards, which had a performance period of 2014 to 2016, used annual and cumulative Adjusted EPS as the primary metric and Sales Growth as the secondary metric. The minimum Adjusted EPS for the cumulative award component was set at $3.64, with different payout rates based on a range of Sales Growth. For this performance period, cumulative Adjusted EPS was $5.72, and Sales Growth was 1.7%. As described above, if any one year of the performance period’s financial goals are achieved, that amount is earned and “banked” for payment at the end of the three year period, assuming the service period is met and the value of each measurement period is equal to 25% for each annual period and 25% for the cumulative period. For this performance period, the plan paid out at a total weighted percent of 141.6% with the 2014 period achieving 155.0% of target, the 2015 period achieving 161.4% of target, the 2016 period achieving 114.2% of target, and the cumulative period achieving 135.6% of target.

How does the Company provide NEOs with post-retirement income replacement?

To attract and retain employees, including NEOs, the Company maintains several plans that provide post-employment benefits:

Pension Plan.    We offer a broad-based tax-qualified defined benefit pension plan to substantially all employees. Participants who have completed five continuous years of employment with us are vested and earn the right to receive unreduced benefits upon retirement at age 65 or later and a reduced benefit upon retirement between the ages of 55 and 65. The benefit available increases with service and age.

Supplemental Executive Retirement Plan.    Our NEOs, with the exception of Mr. Hannah who does not participate in this benefit, participate in our Supplemental Executive Retirement Program (“SERP”) after completion of 12 months of continuous employment. The SERP is a non-qualified retirement plan that allows the participant to receive retirement benefits on the full amount of his or her income, including the portion of income that exceeds the limitations in the Internal Revenue Code for tax-qualified defined benefit pension plans. The five-year vesting requirement supports the retention objective of our program. The SERP has change in control provisions that provide for an enhanced benefit, with payout of the present value of the current accrued benefit within 30 days of a change in control, without regard to vesting restrictions. These provisions are intended to reassure executives that they will receive expected amounts of non-qualified deferred compensation that are payable out of general assets and which may be a substantial portion of the executive’s expected retirement income. We believe that change in control provisions are beneficial because they keep the executive focused and have particular significance for the SERP because it is an unfunded plan. For the SERP, the change-in-control provision results in enhanced retirement benefits. For further details on the SERP, see the discussion under “Executive Compensation — Retirement Plans — Supplemental Executive Retirement Plan (SERP)” below.

401(k) Savings Plan.    Substantially all of our salaried employees are eligible to participate in the Caleres, Inc. 401(k) Plan, and we consider this to be a basic benefit. The Company partially matches employee contributions up to 6% of salary; and this matching contribution is not available to the employee until termination or retirement.

Deferred Compensation Plan.    The Company offers a non-qualified deferred compensation plan for a select group of employees, and the Committee has authorized deferral of up to 50% of base salary and up to 100% of annual incentive plan awards. The Company does not match or contribute to this plan, which essentially operates as an unfunded, tax-deferred personal savings account administered by the Company. The Committee approved this plan because it is a benefit readily available in the marketplace.

Do we provide severance or change in control benefits to the NEOs?

For a limited group of executives, including our NEOs, we utilize executive severance agreements as a means to retain and attract executives in a competitive market for talent. In exchange for the right to receive these benefits following a change in control, the executive agrees to a non-compete agreement for up to two years following any termination of employment. These executive severance agreements provide that in the event of a termination not related to a change of control, the NEO will receive payment of the current year’s annual incentive plan award based on satisfaction of plan performance goals, to be paid following completion of the performance period and pro-rated based on period of service; a cash severance payment of up to two times salary and the target annual incentive plan award; up to two years’ accelerated vesting for stock options and restricted stock; and medical and outplacement benefits.

The change in control benefits in the NEOs’ executive severance agreements are “double trigger” provisions and only apply if, within the two year period following the change in control, the NEO is terminated without cause or if the executive terminates for “good reason.” The higher level of benefits is available because the likelihood of termination is increased following a change in control. For certain executives with legacy agreements, a modified tax reimbursement and gross-up is payable in the event of severance by the Company following a change in control because the terminated executive is subject to excise taxes following such termination that are in addition to regular payroll and income taxes, and the modified reimbursement allows the executive to recognize the full intended economic benefit of the agreement if the excise tax is significant.

The principal purpose of change in control provisions is to eliminate personal conflicts of interest by ensuring that the interests of our executives will be materially consistent with the interests of our shareholders when considering corporate transactions. These arrangements are also intended to encourage retention when a potential change in control or major transaction is presented so that the executives can guide the Company through the completion of the transaction or still serve the Company should the transaction not be completed.

While we believe that change in control benefits and our executive severance agreements are important to our overall compensation package, the Committee does not consider these arrangements in making annual recommendations on key compensation elements as these benefits are contingent on circumstances beyond the executive’s control.

Which perquisites do the NEOs receive?

Various perquisites are provided to key executives including NEOs. These perquisites are limited in number, participation and scope. The aggregate incremental cost of these perquisites is included in the “All Other Compensation” column of the Summary Compensation Table and detailed in Note 7 to that table. The perquisites provided to our NEOs and which are not otherwise available to all employees are described below:

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Personal Use of the Company Plane:    Our NEOs are authorized to use the Company’s plane for personal use subject to availability and prior approval of our Chief Executive Officer. This convenience balances the substantial amount of time our executives spend on Company business and the scheduling difficulties presented by business commitments. We treat personal use of the plane as taxable income, and the amount is calculated in accordance with values prescribed by the Internal Revenue Service.

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Financial and Tax Planning Services:    Our Chief Executive Officer, is reimbursed up to $25,000, our Chief Financial Officer is reimbursed up to $20,000 and all other NEOs and certain other executives are reimbursed up to $5,000, for financial planning and tax assistance services to ensure accurate reporting of equity award compensation and to develop a plan to comply with stock ownership guidelines.

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Club Membership:    Certain of our NEOs are provided with club memberships to provide access to private facilities for business purposes. Total personal usage may not exceed 10% of total usage, and the NEO pays the full effective cost of any personal use of the club, including a pro-rata assessment of membership dues.

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Relocation:    We provide relocation assistance to associates who are required to move to join the Company or are requested to move by the Company. All relocated associates receive assistance under the terms of standard plans administered by a relocation consultant; and these plans include limited increased benefits for higher job levels. In some instances, relocation assistance includes the cost of commuting.

Which market or peer group data was used to evaluate compensation?

Every few years, the Committee has directed its independent compensation consultant to prepare a market study with peer group information, reflecting selective job-by-job comparative market data to a peer group. We consider our peers to include primarily public footwear, fashion and retail businesses of similar size and net sales with which the Company competes for customers, investors or executive talent. In determining the appropriateness of the peer companies, we considered both business segment (footwear and retail emphasis) and, for particular positions within the comparator companies, whether there was an appropriate position for comparison.

At the Committee’s request, Meridian prepared a market study to be used in the consideration of 2016 compensation for the NEOs. The peer group used for the 2016 study was proposed by Meridian and reviewed by management. The 2016 peer group for comparison purposes included 26 similarly sized footwear and retail companies (median sales of $2,630 billion, median market capitalization of $1,677 billion, and median of 14,000 employees). The peer group used by the Committee for compensation decisions for 2016 is set forth below:

Abercrombie & Fitch	DSW, Inc.	Steven Madden, Ltd.
American Eagle Outfitters Inc.	Express, Inc.	Shoe Carnival Inc.
Ascena Retail Group, Inc.	Finish Line Inc.	Skechers USA Inc.
Carter’s, Inc.	Foot Locker Inc.	Stage Stores, Inc.
Chicos Fashion, Inc.	Genesco Inc.	Tailored Brands, Inc.
Coach Inc.	Guess, Inc.	Tory Burch
Crocs Inc.	Kate Spade & Co.	Urban Outfitters, Inc.
Deckers Outdoor Corp.	L.L. Bean	Wolverine World Wide, Inc.
Dillards, Inc.	Pier 1 Imports

Does the Company have an anti-hedging policy?

Yes. The Company prohibits the Company’s directors and executive officers from purchasing any financial instrument that is designed or intended to hedge or offset any change in the market value of the Company’s stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds. The Company’s policy also discourages all other employees from entering into hedging transactions related to the Company’s stock.

Does the Company have an anti-pledging policy?

Yes. The Company’s Insider Trading Policy specifies that the Company’s directors and executive officers should not place Company securities in a margin account or otherwise pledge Company securities as collateral for a loan.

Do we have stock ownership requirements for our NEOs?

Yes. The Committee has implemented stock ownership guidelines for certain executives, including our NEOs. Within a five-year period from adoption of the guidelines or commencement of employment, or within three years after an executive subject to these guidelines is promoted with a resulting change of guideline level, the executive is expected to own Company shares having a market value at least equal to the multiple of salary specified in the following table:

Position	Individual	Guideline Requirement
Chief Executive Officer	Diane M. Sullivan	6 x base salary
Chief Financial Officer	Kenneth H. Hannah	3 x base salary
Division President - Famous Footwear	Richard M. Ausick	3 x base salary
Division President - Brand Portfolio	John W. Schmidt	2 x base salary
Senior Vice President and Chief Human Resources Officer	Douglas W. Koch	2 x base salary

The market value of the executive’s ownership is calculated based on current holdings, unvested restricted stock and stock held indirectly in our 401(k) Plan. Each of the NEOs subject to the minimum ownership guidelines was in compliance for 2016.

What is the Committee’s practice for making equity grants?

The Committee grants equity awards primarily as part of its annual compensation review process. The Committee approved a practice for establishing the grant date for equity awards. Under this practice, the Committee makes annual awards of equity during the first quarter of each fiscal year, normally in advance of, or shortly after, the annual earnings release, with an effective grant date as of the last to occur of the following: (i) the date of the final action necessary by the Committee, the board of directors or the CEO (as appropriate) to approve such award; (ii) such later date as may be specified in the terms of such award; or (iii) if the effective date under (i) or (ii) above would not fall within an “open window” trading period, then such award will be made with an effective grant date as of the second trading date following the date of our next succeeding release of quarterly or annual financial results.

Similarly, if the Committee, the board of directors or the CEO (as appropriate) makes special awards for new hires, retention, promotions and special recognition during an “open window” trading period then the effective grant date will be the date of the grant. But, if the Committee, the board of directors or the CEO (as appropriate) acts outside of such a period, then such award will be granted with an effective grant date as of the second trading date following the date of our next succeeding release of quarterly or annual financial results. The exercise price for stock options is the fair market value of our stock (average of high and low prices) on the grant date.

By making grants during the first quarter, the Committee is able to consider the previous year’s financial performance in determining the size and structure of such grants, both in the aggregate and with respect to individual executives. Additionally, by making the awards during the first quarter, such grants are coordinated with the annual bonus awards. Although our incentive stock plan specifies that our CEO is authorized to grant individual equity awards up to 50,000 shares in any given year, since 2006 our CEOs have chosen not to rely on that authorization and instead have presented all recommended awards to the Committee, including new hires and promotions. Our incentive and stock compensation plan prohibits re-pricing of stock options.

What are the compensation levels for 2017?

In March 2017, the Committee reviewed the Company’s executive compensation, including the metrics and targets used in calculating the performance-based elements of the compensation mix. In making its executive compensation decisions, the Committee considered both the Company’s performance in 2016 and the Company’s executive compensation objectives and philosophy described above under “Executive Summary — Executive Compensation Objectives and Philosophy.” The Committee made the following determinations with respect to 2017 compensation:

•	The Committee decided to increase base salaries of our NEOs by 4% in 2017.

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The Company will use Adjusted EPS and Adjusted EBITDA as a Percent of Net Assets as the primary metrics for the consolidated annual incentive plan. Adjusted EBITDA as a percent of Net Assets was selected because it is a commonly used metric for profitability associated with capital management and improving earnings by using capital efficiently. For revenue producing units, the Company will continue to use Adjusted OE and Net Sales as the primary metrics. These metrics are intended to incent executives to increase profits and focus on growing the business. Additionally, plans for Division presidents will continue to be weighted 70% for their respective division plans and 30% for consolidated results.

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The Committee approved the long-term performance award design for 2017-2019 consistent with the design for the 2016-2018 plan such that it will be divided into four distinct measurement periods. The Company will again use adjusted EPS as the first metric and sales growth as the second metric to ensure that the Company’s long-term focus remains on increasing its revenues and earnings.

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For the long-term performance awards granted in 2017, the Committee approved a threshold payout opportunity of 30% (based upon achieving a threshold EPS goal) and a maximum payout opportunity of 200% for each performance period. Consistent with the 2016-2018 plan, awards, if earned, under the 2017-2019 plan will be paid out in stock. This reflects the Committee’s desire to align our executives’ long-term performance award opportunity with the interests of our shareholders. This also provides a greater incentive to our executives for achieving challenging long-term financial objectives.

What is the Committee’s policy on deductibility of compensation?

The Committee’s policy is to establish and maintain a compensation program that is designed to encourage and reward our executives for superior performance and drive long-term shareholder value. The Committee believes executive compensation programs should serve to achieve that objective while also minimizing any effect of Section 162(m) of the Internal Revenue Code to the extent reasonable and practicable. Generally, Section 162(m) provides for an annual $1,000,000 limitation on the deduction an employer may claim for compensation of executive officers unless the compensation is performance-based. Both the annual incentive plan awards and the long-term performance awards are designed to use performance measures identified in the Incentive and Stock Compensation Plan of 2011, which have been approved by shareholders, and your board is recommending the shareholders re-approve this year. In connection with the Committee’s approval of the incentive awards granted in 2016, the Committee selected metrics identified in the plans so that the issuance of shares or cash pursuant to those plans would comply with the Section 162 (m) exception for performance-based compensation if the other requirements under Section 162(m) are met. With respect to restricted stock, the Company is able to take a deduction when the restriction for the applicable shares lapses provided the non-performance based compensation is less than the Section 162(m) limitations.

In 2016, non-performance-based compensation exceeded the annual $1,000,000 limitation under Section 162(m) as follows: for Ms. Sullivan by $2,742,594, Mr. Ausick by $398,753, Mr. Schmidt by $325,670 and for Mr. Koch by $191,094. As such, the Company was not able to deduct those excess amounts for tax purposes. The Committee considers it important to retain flexibility to design compensation programs that are in the best interest of the Company and the shareholders and therefore may approve payments of compensation to our NEOs that are not deductible under Section 162(m).

Compensation Committee Report

The Compensation Committee of the board has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the board that the CD&A be included in this proxy statement and the Company’s Annual Report on Form 10-K.

Compensation Committee

W. Patrick McGinnis, Chair

Lori H. Greeley

Patricia G. McGinnis

EXECUTIVE COMPENSATION

Summary Compensation

The following summary compensation table shows the compensation paid for 2016 to Ms. Sullivan, Mr. Hannah and the other three most highly-compensated executive officers who were serving as executive officers as of January 28, 2017 (our “NEOs”). Additional information for 2014 and 2015 is provided for the NEOs who were also NEOs for those years. The Company has entered into an executive severance agreement with each NEO still employed by the Company which provides for payments upon certain termination events and includes a non-compete covenant by the NEO.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards (3)	Option Awards(4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(6)	All Other Compensation(7)(8)	Total
Diane M. Sullivan	2016	$1,030,000	—	$4,528,800	$—	$1,415,550	$48,322	$96,405	$7,119,077
Chief Executive Officer, President	2015	1,030,000	—	4,518,000	—	3,050,507	796,972	78,930	9,474,409
and Chairman of the Board	2014	1,000,000	—	3,381,600	—	2,872,357	1,341,902	145,460	8,741,319
Kenneth H. Hannah	2016	625,000	—	852,480	—	—	17,119	58,697	1,553,296
Senior Vice President and Chief
Financial Officer	2015	625,000	250,000	1,733,520	213,504	584,863	—	44,115	3,451,002
Richard M. Ausick	2016	650,000	—	1,332,000	—	510,306	15,013	15,004	2,522,323
Division President -	2015	650,000	—	1,255,040	—	1,189,974	84,759	23,621	3,203,394
Famous Footwear	2014	625,000	—	794,676	—	702,195	593,410	49,835	2,765,116
John W. Schmidt	2016	600,000	—	719,280	—	189,684	98,520	6,879	1,614,363
Division President -	2015	—	—	—	—	—	—	—	—
Brand Portfolio	2014	—	—	—	—	—	—	—	—
Douglas W. Koch	2016	455,000	—	559,440	—	237,105	715	19,275	1,271,535
Senior Vice President and Chief	2015	455,000	—	577,340	—	593,377	93,387	15,608	1,734,712
Human Resources Officer	2014	438,000	—	374,794	—	676,071	459,940	11,415	1,960,220

(1)	Amounts in this column may include cash amounts that were deferred pursuant to our deferred compensation plan and which are reported in the Non-Qualified Deferred Compensation Table.

(2)	Amounts in this column include a sign-on bonus for Mr. Hannah at time of hire.

(3)	Amounts in this column reflect, for each year presented, the aggregate grant date fair value for awards of restricted stock and long-term performance units computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 without regard to potential forfeitures and do not correspond to the actual value that will be realized by the NEOs. Grant date fair value has been determined by multiplying the average of the high and low prices of our stock on the date of grant by the number of restricted shares granted and by the number of performance units granted, each as estimated by management at the time of grant as being probable of payout at target level. For additional information on stock awards, see Note 15 to our audited consolidated financial statements on Form 10- K. The aggregate grant date fair value of the performance awards granted during the respective performance periods of 2016, 2015 and 2014 at maximum payout would be as follows: Ms. Sullivan — $3,623,040; $5,722,800; $3,381,600; Mr. Hannah — $852,480; $1,004,020; Mr. Ausick — $1,332,000; $1,255,040; $405,792; Mr. Schmidt — $719,280; and Mr. Koch — $559,440; $577,340; $185,988. The long-term performance awards are also described in the CD&A under the caption “Executive Compensation Program — How did the Committee set the NEOs’ compensation for 2016? — Long-Term Compensation.”

(4)	Amounts in this column reflect the fair value of these options, estimated at the date of grant using the Black-Scholes option pricing model. The fair value of the stock options granted in 2015 was based on a Black Scholes value of $12.81 per share as of February 16, 2015, and the weighted average assumptions to calculate this fair value are indicated in Note 15 to our consolidated financial statements included in our 2016 Annual Report on Form 10-K.

(5)	The Non-Equity Incentive Plan Compensation column does not include an amount for the annual incentive plan awards approved in March 2016 because those awards did not payout for 2016. The annual incentive awards are described in the CD&A under the caption “Executive Compensation Program — How did the Committee set the NEOs’ compensation for 2016? — Annual Incentive Plan Awards.” The Non-Equity Incentive Plan Compensation column reflects the long-term performance awards earned at the end of 2016 and paid in 2017. The long-term incentive awards are described in the CD&A under the caption “Executive Compensation Program — How did the Committee set the NEOs’ compensation for 2016? — Annual Incentive Plan Award.”

(6)	The NEOs participate in the Company’s qualified defined benefit pension plan and a non-qualified, unfunded SERP upon completion of twelve months of service and are eligible to participate in a non-qualified deferred compensation plan. Neither the SERP nor the non-qualified deferred compensation plan pays “above market” interest on amounts deferred. The amounts reflected in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column are an estimate of the increase in the actuarial present value of the age 65 retirement accrued benefit under the Company’s tax-qualified pension plan that covers all employees and of the accrued benefit commencing at the earliest age that an unreduced benefit is available under the SERP. The change in actuarial value reflects an increase in value due to an additional year of credited service, an increase in compensation level, an increase in the participant’s age, and changes in the actuarial assumptions between the measurement dates. For each year’s computation, these pension values were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements for the applicable year. For 2016, see the notes to the Pension Benefits Table for additional information regarding assumptions used in this calculation.

(7)	“All Other Compensation” reflects the Company’s incremental cost to provide the following benefits:

Name	Company 401(k) Plan Match	Financial and Tax Planning Services	Personal Use of Company Aircraft(a)	Other(b)	Total
Diane M. Sullivan	$9,275	$25,000	$57,130	$5,000	$96,405
Kenneth H. Hannah	10,116	20,000	28,581	—	58,697
Richard M. Ausick	9,275	3,729	—	2,000	15,004
John W. Schmidt	6,879	—	—	—	6,879
Douglas W. Koch	9,275	5,000	—	5,000	19,275

(a)	The incremental cost to the Company of personal use of the Company aircraft is calculated based on the average variable operating costs to the Company. Variable operating costs include fuel, maintenance (including major maintenance), on-board catering, landing/ ramp fees, crew travel expenses, and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Company aircraft flew to determine an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use (including additional miles for “dead-head” flights when the aircraft returns empty) to derive the incremental cost for personal miles flown. This total is then divided by the number of personal miles flown to determine a total variable cost for each NEO based on miles flown. This methodology excludes fixed costs that do not change based on usage, such as third party management fees, lease cost of the plane, and non-trip related hangar expenses. As this calculation method includes the variable costs for the miles flown, it is not affected by the number of passengers on the flight. On certain occasions, an NEO’s spouse or other family members may accompany an executive on a flight. No additional direct operating cost is incurred in such situations under the foregoing methodology because the costs would not be incremental. In addition, use of Company aircraft to attend industry-related meetings and board meetings of certain charitable organizations that have been approved in advance by the board as being related to the Company’s business is not deemed to be personal use for purposes of this table or for tax purposes.

(b)	Amount includes matches of charitable giving to qualified institutions. Incremental costs for personal use of club memberships are paid directly by the NEO and are not included herein.

(8)

In addition to the personal benefits identified in Note 7, our NEOs are eligible to receive standard health and welfare benefits available to all employees, which are not reflected in this table. The Company also purchases tickets to certain sporting, civic, cultural, charity and entertainment events. We use these tickets for business development, partnership building, charitable donations and community involvement. If not used for business purposes, we may make these tickets available to our employees, including our NEOs, as a form of recognition and reward for their efforts. Because we had already purchased these tickets, there is no aggregate incremental cost to us when a NEO uses these tickets for personal purposes.

Grants of Plan-Based Awards

The Committee generally grants awards under its incentive and stock compensation plan at its first meeting of each year in connection with its review of executives’ performance during the previous year. For new hires and promotions, mid-year grants are generally made at the next meeting of the Committee. Pursuant to the Incentive and Stock Compensation Plan of 2011, the Committee granted both cash and equity incentive awards during 2016, consisting of the annual incentive plan awards, the long-term performance awards and time-vested restricted stock. Information about the 2016 annual incentive plan awards is included within the CD&A under the caption “Executive Compensation Program — How did the Committee set the NEOs’ compensation for 2016 — Annual Incentive Plan Compensation?” Additional information about plan-based awards granted in 2016 is included within the CD&A under the caption “Executive Compensation Program — How did the Committee set the NEOs’ compensation for 2016 — Long-Term Compensation?” The following table provides information with respect to awards granted to the NEOs during the past year under the Incentive and Stock Compensation Plan of 2011:

Grants of Plan-Based Awards

			Estimated Future Payments Under Non-Equity Incentive Plan Awards(3)			Estimated Future Payments Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#) (5)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Name/Award	Grant Date (1)	Approval Date (2)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Diane M. Sullivan
Annual Incentive		3/3/2016	$695,250	$1,390,500	$2,781,000
3 Year Perf. Award	3/17/2016	3/3/2016				—	68,000	136,000				$1,811,520
Restricted Stock	3/17/2016	3/3/2016							102,000			$2,717,280
Kenneth H. Hannah
Annual Incentive		3/3/2016	250,000	500,000	1,000,000
3 Year Perf. Award	3/17/2016	3/3/2016				—	16,000	32,000				$426,240
Restricted Stock	3/17/2016	3/3/2016							16,000			$426,240
Richard M. Ausick
Annual Incentive		3/3/2016	276,250	552,500	1,105,000
3 Year Perf. Award	3/17/2016	3/3/2016				—	25,000	50,000				$666,000
Restricted Stock	3/17/2016	3/3/2016							25,000			$666,000
John W. Schmidt
Annual Incentive		3/3/2016	225,000	450,000	900,000
3 Year Perf. Award	3/17/2016	3/3/2016				—	13,500	27,000				$359,640
Restricted Stock	3/17/2016	3/3/2016							13,500			$359,640
Douglas W. Koch
Annual Incentive		3/3/2016	147,875	295,750	591,500
3 Year Perf. Award	3/17/2016	3/3/2016				—	10,500	21,000				$279,720
Restricted Stock	3/17/2016	3/3/2016							10,500			$279,720

(1)	The grant date is the date the award was actually granted.

(2)	The approval date is the date that the Committee approved the award.

(3)

These columns show the range of cash payouts under the annual incentive plan award for 2016. For NEOs included in the consolidated plan, the payouts are based on achievement of Adjusted EPS targets as the primary metric and Adjusted OE potentially increasing or decreasing the payout (but in no event being less than the minimum or more than the maximum payout). For NEOs included in a division plan, the payouts are based on the achievement of Adjusted EPS and Adjusted OE as the primary metrics with the achievement of Net Sales potentially increasing or decreasing the payout (but in no event being less than the minimum or more than the maximum payout). To the extent the Company’s performance exceeds the minimum performance Adjusted EPS level and Adjusted OE for NEOs in the consolidated plan, and Adjusted EPS, Adjusted OE and Net Sales for those NEOs in division plans, the award is payable at a minimum of 50% of the target award amount; and the maximum payout is 200% of the target award amount. See section entitled “Executive Compensation Program — How did the Committee set the NEOs’ compensation for 2016? — Annual Incentive Plan Awards” in the CD&A. The amounts set forth in this table were based on the NEO’s base salary in effect at the date of grant although payment of any earned award (as shown in the Summary compensation Table) was based on the NEO’s salary in effect during the year.

(4)	These columns show the range of share payouts under the long-term performance awards granted in 2016 with respect to the performance period of 2016 to 2018. The plan is divided into four distinct measurement periods — three annual periods and one cumulative period, each having equal weight. To the extent the Company’s performance exceeds the minimum performance criteria in each measurement period (Adjusted EPS in each of the annual periods with a cumulative Adjusted EPS amount of greater than $6.08), the total award will begin to payout, as the threshold is set at 0% of target. To have payout at the target amount of shares awarded, in most instances, cumulative Adjusted EPS must be at least $7.12. Payout of the awards is also dependent on performance achieved for the second metric, net sales growth. This metric works to adjust the award up by 35% and down by 15%, but in no instance greater than 200% of target, for each of the individual measurement periods.

Also, a minimum threshold of Adjusted EPS must be achieved in each measurement period. If the performance plan’s financial goals are achieved in any measurement period, that amount is earned and “banked” for payment at the end of the three- year period, assuming the service period is met. This award is subject to a clawback provision as well as the exercise of the Committee’s negative discretion to reduce any award payout based on the quality of the Company’s earnings. See section entitled “Executive Compensation Program — How did the Committee set the NEOs’ compensation for 2016? — Long-Term Compensation” in the CD&A.

(5)	The restricted stock grants cliff vest at four years from the grant date. Dividends are paid on shares of restricted stock, when and if declared payable, at the same rate as paid to all shareholders.

(6)	Grant date fair value for awards is calculated as follows: (a) for restricted stock, by multiplying the number of shares granted by the average of the high and low price of the Company’s stock on the grant date (which was $26.64 on March 17, 2016 for all grants to the NEOs) and (b) for long-term performance shares, by multiplying the target number of performance shares by the average of the high and low price of the Company’s stock on the grant date ($26.64 on March 17, 2016 for all grants to the NEOs). This value does not reflect estimated forfeitures or awards actually forfeited during the year; although none of these awards were forfeited by the NEOs in fiscal 2016. The actual value, if any, to be realizable on the performance share awards will depend on the number of shares issued at the end of the performance period. The actual value realizable by the executive with respect to a grant of stock will depend on the market value of the shares when the executive sells the shares, if restricted following the lapse of restrictions.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information with respect to the unexercised options, restricted stock (non-vested) and performance units awards (“Perf”) held by the NEOs as of January 28, 2017, our fiscal year-end, and includes a column for current market value for these awards.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
								Equity Incentive Plan
Name	Grant Date or Performance Period	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Diane M. Sullivan	3/19/2013					54,085	1,609,029
	3/18/2014					60,000	1,785,000
	3/13/2015					55,000	1,636,250
	3/17/2016					102,000	3,034,500
	Perf 2014-16							84,936	2,526,846
	Perf 2015-17							190,000	5,652,500
	Perf 2016-18							68,000	2,023,000

Total						271,085	8,064,779	342,936	10,202,346
Kenneth H. Hannah	2/16/2015		16,667	29.18	2/16/2025	25,000	743,750
	3/13/2015					16,667	495,843
	3/17/2016					16,000	476,000
	Perf 2015-17							33,334	991,687
	Perf 2016-18							16,000	476,000

Total			16,667			57,667	1,715,593	49,334	1,467,687
Richard M. Ausick	3/8/2007	5,999		35.25	3/8/2017
	3/19/2013					27,000	803,250
	3/18/2014					21,000	624,750
	3/13/2015					20,834	619,812
	3/17/2016					25,000	743,750
	Perf 2014-16							10,192	303,212
	Perf 2015-17							41,668	1,239,623
	Perf 2016-18							25,000	743,750

Total		5,999				93,834	2,791,562	76,860	2,286,585
John W. Schmidt	3/19/2013					12,000	357,000
	3/18/2014					8,000	238,000
	3/13/2015					6,667	198,343
	3/17/2016					13,500	401,625
	Perf 2014-16							3,737	111,175
	Perf 2015-17							13,334	396,687
	Perf 2016-18							13,500	401,625

Total						40,167	1,194,968	30,571	909,487

	Option Awards					Stock Awards
								Equity Incentive Plan
Name	Grant Date or Performance Period	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Douglas W. Koch	3/8/2007	5,999		35.25	3/8/2017
	3/19/2013					14,000	416,500
	3/18/2014					10,000	297,500
	3/13/2015					9,584	285,124
	3/17/2016					10,500	312,375
	Perf 2014-16							4,671	138,962
	Perf 2015-17							19,168	570,248
	Perf 2016-18							10,500	312,375

Total		5,999				44,084	1,311,499	34,339	1,021,585

(1)	All stock options listed in the table have a term expiring ten years after the grant date and vest based on service. Options vest at a rate of 25% on each anniversary of the grant date over four years, except the 2/16/2015 options granted to Mr. Hannah which vest 50% on year 4 and 50% on year 5.

(2)	The stock option exercise price is based on the average of the high and low price for the Company’s stock on the grant date.

(3)	Grants of restricted stock made between 2013 through 2016 cliff vest on the fourth anniversary of the grant date or vest 50% on year 4 and 50% on year 5. Subject to earlier forfeiture or accelerated vesting, unvested restricted stock outstanding on January 28, 2017 will vest (or have vested) as follows:

Grant Date	Vesting Schedule
3/19/2013	100% on 3/19/2017
3/18/2014	100% on 3/18/2018
2/16/2015	50% on 2/16/2019, 50% on 2/16/2020
3/13/2015	100% on 3/13/2019
3/17/2016	100% on 3/17/2020

(4)	The fiscal year-end market value of unvested restricted stock or units is calculated by multiplying the number of unvested shares by $29.75, the closing price for our stock at January 27, 2017, the last trading day of our fiscal 2016.

(5)	Performance share awards granted in 2014, 2015, 2016 do not vest until completion of the performance period, and the amount ultimately earned depends on whether we have met applicable performance criteria up to a maximum of 200% of target. The 2014-2016 award is payable in a combination of cash and share units, while the 2015-2017 and 2016-2018 awards are payable in shares.

In preparing our 2016 consolidated financial statements the payout on the 2014-2016 performance awards was 141.56%. The 2015-2017 performance awards are estimated above target resulting in the amount above stated at maximum payout. The 2016-2018 performance awards are estimated below target resulting in the amount above stated at target payout. The potential payout value has been calculated by multiplying the year-end unearned award units or shares by $29.75, the closing price of our stock on January 27, 2017, the last trading day of our fiscal 2016.

Option Exercises and Stock Vested

The following table shows information regarding stock options exercised and vesting of restricted stock and performance shares or units during 2016, and the Value Realized on Vesting is calculated prior to payment of applicable withholding tax.

Option Exercises and Stock Vested

	Stock Option Awards		Stock Awards
			Number of Shares Acquired on Vesting
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Restricted Stock	Performance Shares or Units	Value Realized On Vesting(1)
Diane M. Sullivan	67,784	$801,325	90,500	38,402	$3,698,252
Kenneth H. Hannah	—	—	—	—	—
Richard M. Ausick	5,565	15,564	25,000	17,211	1,210,124
John W. Schmidt	—	—	25,000	5,737	738,791
Douglas W. Koch	—	—	25,000	6,741	911,206

(1)	The values shown for restricted stock were calculated by multiplying the number of shares vested by the average of the high and low prices of our stock on the vesting date. The value realized has not been reduced to reflect shares that were withheld to pay taxes and were not issued to the NEO.

Retirement Plans

Pension Plan

All employees, including our NEOs, are eligible to participate in the Caleres, Inc. Retirement Plan (“Pension Plan”) after 12 months of employment, working at least 1,000 hours and the attainment of 21 years of age. Plan participants who have completed five continuous years of employment with the Company are vested and earn the right to receive certain benefits upon retirement at the normal retirement age of 65 or upon early retirement on or after age 55. If the plan participant retires between the ages of 55 and 65 after at least 10 years of service, he or she is eligible for the greater of i) a subsidized monthly early retirement pension of the benefit accrued on December 31, 2015 that is reduced 1/15 for each of the first five years and 1/30 for each of the next five years that commencement of payment precedes age 65 and ii) a monthly early retirement pension which is actuarially equivalent to the benefit payable at age 65. The early retirement benefit is not subsidized if the participant has not completed 10 years of service but is actuarially reduced to reflect payment prior to age 65. Of our NEOs, Ms. Sullivan and Mr. Ausick are eligible for the subsidized early retirement benefit under the Pension Plan.

The amount of monthly pension benefits is calculated based on years of service using a two-rate formula applied to each year of pension service and the participant receives the larger of the December 31, 2015 accrued benefit and the benefit calculated under the current plan provisions using years of service and pay history at termination. Generally, a participant receives credit for one year of service for each 365 days of employment as an eligible employee with the Company commencing after their date of participation in the Plan, up to 30 years. A service credit of 0.825% is applied to that portion of the average annual salary for the last ten years that does not exceed “covered compensation,” which is the 35-year average compensation subject to FICA tax based on a participant’s year of birth; and a service credit of 1.425% is applied to that portion of the average salary during those ten years that exceeds said level. For the benefit accrued on December 31, 2015, service under the plan commenced at date of hire and a 35-year service cap and an average annual salary for the five highest consecutive years during the last ten year period were used in the benefit formula. Annual earnings covered by the Pension Plan consist of salary, wages, commissions, overtime pay, foreign service premiums, bonuses paid under a formal bonus program, contributions to a nonqualified deferred compensation plan, employee contributions to a Section 125 cafeteria plan and employee deferrals to a 401(k) saving plan, while all other amounts are excluded. For highly paid employees, benefits are limited pursuant to certain provisions of the Internal Revenue Code (including, among others, the limitation on the amount of annual compensation for purposes of calculating eligible benefits for a participant under a qualified retirement plan ($265,000 in 2016 and $270,000 in 2017)).

The accumulated benefit a participant earns under the Pension Plan is payable starting after retirement based on the participant’s choice of payment option, including an annuity for the participant’s life, joint and survivor annuity, ten-year certain and life annuity, Social Security level income option, and, only for benefits accrued before December 31, 1993, a lump sum payment. All optional forms of benefit are equal to the single life annuity adjusted by plan-specified actuarial equivalence factors.

Supplemental Executive Retirement Plan (SERP)

Certain key management employees who are participants in the Pension Plan, including the 2016 NEOs with the exception of Mr. Hannah, are also eligible to participate in the SERP. The purpose of the SERP is to provide benefits to certain highly paid Pension Plan participants whose benefits under the Pension Plan are adversely affected by benefit limitations imposed by the Internal Revenue Code. More specifically, the Internal Revenue Code limits the amount that may be paid from the Pension Plan ($210,000 in 2016 and $215,000 in 2017) to an individual and the amount of pay that can be used to calculate the Pension Plan benefit ($270,000 in 2017). For this reason, the Company maintains the SERP to restore benefits lost under the Pension Plan due to qualified plan limitations imposed by the Internal Revenue Code. In general, the SERP provides eligible employees a lump sum benefit actuarially equivalent to the difference between the amount payable under the Pension Plan and the amount they would have received under the Pension Plan without regard to the limits described above. The SERP is unfunded and all payments are made from general assets. Accordingly, these benefits are subject to forfeiture in the event of bankruptcy.

SERP participants that entered the plan prior to January 1, 2006 (“Grandfathered Participants”) receive certain enhanced benefits, including: (i) an increased service credit rate (1.465% instead of 1.425%), (ii) an unreduced early retirement benefit at age 60, provided the participant has at least ten years of service, and (iii) an increased death benefit (75%, in the event of death prior to age 55, or 100% in the event of death after age 55 instead of 50%). Ms. Sullivan and Messrs. Ausick and Koch are Grandfathered Participants, are eligible for the enhanced benefits described above, and are eligible for an unreduced early retirement benefit.

Upon a change in control, all vesting requirements are waived and SERP participants receive an actuarially equivalent lump sum as if they retired on the effective date of the change in control. Participants that have not attained age 55 (age 60 for Grandfathered Participants) as of the change in control will receive an actuarial equivalent lump sum based on the full benefit that would have been payable if the participant retired at age 55 (age 60 for Grandfathered Participants), actuarially reduced to reflect the participant’s age at the time of the change in control. Change in control benefits are paid within 30 days after the change in control regardless of whether the participant remains employed. Pursuant to certain severance agreements, if a participant terminates employment after a change in control, the participant will be credited with up to three additional years of service under the SERP. The definition of a “change in control” for purposes of the SERP is the same as the definition in the executive severance agreements, described in the section “Payments on Termination and Change in Control.”

Pension Benefits Table

The table below quantifies the present value of the future benefits payable under the Company’s two defined benefit pension plans (the Pension Plan and the SERP) for the NEOs as of January 28, 2017.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service(#)(3)	Present Value of Accumulated Benefit($)		Payments During Last Fiscal Year($)
Diane M. Sullivan(4)	Pension Plan	13	$455,138	(1)	$—
	SERP	13	$3,968,636	(2)	—
Kenneth H. Hannah	Pension Plan	1	$17,119	(1)	—
Richard M. Ausick(4)	Pension Plan	15	$539,805	(1)	—
	SERP	15	$1,890,844	(2)	—
John W. Schmidt(4)	Pension Plan	9	$215,860	(1)	—
	SERP	9	$372,018	(2)	—
Douglas W. Koch(4)	Pension Plan	16	$615,959	(1)	—
	SERP	16	$1,229,357	(2)	—

(1)	For the Pension Plan, the calculation of the present value of the accumulated benefit assumes:

— each participant’s benefit commences at age 65, the age at which retirement may occur without any reduction in benefits, discounted to January 31, 2017 using a discount rate of 4.4%; and

— post-retirement mortality based on the RP-2014 Bottom Quartile projected back to 2007 with Scale MP-2014 and projected forward with generational Scale MP-2016, grading linearly to 0.75% by 2032.

(2)	For the SERP, the calculation of the present value of the accumulated benefit assumes that each participant’s benefit is payable as a lump sum commencing at the age at which retirement may occur without any reduction in benefits, discounted to January 31, 2017 using a discount rate of 4.4%, and post-retirement mortality based on the unisex mortality table published by the IRS for 2017 lump sum payments.

(3)	The years of credited service are based on actual service and do not reflect additional credited service that might be applicable in the event of a change in control under the executive severance agreements.

(4)	Four of our NEOs are currently vested in the SERP. If any of the vested NEOs left the Company as of January 31, 2017, then in lieu of the amounts shown in this table, they would have been eligible for a lump-sum payment from the SERP in the following approximate amounts: Ms. Sullivan — $4,292,229, Mr. Ausick — $2,047,150, Mr. Koch — $1,331,712, and Mr. Schmidt — $387,561. This lump sum would not be payable until July 31, 2017 and would also include interest for the six month delay in payment. Although Mr. Schmidt is eligible to commence payments under the Pension Plan and the SERP, he is not eligible for an additional retirement subsidy from either the Pension Plan or the SERP. All lump-sum payments are calculated based on the 2017 unisex mortality table published by the IRS and interest rates of 1.57% for annuity payments due during the first five years; 3.45% for annuity payments due during the next 15 years; and 4.39% for annuity payments due after 20 years.

Non-Qualified Deferred Compensation

Selected key executives, including the NEOs, are eligible to participate in a deferred compensation plan. Under this plan, a participant may elect to defer annually the receipt of up to 50% of base salary and up to 100% of other approved compensation (with deferral of annual incentive awards authorized by the Compensation Committee for deferral), and thereby delay taxation of these deferred amounts until actual payment of the deferred amount in future years. At the participant’s election, payments can be deferred until a specific date at least three years after the year of deferral or until termination of employment (subject to earlier payment in the event of a change of control), and can be paid in a lump sum or in up to 15 annual installments. Separate deferral elections can be made for each year; and in limited circumstances, existing payment elections may be changed. The amounts deferred are credited to accounts that mirror the gains and/or losses of several different publicly available investment funds, based on the participant’s election; and the investment funds available are expected to be substantially similar to the mutual fund-type investments available under our 401(k) Plan. Accordingly, above market earnings will not result under this plan. In 2016, the rate of return for these accounts ranged from earnings of 0.4% to 5.3%.

In general, the participant can receive “in-service” hardship withdrawals, but withdrawals not based on hardship are not allowed while participants are still employed. The Company is not required to make any contributions to this plan and has unrestricted use of any amounts deferred by participants. Although the Company has established a “Rabbi Trust” to invest funds equal in amount to compensation that has been deferred, the deferred compensation plan is an unfunded, nonqualified plan, for which the benefits are to be paid out of our general assets and subject to forfeiture in the event of bankruptcy or liquidation. The plan is subject to the requirements of Section 409A of the Internal Revenue Code, and if a participant is considered a “specified employee” on his or her separation date, Section 409A requires the delay of payments for six months after such date.

The following table shows contributions and earnings during 2016 and the account balances as of January 27, 2017 (the last business day of 2016) for our NEOs under the deferred compensation plan.

Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year(1)	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year- End
Diane M. Sullivan	$—	$—	$—	$—	$—
Kenneth H. Hannah	—	—	—	—	—
Richard M. Ausick	—	—	1,193	—	25,659
John W. Schmidt	—	—	—	—	—
Douglas W. Koch	—	—	715	—	164,196

(1)	This amount represents the executive’s contributions during 2016, and are included, if any, in the “salary” column in the Summary Compensation Table for fiscal 2016.

Payments on Termination and Change in Control

Under the Incentive and Stock Compensation Plan of 2011 (the “Incentive and Stock Compensation Plan”), a “change in control” generally consists of any of the following: any person acquires more than 30% of the Company’s stock through a tender offer, exchange offer or otherwise; the Company is liquidated or dissolved following a sale of substantially all of its assets; or the Company is not the surviving parent corporation following a merger or consolidation. Under the executive severance agreements, the SERP and the deferred compensation plan, a “change in control” results when: any person acquires 30% or more of the Company’s stock (other than acquisitions directly from the Company); or the incumbent board (and their successors approved by at least two-thirds of the directors then in office) cease to constitute a majority of the board; or the consummation of a merger, consolidation or reorganization or sale of substantially all of the Company’s assets, unless our shareholders prior to the transaction hold more than 65% of the voting securities of the successor or surviving entity in substantially the same proportion as prior to the transaction.

Our Incentive and Stock Compensation Plan contains “single trigger” provisions in the event of a change in control. Thus, the Incentive and Stock Compensation Plan provides that in the event of a change in control (even if the executive remains with the Company after the change in control and even if stock options are assumed or restricted shares are substituted by the surviving company), all restricted stock and stock options will immediately vest, and outstanding incentive awards will be payable at the target level and prorated based on the period of service. Our SERP also provides “single trigger” benefits following a change in control. Therefore, a SERP participant’s benefits will vest in full upon a change in control with an enhanced benefit if the participant is under age 60 (for pre-2006 participants) or age 55 (for post-2005 participants). The executive severance agreements, however, generally provide for “double trigger” benefits if employment is terminated following a change of control, whether by the Company for cause or by the executive for good reason.

The Company is not a party to traditional employment agreements with its NEOs, but it does have an executive severance agreement with each of them. These agreements provide that if the NEO is terminated by the Company without cause or, following a change in control, either terminates “for good reason” or is terminated by the Company, the NEO would be subject to a non-compete agreement and be entitled to certain payments or benefits in addition to those otherwise available under our incentive plan, retirement plan and SERP.

Additional Benefits on Termination and Change in Control

If an NEO voluntarily leaves his or her employment, no additional or accelerated benefits are available. The following table shows the types of additional or accelerated benefits that are triggered by a change in control and certain other events of termination for our NEOs. The definitions for a “good reason” termination and “Change in Control” are included in the discussion of “Executive Severance Agreements” herein, and the definition of “Change in Control” under the Incentive and Stock Compensation Plan of 2011 is provided in the preceding section.

Additional Benefits on Termination and Change in Control (CIC)

Within 24 Months After CIC
	Involuntary Termination Not for Cause	Death	Permanent Disability	Retirement	Voluntary Termination	Involuntary or Good Reason Termination	Change in Control Only
Cash Severance	1x or 2x the sum of (x) highest salary in past 12 months and (y) amount equal to target bonus	None				2x or 3x the sum of (x) highest salary in past 12 months and (y) amount equal to target bonus	None
Stock Option	Accelerate 1 or 2 years’ vesting	Forfeit unvested			Accelerate all
Restricted Stock	Accelerate 1 or 2 year’s vesting	Accelerate all	Accelerate all	Subject to Committee approval	Accelerate all
Long-Term Incentive	Forfeit	At end of performance period for each Long-Term Incentive, payout based on performance achieved prorated for time served			Payout based on target as to all outstanding awards, prorated for time served prior to CIC
SERP	Lump sum value of:
	Benefit based on actual pay and years of service		Not payable until subsequent retirement, death or termination of employment	Benefits based on actual pay and years of service		2 or 3 years extra credited service	Benefits based on actual pay and years of service
	Benefit based on age at termination					If under age 60, (for pre-2006 participants only), a lump sum is paid equal to the actuarial equivalent value of the full benefit that would be payable at age 60. If under age 55 (for post-2005 participants only), a lump sum is paid equal to the actuarial equivalent value of the reduced benefit that would be payable at age 55.
	Payable only if vested (5 yrs)					Accelerates vesting
	Payable 6 months after termination (30 days after death)					Payable 30 days after CIC
Welfare Benefits	12 or 24 months medical/dental	N/A				24 or 36 months medical/dental	N/A
Outplacement	Available	N/A				Available	N/A
Tax Reimbursement	N/A					Modified available (1)	N/A

(1)

Relates to reimbursement for excise taxes (and gross-up for income taxes and FICA thereon) if the total payments deemed to be “parachute” payments exceed the Internal Revenue Code limit by more than 10%. Individuals receiving payments that exceed the limit by less than 10% would have their payments reduced to that limit to avoid any excise tax.

Estimate of Payments upon Termination and Change in Control

The following table includes estimates of potential payments upon termination as if our NEOs had terminated as of January 27, 2017 (the last business day of 2016), as well as the acceleration of unvested benefits upon a change in control. The termination scenarios covered by the table include voluntary termination following a change in control and involuntary (or good reason) termination following a change in control (“CIC”), as well as death, permanent disability and retirement (at age 65). Payments under certain termination scenarios reflect acceleration of award rights under the Incentive and Stock Compensation Plan of 2011 or additional benefits receivable under our executive severance agreements or SERP, none of which are available to all employees. The NEOs would receive other benefits upon termination such as benefits available to all employees or benefits to which they were already entitled or vested in on such date, including amounts under our retirement programs and non-qualified deferred compensation plan. For information about these amounts, see the Outstanding Equity Awards as Fiscal Year End; Retirement Plans and Non-Qualified Deferred Compensation sections.

Estimate of Payments Upon Termination and Change in Control Table

					Within 24 Months After CIC
Name (1)	Involuntary Termination Not for Cause	Death	Disability	Retirement	Voluntary Termination	Involuntary or Good Reason Termination	Change in Control Only
Diane M. Sullivan
Additional Payments on CIC or Termination
Annual Incentive-2016(2)	$1,390,500	$1,390,500	$1,390,500		$1,390,500	$1,390,500	$1,390,500
Cash Severance(3)	$4,841,000					$7,261,500
Accelerated Equity(4)	$3,394,029	$8,064,779	$8,064,779	$8,064,779	$8,064,779	$8,064,779	$8,064,779
Long-term Incentive(5)		$2,532,915	$2,532,915	$2,532,915	$2,532,915	$2,532,915	$2,532,915
Additional SERP benefits(6)						$789,213
Medical/Outplacement(7)	$39,622					$45,933
Tax Reimbursement(8)
Total	$9,665,151	$11,988,194	$11,988,194	$10,597,694	$11,988,194	$20,084,840	$11,988,194
Kenneth H. Hannah
Additional Payments on CIC or Termination
Annual Incentive-2016(2)	$500,000	$500,000	$500,000		$500,000	$500,000	$500,000
Cash Severance(3)	$2,250,000					$3,375,000
Accelerated Equity(4)		$1,715,593	$1,715,593	$1,715,593	$1,725,093	$1,725,093	$1,725,093
Long-term Incentive(5)		$484,337	$484,337	$484,337	$484,337	$484,337	$484,337
Additional SERP benefits(6)
Medical/Outplacement(7)	$47,419					$47,419
Tax Reimbursement(8)
Total Additional	$2,797,419	$2,699,930	$2,699,930	$2,199,930	$2,709,430	$6,131,849	$2,709,430
Richard M. Ausick
Additional Payments on CIC or Termination
Annual Incentive-2016(2)	$552,500	$552,500	$552,500		$552,500	$552,500	$552,500
Cash Severance(3)	$2,405,000					$3,607,500
Accelerated Equity(4)	$1,428,000	$2,791,562	$2,791,562	$2,791,562	$2,791,562	$2,791,562	$2,791,562
Long-term Incentive(5)		$654,514	$654,514	$654,514	$654,514	$654,514	$654,514
Additional SERP benefits(6)						$488,161
Medical/Outplacement(7)	$39,766					$46,149
Tax Reimbursement(8)						$—
Total	$4,425,266	$3,998,576	$3,998,576	$3,446,076	$3,998,576	$8,140,386	$3,998,576

					Within 24 Months After CIC
Name (1)	Involuntary Termination Not for Cause	Death	Disability	Retirement	Voluntary Termination	Involuntary or Good Reason Termination	Change in Control Only
John W. Schmidt
Additional Payments on CIC or Termination
Annual Incentive-2016(2)	$450,000	$450,000	$450,000		$450,000	$450,000	$450,000
Cash Severance(3)	$1,050,000					$2,100,000
Accelerated Equity(4)	$595,000	$1,105,718	$1,105,718	$1,105,718	$1,105,718	$1,105,718	$1,105,718
Long-term Incentive(5)		$263,443	$263,443	$263,443	$263,443	$263,443	$263,443
Additional SERP benefits(6)						$143,214
Medical/Outplacement(7)	$33,311					$39,622
Tax Reimbursement(8)
Total	$2,128,311	$1,819,161	$1,819,161	$1,369,161	$1,819,161	$4,101,997	$1,819,161
Douglas W. Koch
Additional Payments on CIC or Termination
Annual Incentive-2016(2)	$295,750	$295,750	$295,750		$295,750	$295,750	$295,750
Cash Severance(3)	$1,501,500					$2,252,250
Accelerated Equity(4)	$714,000	$1,311,499	$1,311,499	$1,311,499	$1,311,499	$1,311,499	$1,311,499
Long-term Incentive(5)		$291,266	$291,266	$291,266	$291,266	$291,266	$291,266
Additional SERP benefits(6)						$276,631
Medical/Outplacement(7)	$33,311					$36,466
Tax Reimbursement(8)
Total	$2,544,561	$1,898,515	$1,898,515	$1,602,765	$1,898,515	$4,463,862	$1,898,515

(1)	The post-termination benefits available to Ms. Sullivan and Messrs. Hannah, Ausick, Schmidt, and Koch are governed by their executive severance agreements. The terms of such agreements are described in detail below under “Executive Severance Agreements”.

(2)	The additional payment for the Annual Incentive — 2016 reflects the amount payable for the award assuming performance at the target level is achieved; although this early payout is subject to proration for the period of service provided, the assumed termination on the last day of the fiscal year is based on a full 12 months’ service, such that no proration is required.

(3)	The executive severance agreements provide for a severance payment equal to either one or two times salary plus bonus, plus an amount equal to a pro-rated bonus for the year of termination in the event of involuntary termination. In the event of termination within two years after a change in control, the executive severance agreements provide for a severance payment equal to either two or three times the sum of salary plus target bonus.

(4)	Accelerated Equity reflects the value of stock options and restricted stock awards for which, and to the extent, vesting would be accelerated due to the events indicated. For restricted stock, the values have been calculated by multiplying the number of shares accelerated by the closing price of our stock on January 27, 2017, the last business day of fiscal 2016, and for stock options, the values have been calculated by multiplying the number of shares accelerated by the spread between the closing price of our stock on January 27, 2017 and the exercise price. Under our Incentive and Stock Compensation Plan of 2011, all restricted stock and stock option awards become fully vested upon a change in control. Under the terms of certain agreements for restricted stock, full vesting results upon death, disability, and retirement at age 65; or early retirement with prior approval of the Compensation Committee.

(5)	Under the terms of our Incentive and Stock Compensation Plan of 2011, in the event of death, disability, retirement (age 65) or early retirement (age 55 and at least 10 years of service) if approved by the Committee, pro rata payment is made for outstanding long-term incentives, based on performance achieved. The amounts shown reflect potential payment of 100% of the target for the 2015-2017 and 2016-2018 awards. Our Incentive and Stock Compensation Plan of 2011 also provides that in the event of a change in control, the long-term incentive awards are payable assuming targeted performance goals are met, with payment prorated based on service through the termination date in proportion to the performance period of the award.

(6)	Under the executive severance agreements, if there is an involuntary or good reason termination within 24 months after a change of control, then each participant is credited with either two or three years of additional service.

(7)	The executive severance agreements with the NEOs entitle them to medical and dental benefits following an involuntary termination unrelated to a change in control for either 12 months of coverage, or for 18 months of coverage plus cash for six months of coverage. In the event of an involuntary termination following a change in control, these benefits would be for 18 months of coverage plus cash equal to either six or 18 months of coverage. The cash payments are based on the Company’s cost to provide such benefits. In addition, the executive severance agreements provide for outplacement services. The amounts on this line represent the present value of health care benefits to be provided, which was estimated based on assumptions used by the Company for financial reporting purposes, plus $27,000 for outplacement services.

(8)	The executive severance agreements for certain of our NEOs provide that for a termination occurring following a change in control, the tax reimbursement amount represents a reasonable estimate of costs to cover the excise tax liability under Internal Revenue Code Section 4999 and the subsequent federal, state and FICA taxes on the reimbursement payment. In making this calculation, a portion of these termination benefits is deemed to be in consideration of non-competition agreements or as reasonable compensation. The assumptions used to calculate this estimate are a corporate tax rate of 41.25%, a state tax rate of 6% for Missouri residents and a FICA rate of 2.35%.

Executive Severance Agreements

The executive severance agreements with our NEOs have up to a three-year term and are automatically extended for successive one-year periods unless either party terminates the agreement upon notice prior to the end of any term. The agreement for Mr. Koch was entered into as of March 22, 2006, the agreements for Ms. Sullivan and Mr. Ausick were entered into as of March 31, 2006, the agreement for Mr. Schmidt was entered into as of December 1, 2012, and Mr. Hannah entered into a severance agreement effective as of February 16, 2015. All of the NEOs’ severance agreements then in existence were amended in December 2009 to avoid adverse tax consequences under Internal Revenue Code Sections 409(a) and 162(m).

Regardless of the reason for termination, the executive severance agreements require that the executive comply with a post-termination non-compete provision that restricts the executive from providing any executive level or consulting services to any competitor in the footwear industry or interfering with the Company’s customer relationships.

Termination Not Related to Change in Control.    The executive severance agreements provide that if the executive is terminated by the Company for any reason other than for cause, death or disability at any time or by the executive within 90 days after the occurrence of good reason, the executive will be entitled to receive:

•

a lump-sum cash payment equal to up to 200% of the sum of (a) the executive’s base annual salary at the highest rate in effect at any time during the 12 months immediately preceding the termination and (b) the target annual cash incentive for the year of termination;

•

a cash payment equal to the executive’s prorated annual cash incentive for the year of termination, payable based on performance level achieved during the performance period and at the same time as other participants receive such payments;

•	continued coverage under the Company’s medical and dental plans for up to 18 months, followed by a cash payment equal to the Company’s cost for an additional six months of coverage;

•	immediate vesting of the employee’s restricted stock and outstanding stock options that would have vested over a period of up to two years following termination; and

•	outplacement services.

The executive severance agreements provide no benefits in the event of a voluntary termination without good reason.

Involuntary Termination Following a Change in Control.    The executive severance agreements provide benefits following a change in control which are based on a dual trigger; that is, there must be a change in control and within a certain period of time there must be an involuntary termination of employment.

If a change in control occurs and within 24 months after a change in control an executive officer is (a) terminated by the Company without cause or (b) terminates employment within 90 days after the occurrence of good reason, the executive officer will be entitled to receive:

•

lump-sum cash payment equal to up to 300% of the sum of (a) the executive’s base annual salary at the highest rate in effect at any time during the 12 months immediately preceding the termination and (b) the target bonus for the year of termination;

•	a cash payment equal to the executive’s prorated annual cash incentive for the year of termination;

•	continued coverage under the Company’s medical and dental plans for up to 18 months followed by a cash payment equal to the Company’s cost for up to an additional 6 months of coverage;

•	immediate vesting of all outstanding awards of restricted stock and outstanding stock options;

•	outplacement services;

•	additional two or three years of credited service under the SERP; and

•

except for Messrs. Hannah and Schmidt, tax reimbursement payment only if total payments subject to excise tax under Section 4999 of the Internal Revenue Code exceeds by more than 10% the payment cap that triggers the tax, in which event the additional payment will include a reimbursement for the excise taxes and the tax gross-up on the reimbursement. If such total payments subject to excise tax exceed the cap by less than 10%, then the payments will be reduced to the level of the payment cap to avoid application of the excise tax.

If an executive is terminated within 24 months of a change in control, the Company will pay the executive’s legal fees to the extent the executive prevails on a claim contesting a termination for cause or a Company determination on payments or to enforce his or her rights under the agreement.

Key Definitions.    A “change in control” for purposes of the executive severance agreements generally consists of any of the following

•	any person or entity acquires 30% or more of the Company’s stock (other than acquisitions directly from the Company);

•	the incumbent board (and their successors approved by at least a majority of the directors then in office) cease to constitute a majority of the board; or

•

the consummation of a merger, consolidation or reorganization or sale of substantially all of the Company’s assets unless our shareholders following the transaction hold more than 65% of the voting securities of the successor or surviving entity in substantially the same proportion as prior to the transaction.

A termination for “good reason” for the executive generally includes any of the following Company actions without the executive’s written consent:

•	a reduction in then-current base salary;

•	a reduction in status, position, responsibilities or duties;

•	the required relocation of executive’s principal place of business, without executive’s consent, to a location which is more than 50 miles from executive’s principal place of business;

•	a material increase in the amount of time the executive is required to travel on behalf of the Company;

•	the failure of any successor of the Company to assume the severance agreement; or

•	a material breach of the severance agreement by the Company.

A termination “for cause” means the executive has engaged in:

•	willful misconduct which is materially injurious to the Company;

•	fraud, material dishonesty or gross misconduct in connection with the business of the Company or conviction of a felony;

•	any act of moral turpitude reasonably likely to materially and adversely affect the Company or its business;

•	illegal use of a controlled substance or using prescription medications unlawfully; or

•	abuse of alcohol.

The Internal Revenue Code disallows deductions for certain executive compensation that is contingent on a change in ownership or control.

PROPOSAL 4 — APPROVAL, BY NON-BINDING ADVISORY VOTE,

OF THE COMPANY’S EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934 requires virtually all publicly-traded companies to permit their shareholders to cast a non-binding advisory vote on executive compensation paid to their named executive officers (“Say on Pay”). This advisory vote on executive compensation is non-binding on the board, will not overrule any decision by the board and does not compel the board to take any action. However, the board and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions for NEOs.

The board and the Compensation Committee believe that the Company’s executive compensation programs and policies and the compensation decisions for 2016 described in this Proxy Statement (i) support the Company’s business objectives, (ii) link the interests of the executive officers and shareholders, (iii) align executive officer pay with individual and Company performance without encouraging excessive risk-taking that could have a material adverse effect on the Company, (iv) provide executive officers with a competitive level of compensation and (v) assist the Company in retaining NEOs as well as other senior leaders.

For the reasons discussed above (and as further explained in the compensation disclosures made in this Proxy Statement), the board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and other related tabular and narrative disclosures set forth in this Proxy Statement).”

The above referenced disclosures appear on pages 35 to 66 of this Proxy Statement.

Your Board of Directors recommends a vote “FOR” the approval, by non-binding advisory vote, of the Company’s executive compensation.

PROPOSAL 5 — APPROVAL BY NON-BINDING ADVISORY VOTE

OF THE FREQUENCY OF VOTING ON EXECUTIVE COMPENSATION

Section 14A of the Securities and Exchange Act of 1934 requires virtually all publicly traded companies to permit their shareholders to cast a non-binding advisory vote on the frequency of shareholder voting on future Say on Pay votes (“Say on Pay Vote Frequency”) at least once every six years. The shareholders last voted on Say on Pay Vote Frequency at the Company’s Annual Meeting in 2011. This advisory vote is not binding on the board, will not overrule any decision by the board and does not compel the board to take any action.

However, the board and the Committee will take into account the outcome of the vote when considering how frequently to seek a Say on Pay vote. Starting with our annual meeting in 2011, we have held annual Say on Pay votes.

Under Say on Pay Vote Frequency proposals, shareholders are asked to cast their vote for one of the following four choices, each of which appears on the proxy ballot:

•	Shareholders should vote on Say on Pay each year.

•	Shareholders should vote on Say on Pay every two years.

•	Shareholders should vote on Say on Pay every three years.

•	Abstain.

Any proxy ballot that includes votes for two or more of the above choices will be disregarded.

Your Board of Directors recommends a vote of “1 YEAR” on the non-binding advisory vote on the frequency of future voting on executive compensation.

OTHER MATTERS

We know of no other matters to come before the annual meeting. If any other matters properly come before the annual meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

Shareholder Proposals for the 2018 Annual Meeting

In order to be included in our proxy statement and proxy card for the 2018 annual meeting (currently expected to be held on May 24, 2018), we must receive a shareholder’s proposal by December 15, 2017 (120 days before the anniversary of the mailing date of the prior year’s proxy materials). Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

In addition, under our bylaws, a shareholder who intends to present an item of business at the 2018 annual meeting (other than a proposal submitted for inclusion in our proxy materials) or to nominate an individual for election as a director at the 2018 annual meeting must provide notice to us of such business or nominee in accordance with the requirements in our bylaws not less than 90 days (by February 23, 2018) nor more than 120 days (by January 24, 2018) prior to the date of the 2018 annual meeting. Our bylaws set out specific information required to be included in the notice with respect to the shareholder and certain associated persons, the proposed business and, to the extent applicable, the proposed nominee. Our bylaws are available on our website at http://investor.caleres.com/corporate-governance/business. In each case, notice must be given to our Corporate Secretary, whose address is 8300 Maryland Avenue, St. Louis, Missouri 63105.

Other

The New York Business Corporation Law requires that New York corporations, including the Company, provide information to their shareholders regarding any policies of directors’ and officers’ liability insurance which have been purchased or renewed. Accordingly, we want to notify our shareholders that, effective October 31, 2016, we purchased policies of directors’ and officers’ liability insurance from ACE American Insurance Company; National Union Fire Insurance Company of Pittsburgh, PA; Federal Insurance Company; Travelers Casualty and Surety Company of America; and Allied World National Assurance Company. These policies cover all duly elected directors and all duly elected or appointed officers and non-officer employees (if a co-defendant with an officer or director) of Caleres, Inc. and its subsidiary companies. The policy premiums for the term ending on October 31, 2017 are $359,619. To date, no claims have been paid under any policy of directors’ and officers’ liability insurance.

The Company undertakes to provide, without charge, to each shareholder a copy of the Company’s Annual Report on Form 10-K for 2016, including the financial statements and financial statement schedule(s). For your copy, please write to our Corporate Secretary at 8300 Maryland Avenue, St. Louis, Missouri 63105, or you may access such report on the Company’s website at http://investor.caleres.com/ financial/sec-filings.

THOMAS C. BURKE

Vice President, General Counsel and Secretary

8300 Maryland Avenue

St. Louis, Missouri 63105

Exhibit A

CALERES, INC.

INCENTIVE AND STOCK COMPENSATION PLAN OF 2017

CALERES, INC.

INCENTIVE AND STOCK COMPENSATION PLAN OF 2017

Caleres, Inc. Incentive and Stock Compensation Plan of 2017

Article 1. Establishment, Objectives, and Duration

1.1. Establishment of the Plan. The Company hereby adopts this “Caleres, Inc. Incentive and Stock Compensation Plan of 2017” (hereinafter referred to as the “Plan”). The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Performance Shares, Performance Units, Stock Appreciation Rights, Cash-Based Awards, Restricted Stock, Restricted Stock Units, and Stock-Based Awards.

This Plan is effective as of May 25, 2017 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2. Objectives of the Plan. The objectives of the Plan are to attract, retain and motivate Participants through annual and long-term incentives which are consistent with the Company’s goals; to align the personal interests of Participants to those of the Company’s stockholders; to provide Participants with an incentive for excellence in individual performance; and to increase stockholder value, long-term.

1.3. Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Article 14 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after May 25, 2027.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Performance Shares, Performance Units, Stock Appreciation Rights, Cash-Based Awards, Restricted Stock, Restricted Stock Units or Stock-Based Awards.

“Award Agreement” means an agreement entered into between the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” means the board of directors of the Company.

“Cash-Based Award” means an Award granted to a Participant, as described in Article 7 herein.

“Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(a) Any Person (other than those Persons in control of the Company as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(b) During any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason to constitute a majority thereof; or

(c) The consummation of: (i) the complete liquidation of the Company; (ii) the sale or disposition of all or substantially all the Company’s assets; or (iii) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty-five percent (65%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

However, in no event shall a “Change in Control” be deemed to have occurred with respect to a Participant if the Participant is part of a purchasing group which consummates the Change in Control transaction. A Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means any committee appointed by the Board to administer Awards to Employees, as specified in Article 3 herein. Any such committee shall be comprised entirely of members of the Board.

“Company” means Caleres, Inc., a New York corporation, including any and all Subsidiaries and Affiliates, and any successor thereto as provided in Article 17 herein.

“Covered Employee” means a Participant who, as of the date of vesting and/or payout of an Award, as applicable, is one of the group of “covered employees,” as defined in the regulations promulgated under Code Section 162(m), or any successor statute.

“Director” means any individual who is a member of the Board or the board of directors of any Subsidiary or Affiliate; provided, however, that any Director who is employed by the Company or any Subsidiary or Affiliate shall be considered an Employee under the Plan.

“Disability” shall have the meaning ascribed to such term in the Participant’s governing long-term disability plan, or if no such plan exists, at the discretion of the Board.

“Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.

“Employee” means any employee of the Company or its Subsidiaries or Affiliates. Directors who are employed by the Company shall be considered Employees under this Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Fair Market Value” shall mean (a) the average of the highest and lowest quoted selling prices for Shares on the New York Stock Exchange or equivalent securities exchange on the relevant date, or if there is no sale on such date, then on the last previous day on which a sale was reported if the Shares are traded on the New York Stock Exchange or equivalent securities exchange or (b) the value determined by a method reasonably selected by the Board if the Shares are not traded on the New York Stock Exchange or equivalent securities exchange.

“Incentive Stock Option” means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

“Insider” shall mean an individual who is, on the relevant date, an officer or director of the Company, or a more than ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act.

“Nonqualified Stock Option” means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option as described in Article 6 herein.

“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

“Participant” means an Employee or Director who has been selected to receive an Award or who has outstanding an Award granted under the Plan.

“Performance-Based Criteria” means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

“Performance Period” shall have the meaning set forth in Section 7.2.

“Performance Share” means an Award granted to a Participant, as described in Article 7 herein.

“Performance Unit” means an Award granted to a Participant, as described in Article 7 herein.

“Period of Restriction” means the period during which the transfer of Shares related to Awards is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Board, at its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 8 herein.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Plan” shall have the meaning set forth in Section 1.1.

“Prior Plan” shall mean the Caleres, Inc. Incentive and Stock Compensation Plan of 2011, as amended and restated.

“Restricted Stock” means an Award granted to a Participant pursuant to Article 8 herein, so long as such Shares remain subject to one or more restrictions.

“Restricted Stock Units” means Units of Shares granted under Article 8 hereof.

“Shares” means the shares of common stock of the Company.

“Stock Appreciation Right” means an Award granted to a Participant pursuant to Article 6 herein.

“Stock Appreciation Right Price” means the price determined on the date of the grant of a Stock Appreciation Right for purposes of measuring the amount of cash payable upon the exercise of a Stock Appreciation Right as more fully described in Section 6.3.

“Stock-Based Award” means an Award granted to a Participant, as described in Article 8 herein, other than an Award of Options, Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units, or Stock Appreciation Rights.

“Subsidiary” means any corporation, partnership, joint venture, or other entity in which the Company has a direct or indirect majority voting interest.

Article 3. Administration

3.1. General. The Plan shall be administered by the Board, or (subject to the following) by any Committee appointed by the Board. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. The Board may, in its discretion, delegate to the Committee any or all of the administration of the Plan; provided, however, that the administration of the Plan with respect to Awards granted to Directors may not be so delegated. The Board or the Committee may, in its discretion, delegate to the Company’s Chief Executive Officer the authority to determine the individuals to whom, and the time or times at which and terms upon which, Awards representing not more than 50,000 Shares in any one year may be granted; provided, however, that neither the Board nor the Committee may delegate such authority to the Chief Executive Officer with respect to employees of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act. To the extent that the Board has delegated to the Committee, or either the Board or the Committee has delegated to the Chief Executive Officer, any authority and responsibility under the Plan, all applicable references to the Board in the Plan shall be to the Committee or the Chief Executive Officer, respectively. The Committee shall have the authority to delegate administrative duties to officers or Directors of the Company.

3.2. Authority of the Board. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Board shall have full power to select Employees and Directors who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and

(subject to the provisions of Article 14 herein) amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Board shall make all other determinations that may be necessary or advisable for the administration of the Plan. As permitted by law (and subject to Section 3.1 herein), the Board may delegate its authority as identified herein.

3.3 Decisions Binding. All determinations and decisions made by the Board pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, Directors, Employees, Participants, and their estates and beneficiaries.

3.4 Outside Directors. If the Award under the Plan is designed to meet the Performance-Based Criteria, the Committee will consist of not less than two outside directors who shall meet the requirements of Reg. 1.162-27(e)(3).

Article 4. Shares Subject to the Plan and Maximum Awards

4.1. Shares Available for Grants. Subject to adjustment as provided in Section 4.2 herein and subject to increase as provided in subsection (a) below, the number of Shares issuable to Participants with respect to outstanding Awards under the Plan shall be equal to two million nine hundred forty five thousand (2,945,000) Shares. No more than two million nine hundred forty five thousand (2,945,000) Shares may be granted as Incentive Stock Options. Shares issued to satisfy an Award may come out of the Company’s reserved, but unauthorized Shares or the Company’s treasury Shares.

The Board shall determine the appropriate method for calculating the number of Shares available pursuant to the Plan. In addition, the following shall apply:

(a) Shares subject to an outstanding Award that is cancelled, terminates, expires, or lapses for any reason shall be added to and become available under this Plan.

(b) Any Shares related to an award granted under the Prior Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for awards not involving Shares shall again be available for grant under this Plan. Notwithstanding the foregoing, the following Shares shall not extend or increase the maximum share limit herein: (i) Shares tendered in payment of the exercise price of an Option or SAR, (ii) Shares tendered or withheld by the Company or any Subsidiary to satisfy a tax withholding obligation associated with the exercise of an Option or SAR, and (iii) Shares that are repurchased by the Company with Option proceeds. In addition, all Shares covered by a SAR, to the extent that it is exercised and settled in Shares, or any Option subject to a net exercise shall be considered delivered pursuant to the Plan, whether or not Shares are actually delivered to the Participant upon exercise of the right.

The following rules shall apply to grants of Awards under the Plan: in any one fiscal year of the Company, no Participant shall be granted (i) Options to purchase Shares and Stock Appreciation Rights with respect to more than 1,100,000 Shares in the aggregate, (ii) any other Awards that are denominated in Shares with respect to more than 1,100,000 Shares in the aggregate, or (iii) Cash-Based Awards with a value that exceeds five million dollars ($5,000,000) in the aggregate (such Share limits being subject to adjustment under Section 4.2 hereof).

Notwithstanding the foregoing, the value of the maximum aggregate grant with respect to any Awards denominated in Shares that may be granted to any one Director in any one fiscal year shall not exceed five hundred thousand dollars ($500,000.00) based on the Fair Market Value of the Shares underlying the Award on the date of grant.

4.2. Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be issued under Section 4.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and in the Award limits set forth in Section 4.1, as may be determined to be appropriate and equitable by the Board, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number.

Article 5. Eligibility; Participation; Minimum Vesting

5.1. Eligibility. Persons eligible to participate in this Plan include all Employees and Directors.

5.2. Actual Participation. Subject to the provisions of the Plan, the Board may, from time to time, select from all eligible Employees and Directors those to whom Awards shall be granted and shall determine the nature and amount of each Award; provided, however, if the Award is subject to the Performance-Based Criteria, the Committee will determine eligibility.

5.3. Minimum Vesting. Notwithstanding anything herein to the contrary, except with respect to 5% of the Shares available for Awards under the Plan, no Award will become exercisable or otherwise nonforfeitable unless such Award has been outstanding for a minimum period of one year from its date of grant; provided, however, that the Board may accelerate the vesting of any Award in its sole and absolute discretion. Notwithstanding the foregoing, the applicable Award Agreement may provide that the vesting of an Award will be accelerated upon the occurrence of the Participant’s death, Disability, retirement (as determined under an Award Agreement or otherwise by the Board), or a Change in Control, to the extent provided in such applicable Award Agreement.

Article 6. Stock Options and Stock Appreciation Rights

6.1. Grant of Options and Stock Appreciation Rights. Subject to the terms and provisions of the Plan, Options and Stock Appreciation Rights may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Board. Only Employees may be granted Incentive Stock Options.

6.2. Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Board shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or Nonqualified Stock Option. Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the duration of the Stock Appreciation Right, the number of Shares to which the Stock Appreciation Right pertains, and such other provisions as the Board shall determine.

6.3. Option Price; Stock Appreciation Right Price. The Option Price for each grant of an Option under this Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted. The cash value of a Stock Appreciation Right with respect to one Share as of any given date shall equal the excess of the Fair Market Value of one Share on such date over the Stock Appreciation Right Price, which shall be equal to at least one hundred percent (100%) of the Fair Market Value of a Share on the date the Stock Appreciation Right is granted.

6.4. Duration of Options and Stock Appreciation Rights. Each Option and Stock Appreciation Right granted to a Participant shall expire at such time as the Board shall determine at the time of grant; provided, however, that no Option or Stock Appreciation Right shall be exercisable later than the tenth (10th) anniversary date of its grant.

6.5. Exercise of Options and Stock Appreciation Rights. Options and Stock Appreciation Rights granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Board shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6. Payment. Options and Stock Appreciation Rights granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option or Stock Appreciation Right is to be exercised, accompanied (in the case of an Option) by full payment for the Shares.

The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, (b) by tendering (either actual or by attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that, if required by the Board at time of exercise, the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price), (c) by a combination of (a) and (b) above, (d) cashless exercise as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or (e) by any other means which the Board determines to be consistent with the Plan’s purpose and applicable law. The Board may permit a Participant to elect to pay all or part of the Option Price associated with the exercise of an Option by having the Company withhold from the Shares which would otherwise be issued upon exercise of the Option that number of Shares having a Fair Market Value equal to the amount of the Option Price applicable to the exercise.

Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment, the Company shall issue Shares to the Participant by book entry on the Company’s transfer agent and registrar’s books of account in an appropriate amount based upon the number of Shares purchased under the Option(s). A physical share certificate shall not be issued or delivered unless specifically requested by the Participant.

6.7. Restrictions on Share Transferability. The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option or Stock Appreciation Right granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.8. Termination of Employment/Directorship. Each Participant’s Option Award Agreement and/or Stock Appreciation Right Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option and/or Stock Appreciation Right following termination of the Participant’s employment or directorship with the Company. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options and Stock Appreciation Rights issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

6.9. Nontransferability of Options and Stock Appreciation Rights. Unless determined otherwise by the Board, no Option or Stock Appreciation Right granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Without limiting the foregoing, in no event may an Option or Stock Appreciation Right granted under the Plan be transferred to a third party for consideration. Further, all Options and Stock Appreciation Rights granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

6.10. Tandem Awards. Stock Appreciation Rights may be granted in tandem with Options under such terms and conditions as may be prescribed in the applicable Award Agreements. When a Stock Appreciation Right is granted in tandem with an Option, the grantee may exercise rights under either the Stock Appreciation Right or the Option, but not both, and upon such exercise, the corresponding rights under the tandem Award shall be canceled.

6.11. Prohibition Against Repricing. Notwithstanding any other provision of the Plan (other than Section 4.2, which, in all cases, shall control), the terms of an Award may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, without approval of the Company’s stockholders.

Article 7. Performance Units, Performance Shares, and Cash-Based Awards

7.1. Grant of Performance Units, Performance Shares and Cash-Based Awards. Subject to the terms of the Plan, Performance Units, Performance Shares, and/or Cash-Based Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Board. If either Performance Shares or a Cash-Based Award is combined with another Award or constitutes a part or component of another Award, for purposes of this Plan, each shall be considered as Performance Shares or a Cash-Based Award, respectively.

7.2. Value of Performance Units, Performance Shares and Cash-Based Awards. Each Performance Unit and Performance Share shall have an initial value that is established by the Board at the time of grant. Each Cash-Based Award shall have a value as may be determined by the Board. The Board shall set performance goals, as described in Article 9, in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units, Performance Shares and Cash-Based Awards that will be paid out to the Participant. For purposes of this Article 7, the time period during which the performance goals must be met shall be called a “Performance Period.”

7.3. Earning of Performance Units, Performance Shares and Cash-Based Awards. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units, Performance Shares and Cash-Based Awards shall be entitled to receive a payout, based on the discretion of the Board, on the number and value of Performance Units, Performance Shares and Cash-Based Awards earned by the Participant over the

Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

7.4. Form and Timing of Payment of Performance Units, Performance Shares and Cash-Based Awards. Payment of earned Performance Units, Performance Shares and Cash-Based Awards shall be made in the manner set forth in the Award Agreement. Subject to the terms of this Plan, the Board, in its sole discretion, may pay earned Performance Units, Performance Shares and Cash-Based Awards, in whole or in part, in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units, Performance Shares and Cash-Based Awards at the close of the applicable Performance Period. Such payment may be made subject to any restrictions deemed appropriate by the Board. The determination of the Board with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

At the discretion of the Board, Participants may be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Performance Units and/or Performance Shares which have been earned, but not yet distributed to Participants (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions which apply to dividends earned with respect to Stock-Based Awards, as set forth in Section 8.6 herein). In addition, Participants may, at the discretion of the Board, be entitled to exercise their voting rights with respect to such Shares.

7.5. Termination of Employment/Directorship Due to Death, Disability. Unless determined otherwise by the Board, in the event the employment or directorship of a Participant is terminated by reason of death or Disability, during a Performance Period, the Participant shall receive a payout of the Performance Units, Performance Shares or Cash-Based Awards which is prorated.

Payment of earned Performance Units, Performance Shares or Cash-Based Awards shall be made at a time specified by the Board in its sole discretion and set forth in the Participant’s Award Agreement.

7.6. Termination of Employment/Directorship for Other Reasons. In the event that a Participant’s employment or directorship terminates for any reason other than those reasons set forth in Section 7.5 herein during a Performance Period, all Performance Units, Performance Shares and Cash-Based Awards shall be forfeited by the Participant to the Company unless determined otherwise by the Board.

7.7. Nontransferability. Unless determined otherwise by the Board, Performance Units, Performance Shares and Cash-Based Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Without limiting the foregoing, in no event may Performance Units, Performance Shares or Cash-Based Awards be transferred to a third party for consideration. Further, except as otherwise determined by the Board, a Participant’s rights under the Plan shall be asserted during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

Article 8. Stock-Based Awards; Restricted Stock; Restricted Stock Units

8.1 Grant of Stock-Based Awards. Subject to the terms and provisions of the Plan, the Board, at any time and from time to time, may grant Stock-Based Awards (other than Options, Performance Shares, Performance Units, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units) to Participants in such amounts as the Board shall determine. Stock-Based Awards shall be subject to such terms, conditions and restrictions as may be established by the Board in its discretion.

8.2 Grant of Restricted Stock; Restricted Stock Units. A Restricted Stock Award is an Award of actual Shares, and a Restricted Stock Unit Award is an unfunded and unsecured promise to deliver Shares, cash, other securities or other property, subject to certain conditions or restrictions. All or any part of any Restricted Stock or Restricted Stock Unit Award may be subject to such conditions and restrictions as may be established by the Board, which may include, but are not limited to, service requirements, a Period(s) of Restriction, a requirement that a Participant pay a purchase price for such Award, the achievement of specific performance goals, and/or applicable securities laws restrictions.

8.3 Restricted Stock and Restricted Stock Units Agreement. Each Restricted Stock and Restricted Stock Unit Award grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction (if applicable), the number of Shares or Units granted, and such other provisions as the Board shall determine.

8.4 Transferability. Except as provided in this Article 8, the Shares and Units related to Restricted Stock and Restricted Stock Unit Awards granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Board and specified in the Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Board in its sole discretion and set forth in the Award Agreement or otherwise. All rights with respect to the Restricted Stock or Restricted Stock Unit Award granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

8.5 Other Restrictions. The Board shall impose such other conditions and/or restrictions on any Shares or Units related to Restricted Stock and Restricted Stock Unit Awards granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each such Share, restrictions based upon the achievement of specific performance goals described in Article 9 (Company-wide, divisional, and/or individual), time-based restrictions on vesting whether or not following the attainment of the performance goals, and/or restrictions under applicable federal or state securities laws.

A Participant will not receive a certificate for the Shares related to Restricted Stock Awards; instead, such Shares will be credited as a book entry to an account in the Participant’s name with the Company’s transfer agent. At such time as the restrictions lapse, the Shares, no longer subject to restrictions, shall be transferred to a non-restricted account in the Participant’s name with the transfer agent and registrar’s book of account or as otherwise directed by a Participant and agreed by the Company.

Except as otherwise provided in this Article 8, Shares related to Restricted Stock Awards under the Plan with a Period of Restriction shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

8.6 Voting Rights. Participants holding Restricted Stock Awards may exercise full voting rights with respect to such Shares. Participants holding Restricted Stock Units shall have no voting rights with respect to such Awards.

8.7 Dividends and Other Distributions. During the Period of Restriction, Participants holding Restricted Stock or Restricted Stock Units granted hereunder may be credited with regular cash dividends paid with respect to the underlying Shares while they are so held. The Board may apply any restrictions to the dividends that the Board deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Shares related to such Awards granted to a Covered Employee is designed to comply with the requirements of the Performance-Based Criteria, the Board may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Shares, such that the dividends and/or the Shares maintain eligibility for the Performance-Based Criteria.

8.8 Termination of Employment/Directorship. Subject to the minimum vesting requirements under the Plan, each Restricted Stock and Restricted Stock Unit Award shall set forth the extent to which the Participant shall have the right to receive unvested Shares or payment with respect to unvested Units following termination of the Participant’s employment or directorship with the Company. Such provisions shall be determined in the sole discretion of the Board, need not be uniform among all Shares related to such Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 9. Performance Measures

Unless and until the Board proposes for stockholder vote and stockholders approve a change in the general performance measures set forth in this Article 9, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to Covered Employees (or Employees who may become Covered Employees) which are designed to qualify for the Performance-Based Criteria, the performance measure(s) to be used for purposes of such grants shall be chosen from among the following, and may be on an absolute or relative basis, including to another company or companies, a custom peer group or a published index or indices or industry benchmarks, or relative to levels attained in prior years, and may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual:

(a)	Earnings per share;

(b)	Earnings (before or after taxes) growth per share or in the aggregate;

(c)	Net income (before and/or after taxes);

(d)	Operating income (before or after taxes);

(e)	Operating earnings;

(f)	Operating margin;

(g)	Return on invested capital, return on assets, return on equity, or return on sales;

(h)	Cash flow return on investments which equals net cash flows divided by owners’ equity;

(i)	Earnings before interest, taxes, depreciation and/or amortization (“EBITDA”);

(j)	EBITDA margin;

(k)	EBITDA as a percent of net assets;

(l)	Gross revenues or revenue growth (before and/or after taxes);

(m)	Net sales or growth of net sales;

(n)	Costs or expenses;

(o)	Market share;

(p)	Selling, general, and administrative expenses (“SG&A”) and adjusted SG&A as a percent of sales;

(q)	Same store sales; and

(r)	Growth in share price or total stockholder return.

Each performance measure shall be determined in accordance with generally accepted accounting principles as consistently applied by the Company and, if so determined by the Board prior to the date the performance measures are established in writing, adjusted, to the extent permitted under Code Section 162(m), to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance measures may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative. The Board shall have the discretion to adjust the amount payable on a Company-wide or divisional basis or to reflect individual performance and/or unanticipated factors; provided, however, that Awards which are designed to qualify for the Performance-Based Criteria may not be adjusted upward (the Board shall retain the discretion to adjust such Awards downward).

In the event that applicable tax and/or securities laws change to permit Board discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Board shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Board determines that it is advisable to grant Awards which shall not qualify for the Performance-Based Criteria, the Board may make such grants without satisfying the requirements of Code Section 162(m).

Article 10. Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 11. Deferrals

The Board may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the issuance of Shares that would otherwise be due to such Participant by virtue of the lapse or waiver of restrictions with respect to Shares related to Restricted Stock or Stock-Based Awards or the satisfaction of any requirements or goals with respect to Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards. If any

such deferral election is required or permitted, the Board shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Article 12. Rights of Employees/Directors

12.1. Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

12.2. Participation. No Employee or Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 13. Change in Control

13.1. Treatment of Outstanding Awards. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(a) Any and all Options and Stock Appreciation Rights granted hereunder shall become immediately exercisable.

(b) Any restriction periods and restrictions imposed on Shares or Units related to Restricted Stock, Restricted Stock Units and Stock-Based Awards which are not performance-based, as set forth in the applicable Award Agreement, shall lapse.

(c) The target payout opportunities attainable under all outstanding Awards of Restricted Stock, Restricted Stock Units, Stock-Based Awards, Performance Units, Performance Shares, and Cash-Based Awards shall be deemed to have been fully earned for the entire Performance Period(s) as of the effective date of the Change in Control, and all such Awards shall be deemed to be fully vested. Except as provided in Section 13.1(d) below, the vesting of all Awards denominated in Shares shall be accelerated as of the effective date of the Change in Control, and there shall be paid out to Participants within thirty (30) days following the effective date of the Change in Control a pro rata number of Shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the Performance Period which has elapsed prior to the Change in Control. Awards denominated in cash shall be paid pro rata to participants in cash within thirty (30) following the effective date of the Change in Control, with the proration determined as a function of the length of time within the Performance Period which has elapsed prior to the Change in Control, and based on an assumed achievement of all relevant targeted performance goals.

(d) Notwithstanding the foregoing, upon the occurrence of a Change in Control which principally involves the exchange of Shares for cash, as of the effective date of the Change in Control: (i) each Participant holding Options shall be paid in cash, in full satisfaction thereof, an amount equal to the excess, if any, of (A) the aggregate value of the Shares subject to such Options (based on the consideration per Share paid by the acquirer in connection with the Change in Control) over (B) the aggregate exercise price of such Options; (ii) each Participant awarded Performance Shares shall be paid in cash, in full satisfaction thereof, an amount equal to (A) the value of one Share (based on the consideration per Share paid by the acquirer in connection with the Change in Control) multiplied by (B) the number of Performance Shares awarded to such Participant; and (iii) each Participant awarded any other Award which is denominated in Shares (as set forth in the applicable Award Agreement) shall be paid in cash as determined by the Board in its sole discretion to be consistent with the treatment of Options or Performance Shares; provided, that no duplicative payments shall be made with respect to the Stock Appreciation Rights issued in tandem with Options.

13.2. Termination, Amendment, and Modifications of Change-in-Control Provisions. Notwithstanding any other provision of this Plan (but subject to the limitations of Section 14.3 hereof) or any Award Agreement provision, the provisions of this Article 13 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant’s outstanding Awards; provided, however, the Board may terminate, amend or modify this Article 13 at any time and from time to time prior to the date of a Change in Control.

Article 14. Amendment, Modification, and Termination

14.1. Amendment, Modification, and Termination. Subject to Section 13.2 and the other terms of the Plan, the Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part.

14.2. Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Board may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that, unless the Board determines otherwise at the time such adjustment is considered, no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan meeting the requirements of Code Section 162(m), as from time to time amended.

14.3. Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary (but subject to Section 13.2 hereof), no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award. However, to the extent the Plan or an Award is subject to Code Section 409A, any termination of the Plan or an Award which results in the distribution or acceleration of vested accrued benefits may be made by the Board, without consent from affected Participants, in accordance with Treasury Regulation Section 1.409A-3(j)(4).

14.4. Compliance with Code Section 162(m). At all times when Code Section 162(m) is applicable, all Awards granted under this Plan shall comply with the requirements of Code Section 162(m); provided, however, that in the event the Board determines that such compliance is not desired with respect to any Award or Awards available for grant under the Plan, then compliance with Code Section 162(m) will not be required. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards available under the Plan, the Board may, subject to this Article 14, make any adjustments it deems appropriate.

Article 15. Withholding

15.1. Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

15.2. Share Withholding. With respect to withholding required upon the exercise of Options, upon the lapse of restrictions on Shares related to Restricted Stock, Restricted Stock Units or Stock-Based Awards, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Board, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction, or at such other rate as will not result in adverse accounting treatment, as determined by the Board in its sole discretion. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Board, in its sole discretion, deems appropriate.

Article 16. Indemnification

Each person who is or shall have been a member of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 17. Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 18. Legal Construction

18.1. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

18.2. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

18.3. Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

18.4. Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

18.5. Governing Law. For purposes of stockholder approval, the Plan shall be governed by the laws of the State of New York. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the substantive laws of the State of Missouri without regard to conflicts of laws principles which might otherwise apply. Any litigation arising out of, in connection with, or concerning any aspect of the Plan or Awards granted hereunder shall be conducted exclusively in the State or Federal courts in Missouri.

18.6. Code Section 409A. Unless otherwise indicated in the applicable Award Agreement, it is not intended that any Award under this Plan, in form and/or operation, will constitute “deferred compensation” within the meaning of Code Section 409A and therefore, each Award is intended to be exempt from the requirements applicable to deferred compensation under Section 409A of the Code and the regulations thereunder. Any Award subject to Code Section 409A shall contain the provisions necessary to ensure compliance therewith. Such Award Agreement and this Plan, for purposes of that Award, shall be constructed in a manner consistent with the requirements of Code Section 409A.

ANNEX 1 — RECONCILIATION OF ADJUSTED RESULTS (NON-GAAP)

RECONCILIATION OF OPERATING EARNINGS (GAAP BASIS) TO ADJUSTED OPERATING EARNINGS (NON-GAAP BASIS)

	(Unaudited)
	Fifty-two Weeks Ended
	Famous Footwear		Brand Portfolio		Other		Consolidated
(Thousands)	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Operating earnings (loss)	$83,735	$109,030	$76,248	$66,578	$(48,998)	$(40,501)	$110,985	$135,107
Charges/Other Items:
Acquisition, integration and reorganization of men’s brands	—	—	1,743	—	12,232	—	13,975	—
Brand Portfolio - business exits and restructuring	—	—	4,200	—	—	—	4,200	—
Impairment of note and account receivable	—	—	718	—	7,282	—	8,000	—

Total charges/other items	—	—	6,661	—	19,514	—	26,175	—

Adjusted operating earnings (loss)	$83,735	$109,030	$82,909	$66,578	$(29,484)	$(40,501)	$137,160	$135,107

RECONCILIATION OF NET EARNINGS AND DILUTED EARNINGS PER SHARE (GAAP BASIS) TO ADJUSTED NET EARNINGS AND ADJUSTED DILUTED EARNINGS PER SHARE (NON-GAAP BASIS)

	(Unaudited)
	Fifty-two Weeks Ended
	January 28, 2017			January 30, 2016
(Thousands, except per share data)	Pre-Tax Impact of Charges/ Other Items	Net Earnings Attributable to Caleres, Inc.	Diluted Earnings Per Share	Pre-Tax Impact of Charges/Other Items	Net Earnings Attributable to Caleres, Inc.	Diluted Earnings Per Share
GAAP earnings		$65,658	$1.52		$81,479	$1.85
Charges/other items:
Acquisition, integration and reorganization of men’s brands	$13,975	$12,685	$0.29	—	—	—
Brand Portfolio - business exits and restructuring	4,200	3,315	0.08	—	—	—
Impairment of note and account receivable	8,000	4,888	0.11	—	—	—
Loss on early extinguishment of debt	—	—	—	10,651	6,473	0.15

Total charges/other items	$26,175	$20,888	$0.48	$10,651	$6,473	$0.15

Adjusted earnings		$86,546	$2.00		$87,952	$2.00

CALERES, INC.

8300 MARYLAND AVENUE

ST. LOUIS, MO 63105-3693

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E09284-P76296                    KEEP THIS PORTION FOR YOUR RECORDS

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CALERES, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
1. Election of Directors		☐	☐	☐
Nominees:
01) W. Lee Capps III 02) Brenda C. Freeman 03) Carla Hendra 04) Patricia G. McGinnis 05) Wenda Harris Millard
The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain
2. Ratification of Ernst & Young LLP as the Company’s independent registered public accountants.							☐	☐	☐
3. Approval of the Company’s Incentive and Stock Compensation Plan of 2017							☐	☐	☐
4. Approval, by non-binding advisory vote, of the Company’s executive compensation.							☐	☐	☐
The Board of Directors recommends a vote of 1 YEAR on the following proposal:
5. Approval, by non-binding advisory vote, of the frequency of future advisory votes on executive compensation.							☐ 1 year	☐ 2 year	☐ 3 year	☐ Abstain
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

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E09285-P76296

CALERES, INC.

Annual Meeting of Shareholders

May 25, 2017 10:30 AM Central Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Diane M. Sullivan, Kenneth H. Hannah and Thomas C. Burke, and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Caleres, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held on May 25, 2017 or any adjournment or postponement thereof, with all powers that the undersigned would possess if present at the Meeting. If the undersigned signs and returns this proxy but does not give any direction, this proxy will be voted “FOR” all of the nominees listed in Item 1 and “FOR” Items 2, 3 and 4, for “1 YEAR” for Item 5, and in the discretion of the proxies upon such other business as may properly come before the Annual Meeting of Shareholders of the Company.

Continued and to be signed on reverse side